UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TEXTRON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TEXTRON AVIATION

Textron Aviation is home to the Beechcraft® and Cessna® aircraft brands and is a leader in general aviation through two principal product lines: aircraft and aftermarket parts and services. Aircraft includes sales of business jets, turboprop and military trainer and defense aircraft and piston engine aircraft. Aftermarket parts and services includes commercial parts sales and maintenance, inspection and repair service.

BELL

Bell is a leading supplier of helicopters, tiltrotor aircraft and related spare parts and services. Bell supplies military helicopters and tiltrotors to the U.S. Government and non-U.S. military customers and supplies commercially certified helicopters to corporate, private, law enforcement, utility, public safety, emergency medical and other helicopter operators. Bell provides support and service for an installed base of approximately 13,000 helicopters.

INDUSTRIAL

Our Industrial segment designs and manufactures a variety of products within the Kautex and Specialized Vehicles product lines. Kautex is a leader in designing and manufacturing plastic fuel systems for automobiles and light trucks, along with other automotive systems and components. Specialized Vehicles includes golf cars, recreational and utility vehicles, aviation ground support equipment and professional mowers, manufactured by Textron Specialized Vehicles businesses.

TEXTRON SYSTEMS

Textron Systems’ businesses develop, manufacture and integrate products and services for U.S. and non-U.S. military, government and commercial customers to support defense, homeland security, aerospace and other missions. Product and service offerings include electronic systems and solutions, advanced marine craft, piston aircraft engines, live military air-to-air and air-to-ship training, weapons and related components, unmanned aircraft systems, and both manned and unmanned armored and specialty vehicles.

TEXTRON eAVIATION

Textron eAviation includes Pipistrel, a manufacturer of light aircraft, along with other research and development initiatives related to sustainable aviation solutions. Pipistrel offers a family of light aircraft and gliders with both electric and combustion engines. Pipistrel’s Velis Electro is the world’s first, and currently only, electric aircraft to receive full type certification from the European Union Aviation Safety Agency and from the UK Civil Aviation Authority.

FINANCE

Our Finance segment, operated by Textron Financial Corporation (TFC), is a commercial finance business that provides financing solutions for purchasers of Textron products, primarily Textron Aviation aircraft and Bell helicopters. For more than five decades, TFC has played a key role for Textron customers around the globe.

II      TEXTRON 2024 PROXY STATEMENT

NOTiCE OF ANNUAL MEETiNG

To the Shareholders of Textron Inc.:

The 2024 Annual Meeting of Shareholders of Textron Inc. will be held on Wednesday, April 24, 2024 at 11 a.m., Eastern time. This year’s meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/TXT2024. Shareholders will not be able to attend the meeting in person. At the meeting, our shareholders will be asked to do the following:

To elect the ten director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;	Wednesday, April 24, 2024

To approve the proposed Textron Inc. 2024 Long-Term Incentive Plan;	11:00 a.m. Eastern Daylight Time

To approve Textron’s executive compensation on an advisory basis;	Virtual Meeting Site:
www.virtualshareholdermeeting.com/TXT2024
To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2024;

If properly presented at the meeting, to consider and act upon a shareholder proposal, set forth beginning on page 68 in the accompanying proxy statement, which is opposed by the Board of Directors; and

To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

To be admitted to the Annual Meeting virtually, you will need to log in to www.virtualshareholdermeeting.com/TXT2024. Instructions on how to participate in the Annual Meeting via live audio webcast are described in the accompanying proxy statement and posted at www.virtualshareholdermeeting.com/TXT2024.

On March 7, 2024, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

Whether or not you plan to attend the virtual meeting, we urge you to cast your vote as soon as possible so that your shares may be represented at the meeting. You may vote your shares via the internet or by telephone by following the instructions included on the Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card.

You are entitled to vote all shares of common stock registered in your name at the close of business on February 26, 2024.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and Secretary

Providence, Rhode Island
March 7, 2024

YOUR VOTE IS IMPORTANT

Brokers are not permitted to vote on the election of directors or on certain other proposals, and may elect not to vote on any matters, unless they receive voting instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker or bank, it is important that you vote. We encourage you to vote promptly, even if you intend to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2024:

The Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 30, 2023 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023 are available at http://investor.textron.com/investors/investor-resources. The Company will provide by mail or email, without charge, a copy of its Annual Report on Form 10-K, at the request of shareholders. Please direct all inquiries to the Company at (401) 457-2288 or by submitting a written request to the Secretary at Textron inc., 40 Westminster Street, Providence, Rhode island 02903 or by email to irdepartment@textron.com.

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	BY MAIL If you received your materials by mail, you can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

BY INTERNET You can vote your shares online at www.proxyvote.com or on the website address set forth on your proxy card or voting instruction form.	BY ATTENDING THE VIRTUAL MEETING Attend the virtual meeting and vote your shares during the meeting at www.virtualshareholdermeeting.com/TXT2024

IV      TEXTRON 2024 PROXY STATEMENT

TABLE OF CONTENTS

Textron inc. 2024 Annual Meeting of Shareholders			1

Attending the Meeting	1
Shareholders Who May Vote	1
Voting Recommendation	1

Item 1 Election of Directors			2

Board Membership Qualifications	2	Nominees for Director	2

Corporate Governance			8

Governance Highlights	8	Corporate Responsibility and Sustainability	14
Director Independence	9	Shareholder Outreach	15
Leadership Structure	9	Shareholder Communications to the Board	15
Board and Committee Evaluations	10	Director Nominations	15
Meeting Attendance	10	Compensation of Directors	16
Other Directorships	10	Director Stock Ownership Requirements	17
Board Committees	11	Anti-Hedging and Pledging Policy	17
Executive Committee	13	Corporate Governance Guidelines and Policies	17
Risk Oversight	13	Code of Ethics	18
Committee and Board Oversight of Environmental, Social and Governance Matters	13

Security Ownership			19

Audit Committee Report			21

Compensation Committee Report			22

Compensation Discussion and Analysis			23

Executive Summary	23	Role of Independent Compensation Consultant	36
Overview and Objectives of Executive Compensation Program	26	Share Ownership Requirements	36
Target Direct Compensation	27	Anti-Hedging and Pledging Policy	36
2023 Incentive Compensation Targets, Payouts and Performance Analysis	31	Clawback Policy	36
Risks Related to Compensation	35	Compensation Arrangements Relating to Termination of Employment	37
Other Compensation Programs	35	Tax Considerations	37

TEXTRON 2024 PROXY STATEMENT     V

Executive Compensation			38

Summary Compensation Table	38	Potential Payments Upon Termination or Change in Control	46
Grants of Plan-Based Awards in Fiscal 2023	40	Pay Ratio	50
Outstanding Equity Awards at 2023 Fiscal Year-End	41	Pay versus Performance	51
Option Exercises and Stock Vested in Fiscal 2023	42	Evaluation of Risk in Compensation Plans	55
Pension Benefits in Fiscal 2023	43	Transactions with Related Persons	55
Nonqualified Deferred Compensation	45	Equity Compensation Plan Information	56

item 2 Approval of the Textron inc. 2024 Long-Term incentive Plan			57

item 3 Advisory Vote to Approve Textron’s Executive Compensation			63

Item 4 Ratification of Appointment of Independent Registered Public Accounting Firm			64

Fees to Independent Auditors	64

General information about the Annual Meeting			65

Internet Availability of Proxy Materials	65	Required Vote	65
Voting	65	Costs of Proxy Solicitation	66
Savings Plan Participants	65	Confidential Voting Policy	66
Changing or Revoking a Proxy	65	Attending the Meeting	66

Item 5 Shareholder Proposal Regarding Independent Board Chairman			68

Other Matters to Come Before the Meeting			71

Shareholder Proposals and Other Matters for 2025 Annual Meeting			71

Delivery of Documents to Shareholders Sharing an Address			72

Appendix A: Textron inc. 2024 Long-Term Incentive Plan			A-1

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our 2023 Annual Report on Form 10-K. In addition, our environmental, social and governance goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.

VI      TEXTRON 2024 PROXY STATEMENT

TEXTRON INC. 2024 ANNUAL MEETiNG OF SHAREHOLDERS

ATTENDING THE MEETING

This proxy statement, which is first being made available to shareholders on or about March 7, 2024, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 24, 2024, at 11:00 a.m. Eastern Time virtually via a live audio webcast and at any adjournments or postponements thereof. Shareholders will be able to attend the Annual Meeting, vote their shares and submit questions during the meeting at www.virtualshareholdermeeting.com/TXT2024.

The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

To be admitted to the Annual Meeting virtually, you will need to log in to www.virtualshareholdermeeting.com/TXT2024 using the 16-digit control number found on the proxy card, voting instruction form, Notice of Internet Availability of Proxy Materials or email, as applicable, sent or made available to shareholders entitled to vote at the Annual Meeting. Shareholders whose shares are held in street name and whose voting instruction form or Notice of Internet Availability does not indicate that their shares may be voted through the www.proxyvote.com website should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

SHAREHOLDERS WHO MAY VOTE

All shareholders of record at the close of business on February 26, 2024 will be entitled to vote. As of February 26, 2024, Textron had outstanding 192,386,946 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting.

VOTING RECOMMENDATION

The Board of Directors recommends that shareholders vote as follows:

Voting Recommendation
Item 1	To elect the ten director nominees named in the proxy statement to hold office until the next annual shareholders’ meeting;	“FOR” each of the director nominees
Item 2	To approve the proposed Textron Inc. 2024 Long-Term Incentive Plan;	“FOR”
Item 3	To approve Textron’s executive compensation on an advisory basis;	“FOR”
Item 4	To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2024;	“FOR”
Item 5	Shareholder Proposal regarding Independent Board Chairman.	“AGAINST”

TEXTRON 2024 PROXY STATEMENT     1

ELECTION OF DIRECTORS

BOARD MEMBERSHIP QUALIFICATIONS

The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria which are developed and recommended to the Board by the Nominating and Corporate Governance Committee. All of our current Board members share certain qualifications and attributes consistent with these criteria, which are set forth in the Company’s Corporate Governance Guidelines and Policies and are summarized below:

Board Membership Criteria

Exemplary personal ethics and integrity	Core business competencies of high achievement and a record of success	Financial literacy and a history of making good business decisions and exposure to best practices

Enthusiasm for Textron and sufficient time to be fully engaged	Strong communications skills and confidence to ask tough questions	Interpersonal skills that maximize group dynamics, including respect for others

Specific skills and experience aligned with Textron’s strategic direction and operating challenges and that complement the overall composition of the Board

NOMINEES FOR DIRECTOR

At the 2024 annual meeting, ten directors are to be elected to hold office until the 2025 annual meeting and until their successors have been elected and qualified. All ten nominees are currently Textron directors. Mr. Garrett was appointed as a director by the Board following the 2023 Annual Meeting of Shareholders, effective July 1, 2023. Mr. Garrett was recommended by a third-party search firm and then evaluated and interviewed by members of the Nominating and Corporate Governance Committee, as well as most other members of the Board, prior to his appointment. The search firm assisted the Company in identifying and evaluating director candidates for a fee paid by the Company. It is the intention of the persons named as proxies for the Annual Meeting, unless otherwise instructed, to vote “for” each of the directors who have been nominated for election. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies will vote for the balance of the nominees and may vote for a substitute nominee.

Our Nominating and Corporate Governance Committee and our Board have determined that each of our nominees has the experience, attributes and skills needed to collectively comprise an effective and well-functioning Board. Textron’s directors have experience with businesses that operate in industries in which Textron operates or that involve skills that are integral to Textron’s operations.

2      TEXTRON 2024 PROXY STATEMENT

Our director nominees offer an effective mix of relevant experience and skills, as illustrate below (by percentage of board members):

Director Experience and Skills

Although the Nominating and Corporate Governance Committee does not have a formal policy for considering diversity in identifying nominees for director, it seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. Increasing the diversity of the Board, including with respect to gender and racial/ethnic diversity, is a significant focus in developing the pool from which we identify qualified director candidates, and the Committee has advised its third-party search firm that it prioritizes enhancing the Board’s diversity. The Board assesses its effectiveness in this regard as part of its refreshment process.

Our Board nominees provide diverse and independent oversight, with director tenure that balances institutional knowledge with fresh perspectives, as illustrated below:

Independence of Directors	Diversity of Directors	Average Tenure of Directors

TEXTRON 2024 PROXY STATEMENT     3

Biographical information about each nominee, as well as highlights of the specific experience, qualifications, attributes and skills of our individual Board members, are included below:

Scott C. Donnelly Director Since 2009 Chairman

Experience, Qualifications, Attributes and Skills

•  Significant experience in the aerospace and defense sector

•  Deep operational experience in innovation, manufacturing, sales and marketing, portfolio management, talent development and business processes

•  First-hand, real-time experience in, and understanding of, Textron operations

Mr. Donnelly, 62, is Chairman, President and Chief Executive Officer of Textron. Mr. Donnelly joined Textron in June 2008 as Executive Vice President and Chief Operating Officer and was promoted to President and Chief Operating Officer in January 2009. He was appointed to the Board of Directors in October 2009, became Chief Executive Officer of Textron in December 2009 and Chairman of the Board in September 2010. Previously, Mr. Donnelly was the President and CEO of General Electric (GE) Company’s Aviation business unit, a position he had held since July 2005. GE’s Aviation business unit is a leading maker of commercial and military jet engines and components as well as integrated digital, electric power and mechanical systems for aircraft. Prior to July 2005, Mr. Donnelly served as Senior Vice President of GE Global Research, one of the world’s largest and most diversified industrial research organizations with facilities in the U.S., India, China and Germany and held various other management positions since joining GE in 1989. In 2013, Mr. Donnelly joined the board of directors of Medtronic plc.

Richard F. Ambrose Director Since 2022 Audit Committee O&C Committee

Experience, Qualifications, Attributes and Skills

•  Extensive operating and leadership experience in aerospace and defense industry

•  Deep understanding of working with the Department of Defense

•  Demonstrated expertise in management of U.S. government defense programs

•  Significant experience in research and development of advanced technology

•  Audit Committee Financial Expert

Mr. Ambrose, 65, recently retired as the Executive Vice President – Space of Lockheed Martin Corporation, a global security and aerospace company, where he led Lockheed Martin’s $12 billion Space business which employs approximately 20,000 people and provides advanced technology systems for national security, civil and commercial customers. Prior to this role, which he assumed in 2013, he served as President, Lockheed Martin Information Systems & Global Solutions-National from 2011 through 2012 and as Vice President & General Manager, Lockheed Martin Surveillance & Navigation Systems line of business within Space from 2006 through 2010. He joined Lockheed in 2000 as Vice President & General Manager, Lockheed Martin Ground Systems and served as President, Lockheed Martin Maritime Systems & Sensors Tactical Systems from 2004 to 2006. Prior to joining Lockheed Martin, Mr. Ambrose served as President and General Manager of the Space Systems Division at Hughes Information Systems (which merged with Raytheon C3I Systems in 1997).

Kathleen M. Bader Director Since 2004 Audit Committee N&CG Committee

Experience, Qualifications, Attributes and Skills

•  Comprehensive experience in strategic planning and change management

•  Expertise in managing strategic business process implementation within global industrial business environments

•  Extensive experience in advancing customer loyalty and employee satisfaction

•  Expertise in expansion of international business

Ms. Bader, 73, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary plastic resins and was formerly known as Cargill Dow LLC, until her retirement in January 2006. Formerly, she was a Business President of a $4.2 billion plastics portfolio at the Dow Chemical Company, a diversified chemical company. She joined Dow in 1973 and held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC, at the time an equal joint venture between Dow and Cargill Incorporated, in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow. Ms. Bader also served for seven years on President Bush’s Homeland Security Advisory Council.

4      TEXTRON 2024 PROXY STATEMENT

R. Kerry Clark Director Since 2003 Audit Committee N&CG Committee

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide and extending strategic initiatives globally

•  Leadership skills in enhancing customer service and advancing customer relationships

•  Significant experience in corporate governance, talent development, change management, marketing and business development

•  Audit Committee Financial Expert

Mr. Clark, 71, is the retired Chairman and Chief Executive Officer of Cardinal Health, Inc., a leading provider of services supporting the health care industry. He joined Cardinal Health in April 2006 as President and Chief Executive Officer, became Chairman in November 2007 and retired in September 2009. Prior to joining Cardinal Health he was Vice Chairman of the Board, P & G Family Health, and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries, from 2002–2006. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2002 and held that position until leaving the company in April 2006. Mr. Clark became a director of General Mills, Inc. in 2009 and a director of Elevance Health, Inc. (formerly Anthem, Inc.) in 2014. He served as a director of Avnet, Inc. from 2012 through 2019.

Michael X. Garrett Director Since 2023 Audit Committee N&CG Committee

Experience, Qualifications, Attributes and Skills

•  Experience managing complex operational and strategic issues

•  Deep understanding of the U.S. military

•  Broad knowledge of the defense industry and international security issues

•  Demonstrated leadership and management skills

Mr. Garrett, 62, is a retired United States Army four-star general with nearly 40 years of service, most recently serving as Commanding General, United States Army Forces Command (FORSCOM), the largest command in the U.S. Army, from March 2019 until his retirement in July 2022. As FORSCOM Commander, he led 750,000 combat and support personnel through the COVID-19 pandemic and a shifting global security landscape. His earlier command tours included U.S. Army Central Command for almost four years, during which he was responsible for all Army activity in the Central Command area. Previously, he spent six years leading Army activity in the Middle East, first as Chief of Staff, U.S. Central Command and later as commanding general. Mr. Garrett joined the Board of Nano Dimension Ltd. in October, 2023.

Deborah Lee James Director Since 2017 Chair, O&C Committee

Experience, Qualifications, Attributes and Skills

•  Deep expertise in national security

•  Significant experience in U.S. government procurement and logistics

•  Demonstrated leadership and management skills

•  Extensive experience in the cybersecurity field

Ms. James, 65, is the retired 23rd Secretary of the United States Air Force, a position she held from December 2013 to January 2017. Prior to her role as Secretary of the Air Force, Ms. James held various executive positions during a 12-year tenure at Science Applications International Corporation (SAIC), a provider of services and solutions in the areas of defense, health, energy, infrastructure, intelligence, surveillance, reconnaissance and cybersecurity to agencies of the U.S. Department of Defense (DoD), the intelligence community, the U.S. Department of Homeland Security, foreign governments and other customers, most recently serving as Sector President, Technical and Engineering of the Government Solutions Group. Earlier in her career, Ms. James served as Professional Staff Member for the House Armed Services Committee and as the DoD Assistant Secretary of Defense for Reserve Affairs. Ms. James has served on the board of directors of Unisys Corporation since 2017, and she served on the Board of Aerojet Rocketdyne Holdings, Inc. from June 2022 to July 2023.

TEXTRON 2024 PROXY STATEMENT     5

Thomas A. Kennedy Director Since 2023 Audit Committee O&C Committee

Experience, Qualifications, Attributes and Skills

•  Extensive leadership experience in aerospace and defense industry

•  Deep understanding of working with the Department of Defense

•  Significant operational and strategic expertise

•  Audit Committee Financial Expert

Mr. Kennedy, 68, is the retired Executive Chairman of the Board of Directors of Raytheon Technologies, an aerospace and defense company that provides advanced systems and services for commercial, military and government customers globally, a position he held from April 7, 2020 until his retirement in June 2021. Prior to his role as Executive Chairman, Kennedy had been the Chairman and Chief Executive Officer of the Raytheon Company, a technology and innovation leader specializing in defense, civil government and cybersecurity solutions, from 2014 to 2020. In April 2020, the Raytheon Company merged with United Technologies Corporation, creating Raytheon Technologies. He previously held the position of Executive Vice President and Chief Operating Officer of Raytheon Company from 2013 to 2014. Since joining Raytheon in 1983, Mr. Kennedy held various leadership roles at the company, including senior executive management positions within Raytheon’s Unmanned and Reconnaissance Systems, Space and Airborne Systems, and Integrated Defense Systems business units. Prior to joining Raytheon, Kennedy was a captain in the U.S. Air Force.

Lionel L. Nowell III Director Since 2020 Chair, Audit Committee

Experience, Qualifications, Attributes and Skills

•  Deep expertise in treasury functions, including debt, investments, capital markets strategies, foreign exchange and insurance

•  Significant experience in financial reporting and accounting of large international businesses

•  Extensive global perspective in risk management and strategic planning

•  Audit Committee Financial Expert

Mr. Nowell, 69, is the retired Senior Vice President and Treasurer of PepsiCo, Inc., a worldwide food and beverage company, where he managed a global staff with responsibility for the company’s worldwide Treasury function. He joined PepsiCo in 1999 as Senior Vice President and Corporate Controller, and from 2000-2001 served as the Executive Vice President and Chief Financial Officer of Pepsi Bottling Group, Inc. before being named Senior Vice President and Treasurer of PepsiCo in 2001, a role he held until his retirement in 2009. Prior to PepsiCo, Mr. Nowell served as Senior Vice President, Strategy and Business Development at RJR Nabisco from 1998 to 1999 and from 1991 to 1998, he held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice and Häagen-Dazs businesses. Earlier in his career, he held finance roles at Pizza Hut, which at the time was a division of PepsiCo, and Owens Corning. Mr. Nowell served as a director of American Electric Power Company from 2004 to 2020. He has served as a director of Bank of America Corporation since 2013, as its Lead Director since 2021, and as a director of Ecolab Inc. since 2018.

James L. Ziemer Director Since 2007 Audit Committee O&C Committee

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in establishing brand equity worldwide

•  Leadership experience in fostering outstanding customer satisfaction and loyalty

•  Significant experience with the captive finance business model

•  Audit Committee Financial Expert

Mr. Ziemer, 74, was the President and Chief Executive Officer and a director of Harley-Davidson, Inc. until his retirement in April 2009. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company which design, manufacture and sell motorcycles and related parts and accessories, and Harley-Davidson Financial Services, which provides related financing and insurance. Mr. Ziemer had been a director of Harley-Davidson, Inc. since December 2004 and was named President and Chief Executive Officer in April 2005. He previously served as Vice President and Chief Financial Officer of Harley- Davidson from December 1990 to April 2005 and President of the Harley-Davidson Foundation, Inc. from 1993 to 2006. Mr. Ziemer also served as a director of Thor Industries, Inc. from 2010 to 2022.

6      TEXTRON 2024 PROXY STATEMENT

Maria T. Zuber Director Since 2016 Chair, N&CG Committee

Experience, Qualifications, Attributes and Skills

•  Extensive expertise in scientific research

•  Considerable leadership experience, including in relationships with the federal government

•  Deep understanding of emerging technologies

•  Expertise in climate change and climate action strategy

Ms. Zuber, 66, is the Vice President for Research and the E.A. Griswold Professor of Geophysics at the Massachusetts Institute of Technology where she has been a member of the faculty in the Department of Earth, Atmospheric and Planetary Sciences since 1995. In her role as Vice President for Research, to which she was appointed in 2013, she has overall responsibility for research administration and policy at MIT, overseeing MIT Lincoln Laboratory and more than a dozen interdisciplinary research laboratories and centers, and plays a central role in research relationships with the federal government. She also leads MIT’s Climate Action Plan. Since 1990, she has held leadership roles associated with scientific experiments or instrumentation on ten NASA missions. Ms. Zuber served on the National Science Board from 2013 to 2021, including as Board Chair from 2016 to 2018. She serves as co-chair of the President’s Council of Advisors on Science and Technology, a position she has held since 2021. Ms. Zuber has served as a director of Bank of America Corporation since 2017.

The Board of Directors recommends a vote “FOR” each of the director nominees (Items 1a through 1j on the proxy card).

TEXTRON 2024 PROXY STATEMENT     7

CORPORATE GOVERNANCE

GOVERNANCE HiGHLiGHTS

Textron is committed to sound corporate governance practices, including the following:

Director Independence

● 9 of our 10 director nominees are independent, with our CEO being the only management director.

● Our three principal Board committees, the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees, are each comprised of entirely independent directors.

● The independent directors meet regularly in executive session without management present.

Independent Lead Director

● Our independent directors elect a director from among themselves to serve as Lead Director, generally for a three-year term, with annual ratification.

● The Lead Director is assigned clearly defined and expansive duties.

● The Lead Director presides at executive sessions of the independent directors without management present at each regularly scheduled Board meeting.

Board Accountability and Practices

● All directors must stand for election annually and be elected by a majority of votes cast in uncontested elections.

● During 2023, each director attended at least 75% of the total number of Board and applicable committee meetings, and all of the directors then standing for re-election attended the Annual Meeting of Shareholders.

● The Board and each of its three principal committees perform annual self-evaluations, and the evaluation process elicits feedback from each independent director if they have any concerns with respect to the performance of any other independent director.

● Directors may not stand for reelection after their 75th birthday.

Shareholder Rights

● Shareholders holding 25% of our outstanding shares may call a special meeting of shareholders.

● Our By-Laws provide a majority vote standard for the election of directors in uncontested elections, and we maintain a resignation policy under which any director who fails to receive a majority vote is required to tender their resignation for consideration by the Nominating and Corporate Governance Committee and the Board.

● Our By-Laws provide for proxy access to allow eligible shareholders to include their own director nominees in the Company’s proxy materials.

● Our Board and management regularly engage with large shareholders on corporate governance matters, our executive compensation program and ESG matters.

Textron Stock

● We have robust stock ownership requirements for both our directors and our senior executives, all of whom currently meet their respective requirements.

● Our executives and our directors are prohibited from hedging or pledging Textron securities.

8      TEXTRON 2024 PROXY STATEMENT

DIRECTOR INDEPENDENCE

The Board of Directors has determined that Mses. Bader, James and Zuber and Messrs. Ambrose, Clark, Garrett, Kennedy, Nowell and Ziemer, are independent, and that former Board members, James T. Conway and Ralph D. Heath, who served as directors until April 26, 2023, were independent during the time each served as a director, as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Textron Corporate Governance Guidelines and Policies which are posted on Textron’s website as described below. In making its determination, the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that, in 2023, the Textron Charitable Trust made a $15,000 donation to the Semper Fi Wounded Warrior Fund, an organization for which Mr. Garrett serves as a Director and Mr. Conway’s wife serves as Board Vice President, a $2,500 donation to The Christ Hospital Foundation, an organization for which Mr. Clark serves as a director, and a $7,500 donation to the Pentagon Federal Credit Union (PenFed) Foundation, an organization for which Ms. James serves as a Director. In addition, the Board considered that, in 2023, the Textron Charitable Trust made a $50,000 donation to The Atlantic Council, an organization for which Ms. James serves as a director. Textron has supported The Atlantic Council since 2002, with the amount of its contribution being $50,000 annually since 2011. The Board determined that these donations have not compromised any of the director’s independence as a Textron director.

LEADERSHIP STRUCTURE

Historically, as reflected in Textron’s Corporate Governance Guidelines and Policies, the Board has determined that the practice of combining the positions of Chairman of the Board and Chief Executive Officer serves the best interests of Textron and its shareholders. This is because the Board believes that the CEO, with his extensive knowledge of the Company’s businesses and full-time focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially given the size and multi-industry nature of the Company’s business. As required by the Corporate Governance Guidelines and Policies, the Board, at least once every two years, reviews whether having the positions of Chairman and CEO combined best serves the interests of Textron and its shareholders. The Board welcomes and takes under consideration any input received from our shareholders regarding the Board’s leadership structure and will inform shareholders of any change in the Board’s leadership structure in a press release or through amended Corporate Governance Guidelines and Policies published on our website and highlighted in our annual proxy statements.

Our independent directors elect a Lead Director from among them for what is expected to be a three-year term with the appointment ratified annually. Currently, Mr. Clark serves as Lead Director. The Lead Director is assigned clearly defined and expansive duties under our Corporate Governance Guidelines and Policies, including:

●	Presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the Board;
●	Serving, when needed, as liaison between the CEO and the independent directors;
●	Identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based;
●	Discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, including the authority to make changes and approve the agenda for the meeting;
●	Determining the type of information to be provided to the directors for each scheduled Board meeting;
●	Convening additional executive sessions of the Board;
●	Being available for consultation and direct communication with Textron shareholders; and
●	Such other functions as the Board may direct.

Textron’s Corporate Governance Guidelines and Policies also require that the Board meet in executive session for independent directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director presides at these sessions and at any additional executive sessions convened at the request of a director. During 2023, the independent directors met in executive session without management present during each of the Board’s six regularly scheduled meetings.

TEXTRON 2024 PROXY STATEMENT     9

The functions of the Board are carried out by the full Board, and, when delegated, by the Board committees, with each director being a full and equal participant. The Board is committed to high standards of corporate governance and its Corporate Governance Guidelines and Policies were designed, in part, to ensure the independence of the Board and include a formal process for the evaluation of CEO performance by all non-management Board members. The evaluation is used by the Organization and Compensation Committee as a basis to recommend the compensation of the CEO. In addition, the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee are composed entirely of independent directors. Each of these committees’ charters provides that the committee may seek the counsel of independent advisors and each routinely meets in executive session without management present.

BOARD AND COMMITTEE EVALUATIONS

The Board and each of its three principal committees perform a comprehensive self-evaluation on an annual basis with oversight from the Nominating and Corporate Governance Committee. Each director completes a detailed questionnaire soliciting feedback on a number of matters designed to assess Board and committee performance and effectiveness, including oversight, risk management, Board composition, materials and processes, culture, and accountability, among other topics. The questionnaire also includes a question designed to elicit feedback from each independent director with respect to any concerns with any other independent director meeting the qualifications and attributes required of Textron Board members as established by the Nominating and Corporate Governance Committee, including the Board Membership Criteria described on page 2. Any such concerns will be discussed with the Chair of the Nominating and Corporate Governance Committee, the Lead Director or the Chairman, as appropriate. The questionnaires also enable directors to provide written comments designed to allow for more detailed feedback, and written feedback is required for any question for which the director provides a rating below the mid-point of the response range. Results of the evaluations are compiled by the Nominating and Corporate Governance Committee and shared with the full Board and each committee. Each committee discusses its respective evaluation results in executive session and determines if any follow-up actions are appropriate. Additionally, a discussion of the evaluations is held in executive session with the full Board to discuss the results and any other perspectives, feedback, or suggestions that the directors may want to raise.

MEETING ATTENDANCE

During 2023, the Board of Directors held six regular meetings. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve, as well as the annual meeting of shareholders. Each director attended at least 75% of the total number of Board and applicable committee meetings. All directors standing for re-election attended the 2023 annual meeting of shareholders.

OTHER DIRECTORSHIPS

Textron’s Corporate Governance Guidelines and Policies provide that non-management directors may serve on four other public company boards, provided that, in the case of a director who is a chief executive officer of a public company, the limit is two other such boards.

10      TEXTRON 2024 PROXY STATEMENT

BOARD COMMITTEES

The Board of Directors has established the following three standing committees to assist in executing its duties: Audit, Nominating and Corporate Governance, and Organization and Compensation. Key responsibilities of each of the committees are described below, together with the current membership and number of meetings held in 2023. In addition, the Board of Directors and these committees are actively engaged in oversight of our enterprise risk management process and of our environmental, social and governance initiatives, as separately discussed below. Each of these committees is composed entirely of independent, non-management directors. Each of these committees has a written charter. Copies of these charters are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance—Committee Charters,” and are also available in print upon request to Textron’s Secretary.

Member Name	AUDIT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	ORGANIZATION AND COMPENSATION COMMITTEE

Richard F. Ambrose
Kathleen M. Bader
R. Kerry Clark*
Michael X. Garrett
Deborah Lee James
Thomas A. Kennedy
Lionel L. Nowell III
James L. Ziemer
Maria T. Zuber

Member	Chair	Audit Committee Financial Expert

* Lead Director

AUDIT COMMITTEE	Meetings in 2023: 7

Lionel L. Nowell III (Chair) Richard F. Ambrose Kathleen M. Bader R. Kerry Clark Michael X. Garrett Thomas A. Kennedy James L. Ziemer

Primary Responsibilities:

•  Assists the Board with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of Textron’s internal audit function and independent auditor, and (v) risk management

•  Directly responsible for the appointment, compensation, retention and oversight of Textron’s independent auditors

The Board has determined that each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange applicable to audit committee members. No member of the committee simultaneously serves on the audit committees of more than three public companies. The Board of Directors has determined that Mr. Ambrose, Mr. Clark, Mr. Kennedy, Mr. Nowell and Mr. Ziemer each are “audit committee financial experts” under the criteria adopted by the Securities and Exchange Commission.

TEXTRON 2024 PROXY STATEMENT     11

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings in 2023: 3

Maria T. Zuber (Chair) Kathleen M. Bader R. Kerry Clark Michael X. Garrett

Primary Responsibilities:

•  Identifies individuals to become Board members and recommends that the Board select the director nominees for the next annual meeting of shareholders, considering suggestions regarding possible candidates from a variety of sources, including shareholders

•  Develops and recommends to the Board a set of corporate governance principles applicable to Textron

•  Oversees the evaluation of the Board and its committees

•  Annually reviews the Board’s committee structure, charters and membership

•  Makes recommendations on compensation of the Board after conducting an annual review of director compensation and benefits program, consulting with independent board compensation advisors, as appropriate

•  Annually reviews the Board’s composition, appropriate size of the Board, results of the review of the Board’s overall performance and the strategy of the Company to determine future requirements for Board members

•  Assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding environmental, social and governance matters that are significant to the Company

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the New York Stock Exchange listing standards.

ORGANIZATION AND COMPENSATION COMMITTEE	Meetings in 2023: 5

Deborah Lee James (Chair) Richard F. Ambrose Thomas A. Kennedy James L. Ziemer

Primary Responsibilities:

•  Approves compensation arrangements, including merit salary increases and any annual and long-term incentive compensation, with respect to the Chief Executive Officer and other executive officers of the Company

•  Oversees and, where appropriate, takes actions with respect to compensation arrangements applicable to other corporate officers

•  Amends any executive compensation plan or nonqualified deferred compensation plan of the Company and its subsidiaries to the same extent that the plan may be amended by the Board

•  Administers the executive compensation plans and nonqualified deferred compensation plans of the Company and its subsidiaries

•  Approves the Chief Executive Officer’s and other executive officers’ responsibilities and performance against pre-established performance goals

•  Plans for the succession of the Company’s management, including with respect to the development and diversity of Company management

•  As appropriate and as may be requested by the Board, makes recommendations on the Company’s human capital management practices

12      TEXTRON 2024 PROXY STATEMENT

See the Compensation Discussion and Analysis (CD&A) beginning on page 23 for more information on the Organization and Compensation Committee’s processes and the role of management and the Committee’s consultant in determining the form and amount of executive compensation. The Board of Directors has determined that each member of the committee is independent as defined under the New York Stock Exchange listing standards applicable to compensation committee members.

EXECUTIVE COMMITTEE

Textron’s Board also maintains an Executive Committee which has the power, between meetings of the Board of Directors, to exercise all of the powers of the full Board, except as specifically limited by Textron’s By-Laws and Delaware law. Currently, Mr. Donnelly, Mr. Clark, Ms. James, Mr. Nowell and Ms. Zuber comprise the Executive Committee, which did not meet during 2023.

RISK OVERSIGHT

The Board oversees the Company’s enterprise risk management (“ERM”) process which is designed to identify risks throughout the Company. On a quarterly basis, each business unit and functional area throughout the Company conducts assessments of identified significant business risks under their purview in the categories of financial, information technology, operational, strategic and compliance risks. The assessment results are depicted using a heat map to highlight the potential severity of each risk and likelihood of occurrence, along with mitigation actions, and the identified risks are prioritized and, depending on the probability and severity of the risk, escalated to a cross-functional enterprise risk committee and senior management. Management reviews the results of the quarterly risk assessment, including any new material risks or significant changes in material risks, with the Audit Committee each quarter. Our full Board oversees our ERM process through discussions at our Board of Directors Annual Strategic Business and Risk Review and at an annual dedicated ERM review. In addition, the Board retains direct oversight responsibility with respect to certain risks. For example, oversight of information security matters is conducted by our full Board of Directors. The Board annually receives a comprehensive presentation on information security and controls from our Chief Information Officer (CIO) and, as may be necessary for specific topics, follow up occurs at additional meetings during the course of the year.

Although the full Board is responsible for the ERM and certain other risk oversight functions, the Organization and Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee assist the Board in discharging its oversight duties. During the past year, each of the committees held a number of meetings to oversee and assess risks related to the matters for which it is responsible as identified in their respective charters. Among other topics, the Organization and Compensation Committee received reports on and discussed risks related to the Company’s compensation programs, organizational development and talent diversity and assessed whether risks arising from the Company’s compensation policies and practices for senior executives are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee, among other things, reviewed risks associated with certain environmental, social and governance matters. Similarly, the Audit Committee held a number of sessions with management and the independent auditor, as appropriate, to review and provide feedback on management’s policies and processes for risk assessment and risk management and management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.

Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board itself remains ultimately responsible for the oversight of risk, and receives report- outs from each of the committees, as well as periodic reports from management addressing the various risks, including those related to financial and other performance, cybersecurity and human capital matters.

COMMITTEE AND BOARD OVERSIGHT OF ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

The charter of the Nominating and Corporate Governance Committee specifically includes as one of its responsibilities assisting the Board in fulfilling its oversight responsibilities relating to the Company’s policies and practices regarding environmental, social and governance (“ESG”) matters that are significant to the Company. The agenda for each Nominating and Corporate Governance Committee meeting includes updates to ESG matters, as appropriate. Our other Board Committees also have oversight responsibility for ESG topics under their purview. The Executive Vice President, General Counsel and Chief Compliance Officer of the Company reports to the Audit Committee on legal, ethics and compliance matters as well as environmental, health and safety matters at each Audit Committee meeting. The Organization and Compensation Committee has oversight of management succession, talent development and diversity, equity and inclusion efforts, and may

TEXTRON 2024 PROXY STATEMENT     13

make recommendations on other human capital management practices. The Audit Committee and the full Board are also directly engaged with ESG risk areas through our ERM program described above. Sustainability risks, including physical risks related to climate change and risks related to transitioning to a lower carbon economy, are assessed through the ERM program and reviewed with the Audit Committee and the Board, in accordance with the ERM process outlined above.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Textron is committed to being a responsible corporate citizen. Our corporate responsibility efforts include the following focus areas:

Working to decrease the environmental impact of our business activities throughout our operations through a carefully developed five-year plan: Achieve 2025
Under this plan, for the period from 2020-2025, we will focus on achieving the following goals with respect to our operations:
●	Reduce greenhouse gas emission intensity of our operations by 20%;
●	Reduce energy use intensity by 10%;
●	Reduce water use intensity by 10%; and
●	Reduce waste generation intensity by 10%.
Enhancing workplace safety and the health and well-being of our employees
●	Our Global Environmental Health and Safety (EHS) Policies and Standards establish a management system framework, guided by an enterprise-wide EHS council, that includes goal setting, risk reduction, compliance auditing, and performance reporting throughout the enterprise.
●	Our Achieve 2025 plan includes a five-year goal to reduce injury rates by 20%.
●	Performance on the injury rate reduction goal is reported to senior leadership and the Audit Committee of the Board.
Offering our employees opportunities to grow and develop their careers
●	Our talent development programs are designed to prepare our employees at all levels to take on new career and growth opportunities at Textron.
●	Leadership, professional and functional training courses are tailored for employees at each stage of their careers and include a mix of enterprise-wide and business unit-specific programs.
●	The current and future talent needs of each of our businesses are assessed annually through a formal talent review process which enables us to develop leadership succession plans and provide our employees with potential new career opportunities.
●	Leaders from functional areas within each business belong to enterprise-wide councils which review talent to enable us to match employees who are ready to assume significant leadership roles with opportunities that best fit their career paths, which may be in other businesses within the enterprise.
Working to increase the diversity of our workforce and supporting inclusive workplaces
●	Textron is committed to having a diverse workforce and inclusive workplaces throughout our global operations. We believe by employing highly talented employees, who feel valued, respected and are able to contribute fully, we will improve performance, innovation and collaboration and drive talent retention, all of which contribute to stronger business results and reinforce our reputation as leaders in our industries and communities.
●	For over a decade, Textron has allocated 5% of annual incentive compensation for management level employees toward achievement of diversity goals. Beginning in 2024, 5% of annual incentive compensation will be earned based upon a qualitative assessment that may incorporate quantitative and qualitative data with respect to our progress and achievement of environmental, social, and governance goals, including diversity and inclusion.
●	Textron annually posts its EEO-1 employee diversity data on Textron.com.

Each year we publish a Corporate Responsibility Report which highlights the actions we have taken during the past year in these and other environmental, social and governance focus areas and provides disclosure in alignment with the Task Force on Climate-Related Financial Disclosures and the Sustainability Accounting Standards Board reporting frameworks.

14      TEXTRON 2024 PROXY STATEMENT

Our Corporate Responsibility Report is available on our website at Textron.com/CorpResponsibility/corporate-responsibility- report. Information in the Corporate Responsibility Report and on our website is not incorporated by reference into this Proxy Statement or considered to be part of this document.

SHAREHOLDER OUTREACH

Textron is committed to robust shareholder engagement, and we conduct a regular shareholder outreach program each fall dedicated to corporate governance, executive compensation and corporate responsibility topics. In each of the past several years, we have contacted shareholders representing approximately 66% of our outstanding shares to hear their views and held an engagement call with each shareholder that accepted our invitation. Our core shareholder engagement team comprises senior members of our investor relations, corporate governance and executive compensation teams, supplemented by a member of our Board, as appropriate. These efforts are in addition to normal course outreach conducted by our investor relations team and members of senior management with shareholders, portfolio managers and analysts. We also meet with shareholders at investor conferences held throughout the year.

Over the past year, as described in detail on page 35, we had robust discussions with shareholders around various ESG topics, including actions we are taking to reduce our carbon emissions and energy use, our efforts in connection with various human capital management areas, as well as various governance matters. In response to feedback and questions from a number of investors, Textron annually provides disclosure in our Corporate Responsibility Report in alignment with the Task Force on Climate-Related Financial Disclosures and the Sustainability Accounting Standards Board reporting frameworks. In addition, as requested by a number of our shareholders, we post Textron’s EEO-1 employee diversity data on Textron.com each year.

SHAREHOLDER COMMUNICATIONS TO THE BOARD

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director, the non- management directors as a group or with any individual director may do so by calling (866) 698-6655 (toll-free) or (401) 457-2601, writing to Board of Directors at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail to textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors, the Lead Director, the non- management directors or the specified director.

DIRECTOR NOMINATIONS

Director candidates suggested by shareholders will be communicated to the Nominating and Corporate Governance Committee for consideration in the committee’s selection process. Shareholder-recommended candidates are evaluated using the same criteria used for other candidates. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates.

Textron’s By-Laws contain a provision which imposes certain requirements upon nominations for directors made by shareholders, including proxy access nominees, at the annual meeting of shareholders or a special meeting of shareholders at which directors are to be elected. Shareholders wishing to nominate an individual for director at the annual meeting must submit timely notice of nomination within the time limits described below, under the heading “Shareholder Proposals and Other Matters for 2025 Annual Meeting” on page 71, to the committee, c/o Textron’s Secretary, along with the information described in our By-Laws.

All candidates are evaluated against the Board’s needs and the criteria for membership to the Board set forth above on page 2. The committee must also take into account our By-Laws which provide, without provision for exemption, condition or waiver, that no person shall be elected a director who has attained the age of 75. In addition, the Corporate Governance Guidelines and Policies provide that a substantial majority of the Company’s directors must be independent under the standards of the New York Stock Exchange. All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

TEXTRON 2024 PROXY STATEMENT     15

COMPENSATION OF DIRECTORS

During 2023, for their service on the Board, non-employee directors were paid an annual cash retainer of $130,000 and, on the date of the 2023 Annual Meeting, were issued stock-settled restricted stock units (“RSUs”), valued at $165,000. The RSUs vest in one year unless the director elects to defer settlement of the RSUs until the director’s separation from service on the Board. The annual cash retainer and the RSUs are prorated for directors who serve on the Board for a portion of the year.

Each member of the Audit Committee (including the chair) received an additional cash retainer of $15,000, and the chairs of the Audit Committee, the Nominating and Corporate Governance Committee and the Organization and Compensation Committee received, respectively, an additional $15,000, $20,000, and $25,000 and the Lead Director received an additional $45,000.

Textron maintains a Deferred Income Plan for Non-Employee Directors (the “Directors’ Deferred Income Plan”) under which they can defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock and receive dividend equivalents. The interest-bearing account earns interest at a monthly rate that is one-twelfth of the greater of 8% or the average for the month of the Moody’s Corporate Bond Yield Index, but in either case, not to exceed a monthly rate equal to 120% of the Applicable Federal Rate.

Textron sponsors a Directors Charitable Award Program that was closed to new participants in 2004. Under the program, Textron contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each participating director upon his or her death, and the Trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Textron currently maintains life insurance policies on the lives of the participating directors, the proceeds of which may be used to fund these contributions. The premiums on the policies insuring our current directors who participate in this program have been fully paid so there are no longer expenditures associated with these policies. Ms. Bader and Mr. Clark, the only current directors who participate, do not receive any direct financial benefit from this program as the insurance proceeds and charitable deductions accrue solely to Textron. Non-employee directors also are eligible to participate in the Textron Matching Gift Program under which Textron will match contributions of directors and full-time employees to eligible charitable organizations at a 1:1 ratio up to a maximum of $7,500 per year.

Non-employee directors are eligible to receive awards granted under the Textron Inc. 2015 Long-Term Incentive Plan. In addition to the RSUs described above, prior to 2022, directors received a one-time grant of 2,000 shares of restricted stock (the “Restricted Shares”) upon joining the Board. The Restricted Shares do not vest until the director has completed at least five years of Board service and all successive terms of Board service to which he or she is nominated and elected or in the event of death or disability or a change in control of Textron. At its December 2021 meeting, the Board eliminated this one-time stock grant for new directors joining the Board after 2021. This change was recommended by the Nominating and Corporate Governance Committee after its annual review of director compensation, in light of the annual grant of RSUs now made to our independent directors and to better align with current practice at similar companies.

None of our directors receive compensation for serving on the Board from any shareholder or other third party. Employee directors do not receive fees or other compensation for their service on the Board or its committees.

16     TEXTRON 2024 PROXY STATEMENT

Director Compensation Table

The following table provides 2023 compensation information for our directors other than Mr. Donnelly, whose compensation is reported in the Summary Compensation Table on page 38.

	Fees Earned or	Stock	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Compensation ($)(2)	Total ($)

Richard F. Ambrose	145,000	165,000		310,000
Kathleen M. Bader	145,000	165,000		310,000
R. Kerry Clark	190,000	165,000	10,000	365,000
James T. Conway(3)	48,215			48,215
Michael X. Garrett(4)	73,096	134,344		207,440
Ralph D. Heath(3)	46,607			46,607
Deborah Lee James	143,154	165,000	7,500	315,654
Thomas A. Kennedy	145,000	165,000		310,000
Lionel L. Nowell III	160,000	165,000		325,000
James L. Ziemer	151,667	165,000	7,500	324,167
Maria T. Zuber	143,571	165,000		308,571

(1)	The amounts in this column represent the grant date fair value of the RSUs issued to each of the directors serving on the date of the 2023 Annual Meeting, and for Mr. Garrett, the grant date fair value of the RSUs issued to him upon his appointment to the Board effective July 1, 2023.
(2)	The amounts in this column represent matching charitable contributions made by the Company on behalf of participating directors pursuant to the Textron Matching Gift Program. The amount for Mr. Clark includes a contribution paid by Textron in 2023 to match a contribution made in 2022.
(3)	Mr. Conway and Mr. Heath retired from the Board as of the 2023 Annual Meeting.
(4)	Mr. Garrett was appointed to the Board effective July 1, 2023.

DIRECTOR STOCK OWNERSHIP REQUIREMENTS

In order to align the financial interests of our directors with the interests of our shareholders, we require that our directors maintain a specified level of stock ownership equal to eight times the portion of their annual cash retainer. All directors currently meet the stock ownership requirement, which allows them to achieve the required level of ownership over time in the case of directors who have more recently joined the Board. We also have a stock retention policy restricting non-employee directors from transferring the Restricted Shares or the stock units credited under the Directors’ Deferred Income Plan while they serve on the Board. To the extent that directors do not defer settlement of their RSUs, they may not sell shares of common stock received upon vesting of RSUs unless the stock ownership requirement has been met.

ANTI-HEDGING AND PLEDGING POLICY

Our directors are prohibited from (i) pledging Textron securities as collateral for any loan or holding Textron securities in a margin account or (ii) engaging in short sales of Textron securities or transactions in publicly traded options or derivative securities based on Textron’s securities.

CORPORATE GOVERNANCE GUIDELINES AND POLICIES

Textron’s Corporate Governance Guidelines and Policies, originally adopted in 1996 and most recently revised in February 2024, meet or exceed the listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investors—Corporate Governance—Corporate Governance Guidelines and Policies,” and are also available in print upon request to Textron’s Secretary.

TEXTRON 2024 PROXY STATEMENT     17

CODE OF ETHICS

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised effective July 2023, are applicable to all employees of Textron, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website, www.textron.com, under “Corporate Responsibility—Ethics and Compliance—Textron’s Business Conduct Guidelines,” and are also available in print upon request to Textron’s Secretary. We intend to post on our website, at the address specified above, any amendments to the Business Conduct Guidelines or the grant of a waiver from a provision of the Business Conduct Guidelines requiring disclosure under applicable Securities and Exchange Commission rules within four business days following the date of the amendment or waiver.

18     TEXTRON 2024 PROXY STATEMENT

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common stock as of January 2, 2024, unless otherwise noted, by:

●	Each person or group known by us to own beneficially more than 5% of our common stock;
●	Each of our directors;
●	Each of our named executive officers, as defined under Securities and Exchange Commission rules (“NEOs”); and
●	All of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable, or restricted stock units that will vest, within 60 days of January 2, 2024, and shares held for the executive officers by the trustee under the Textron Savings Plan, are considered outstanding and beneficially owned by the person holding the option or unit or participating in the Plan but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted.

Directors and Executive Officers	Number of Shares of Common Stock		Percent of Class

Richard F. Ambrose	2,174	(1)
Kathleen M. Bader	11,353	(1)	*
R. Kerry Clark	11,353	(1)	*
Frank T. Connor	619,081	(2)(3)	*
Scott C. Donnelly	2,352,411	(2)(3)	1.2%
Julie G. Duffy	148,132	(2)(3)	*
Michael X. Garrett	—	(1)	*
Deborah Lee James	11,372	(1)	*
Thomas A. Kennedy	734	(1)
E. Robert Lupone	308,168	(2)(3)	*
Lionel L. Nowell III	11,361	(1)	*
James L. Ziemer	11,518	(1)	*
Maria T. Zuber	11,374	(1)	*
All current directors and executive officers as a group (13 persons)	3,499,031		1.8%
Beneficial Holders of More than 5%
BlackRock, Inc.(4)	16,727,725		8.7%
T. Rowe Price Investment Management, Inc.(5)	13,548,397		7.0%
The Vanguard Group, Inc.(6)	22,512,608		11.7%

* Less than 1% of the outstanding shares of common stock.

(1)	Excludes (i) stock units held by our non-employee directors under the Directors Deferred Income Plan that are paid in cash following termination of service as a director, based upon the value of Textron common stock, as follows: Mr. Ambrose, 172 shares; Ms. Bader, 65,207 shares; Mr. Clark, 84,070 shares; Ms. James, 7,445 shares; Mr. Nowell, 5,179 shares; Mr. Ziemer, 83,071 shares; and Ms. Zuber, 12,894 shares and (ii) for each director, 2,517 unvested RSUs payable in stock, not obtainable within 60 days of January 1, 2024, except that Mr. Garrett received a prorated award of 1,987 RSUs because he joined our Board effective July 1, 2023.
(2)	Includes shares obtainable within 60 days of January 2, 2024, as follows: (i) upon the exercise of stock options: Mr. Connor, 486,560 shares; Mr. Donnelly, 1,668,737 shares; Ms. Duffy, 110,274 shares; Mr. Lupone, 215,158 shares; (ii) upon the vesting of RSUs: Mr. Connor, 23,694 shares; Mr. Donnelly, 80,357 shares; Ms. Duffy, 7,693 shares; Mr. Lupone, 10,432 shares; (iii) upon settlement of PSUs paid in stock to Mr. Donnelly, 32,547 shares; and (iv) all directors and executive officers as a group, 2,635,452 shares.

TEXTRON 2024 PROXY STATEMENT     19

(3)	Excludes (i) stock units held under non-qualified deferred compensation plans that are paid in cash, based upon the value of Textron common stock, as follows: Mr. Connor, 11,163 shares; Mr. Donnelly, 17,585 shares; Ms. Duffy, 2,068 shares; and Mr. Lupone, 6,201 shares; (ii) unvested RSUs payable in stock, not obtainable within 60 days of January 1, 2024, as follows: Mr. Connor, 24,844 shares; Mr. Donnelly, 84,999 shares; Ms. Duffy, 8,089 shares; and Mr. Lupone, 10,584 shares; and (iii) unvested PSUs payable in cash when earned based upon the value of Textron common stock, as follows:
Mr. Connor, 49,687 shares; Mr. Donnelly, shares; Ms. Duffy, 16,177 shares; and Mr. Lupone, 21,167 shares.

(4)	Based on information disclosed in Amendment No. 9 to Schedule 13G filed by BlackRock, Inc. on January 25, 2024. According to this filing, as of December 31, 2023, BlackRock, Inc., through its various entities, beneficially owns these shares and has sole power to dispose of or direct the disposition of all of these shares and sole power to vote or direct the voting of 16,727,725 of these shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY. During 2023, BlackRock acted as an investment manager for certain assets within Textron’s pension plans and employee savings plans. BlackRock received approximately $1.1 million in fees for these services.
(5)	Based on information disclosed in Amendment No. 2 to Schedule 13G filed by T. Rowe Price Investment Management, Inc. on February 14, 2024. According to this filing, as of December 31, 2023, T. Rowe Price Investment Management, Inc., in its capacity as investment adviser for various individual and institutional clients, is deemed to beneficially own these shares as to which it has sole dispositive power and, with respect to 5,550,599 of these shares, sole voting power. T. Rowe Price Investment Management, Inc. expressly disclaims beneficial ownership. The address for T. Rowe Price Investment Management, Inc. is 100 E. Pratt Street, Baltimore, MD 21201.
(6)	Based on information disclosed in Amendment No. 13 to Schedule 13G filed by The Vanguard Group, Inc. on February 13, 2024. According to this filing, as of December 29, 2023, The Vanguard Group, Inc. beneficially owns these shares and has sole power to dispose of or direct the disposition of 21,722,123 of these shares, shared power to dispose of or direct the disposition of 790,485 of these shares, sole power to vote or direct the voting of none of these shares and shared power to vote or direct the voting of 227,046 of these shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. During 2022, Vanguard acted as an investment manager for certain assets within Textron’s pension plans and employee savings plans. Vanguard received approximately $1.2 million in fees for these services.

20     TEXTRON 2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report referred to below with management. The committee also reviewed with management and the independent registered public accounting firm (the “independent auditors”) the reasonableness of significant judgments, including critical audit matters, and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee by applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. In addition, the committee discussed with the independent auditors the auditors’ independence from management and the Company. This discussion included the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence and considered the possible effect of non-audit services on the auditors’ independence.

The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also reviewed the Company’s compliance program. Seven committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedule be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2023, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the Company’s independent auditors for 2024 and recommended that this selection be submitted to the shareholders for ratification. In determining whether to reappoint Ernst & Young LLP as the Company’s independent auditor, the committee took into consideration a number of factors, including the quality of the committee’s ongoing discussions with Ernst & Young LLP and an assessment of the professional qualifications and past performance of the lead audit partner and Ernst & Young LLP.

LIONEL L. NOWELL III, CHAIR
RICHARD F. AMBROSE
KATHLEEN M. BADER
R. KERRY CLARK
MICHAEL X. GARRETT
THOMAS A. KENNEDY
JAMES L. ZIEMER

TEXTRON 2024 PROXY STATEMENT     21

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The Committee reviewed the Compensation Discussion and Analysis to be included in Textron’s 2024 Proxy Statement and discussed that Analysis with management.

Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Textron’s 2024 Proxy Statement and Textron’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

This report is submitted by the Organization and Compensation Committee.

DEBORAH LEE JAMES, CHAIR
RICHARD F. AMBROSE
THOMAS A. KENNEDY
JAMES L. ZIEMER

22     TEXTRON 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Key 2023 Performance Highlights

In 2023, Textron’s revenues increased 6% and segment profit increased 17%, compared with 2022. Our backlog increased 5% in 2023, to $13.9 billion, which included a $782 million increase at the Textron Aviation segment. During 2023, we continued to manage through the impacts of ongoing global supply chain shortages/delays and labor shortages to deliver products to our customers.

Financial highlights for 2023 also include:

●	Generated $1.3 billion of net cash from operating activities from our manufacturing businesses
●	Invested $570 million in research and development projects and $402 million in capital expenditures
●	Returned $1.2 billion to our shareholders through the repurchase of 16.2 million shares of our common stock

Beginning in 2023, we changed how we measure our segment profit for the manufacturing segments, as discussed below under 2023 Annual Incentive Compensation Performance Metrics on page 31. As a result of this change, the prior periods have been recast to conform to this presentation.

Business highlights for 2023 include:

●	Textron Aviation announced development of the Citation Ascend which is designed to bring the latest technology and innovations in cockpit avionics, engine performance and luxurious cabin features to the midsize business jet market. As part of a new fleet agreement with NetJets, Textron Aviation named NetJets as the fleet launch customer for the Ascend.

●	Bell began work on development of the next generation tiltrotor aircraft for the U.S. Army’s Future Long Range Assault Aircraft (FLRAA) program under a contract awarded to Bell in December 2022. Bell ramped up activity with additional engineering resources, contracting with key suppliers, ordering long-lead materials and breaking ground on a new FLRAA Drive Systems Test Lab as it continues work on a new tiltrotor aircraft to meet U.S. Army weapon system requirements.

●	Textron Systems grew its Intelligence, Surveillance and Reconnaissance (ISR) support to the U.S. Navy, expanding our Aerosonde® uncrewed aircraft systems (UAS) from four to seven vessels over the course of 2023. Also, Textron Systems was selected for Option 2 for the Future Tactical Uncrewed Aircraft System (FTUAS) program and its RIPSAW® M3 was downselected to participate in the Army’s Robotic Combat Vehicle Phase 1: Platform Prototype program.

●	Textron Specialized Vehicles unveiled its new Jacobsen SLF1 ELiTE lithium mower. The newest Jacobsen offering was the centerpiece of an all-electric display of Jacobsen and Cushman products at the 2023 Golf Course Superintendents Association of America Conference and Trade Show. In addition, Textron Ground Support Equipment launched its new TUG 660 Li belt loader, powered by lithium battery technology. This zero-emission, fully electric operation allows airlines, air freight companies and ground handlers to help achieve their sustainability goals with lower operational costs.

TEXTRON 2024 PROXY STATEMENT     23

●	After receiving its first order from an automotive OEM for a thermoplastic composite underbody battery protection system, Kautex ramped up in preparation for successful production of this innovative product. The underbody protection product is part of Kautex’s customizable Pentatonic battery system, which also includes battery enclosures and thermal management systems for use in electric vehicles, from hybrid to full battery electric vehicles.

●	Pipistrel, within our Textron eAviation segment, has expanded its distributor and customer reach by adding three new distributors in the U.S. that collectively represent 29 states, as well as distributors in both Canada and Africa.

Overview of 2023 Executive Compensation Decisions and Results

Key compensation decisions and results for 2023 include the following:

●	2023 Base Salaries: The Organization and Compensation Committee (the “Committee”) increased base salaries for each of the named executive officers (“NEOs”). Mr. Donnelly received an increase of 5.0% while Mr. Connor, Mr. Lupone, and Ms. Duffy received increases of 4.5%, 4.6% and 6.1% respectively.

●	2023 Target Incentive Compensation: Target annual and long-term incentive compensation for each of the named executive officers increased only as a result of their base salary increases, except that the Committee increased Mr. Donnelly’s target annual incentive compensation by 10% of his base salary and his target long-term incentive compensation increased 8% from $12 million to $13 million.

●	2023 Long-Term Incentive Awards: Maintained the target value allocation first instituted in 2020 of 50% PSUs, 25% stock options, and 25% RSUs.
●	2023 Short-Term Incentive Results: The calculated payout for 2023 was 112.9% of target, which reflects above target performance on our profitability and cash flow metrics, and performance just below target on our hiring diversity metric.
●	2021-2023 Long-Term Incentive Results: The calculated payout for the 2021-2023 PSU award was 200% as performance on our return on invested capital, cumulative cash flow and relative total shareholder return metrics exceeded maximum performance.

Executive Compensation Highlights

The following summarizes key aspects of our executive compensation program for the NEOs:

Practices we employ	●	Pay for performance—substantial portion of executives’ compensation tied to Company performance against pre-established metrics set by the Committee

	●	Fifty percent (50%) of long-term incentive awards subject to performance-based metrics to closely align with long-term Company performance

	●	Pay aligned with shareholder interests-substantial portion of executives’ target compensation, including more than 75% of CEO’s target compensation, is in the form of equity-based long-term incentives

	●	Annual incentive compensation for 2023 included hiring diversity performance metric; beginning in 2024, this metric will be broadened to encompass additional environmental, social, and governance objectives.

	●	Caps on annual incentive compensation and performance share unit payouts

	●	Double-trigger change in control provisions for equity awards and severance arrangements

	●	Committee annually conducts a pay-for-performance analysis based on operating and stock performance metrics used in our annual and long-term incentive awards

	●	Committee annually reviews the composition of a talent peer group which is referenced for benchmarking our executives’ compensation and makes changes as appropriate

24     TEXTRON 2024 PROXY STATEMENT

●	Committee annually reviews compensation data against the talent peer group in order to understand the competitiveness of our compensation program and pay levels

●	Committee annually reviews a compensation-related risk assessment with assistance from its independent compensation consultant

●	Committee and the Board review and evaluate plans for executive development, succession and diversity

●	Annual shareholder engagement program includes discussion of executive compensation with Board involvement as requested by shareholders

●	Robust share ownership requirements

Practices we prohibit	●	No single-trigger vesting of long-term incentive awards upon a change in control of the Company
	●	No tax gross-ups for officers hired after 2008
	●	No employment contracts guaranteeing fixed-term employment or bonuses to executives and no individually negotiated termination protection since 2008
	●	No excessive executive perquisites
	●	No hedging or pledging Textron securities
	●	No repricing or exchanging stock options without shareholder approval

Compensation Philosophy

Textron’s compensation philosophy is to establish target total direct compensation with reference to a talent peer group median and to tie a substantial portion of our executives’ compensation to performance against objective business metrics and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders.

2023 Compensation Program Components

Total direct compensation for Textron’s executives, including the NEOs, consists of base salary, annual incentive compensation and long-term incentive compensation. Our annual incentive compensation program is designed to reward performance against annual business metrics established by the Committee at the beginning of each year and is payable in cash.

Our long-term incentive compensation program is directly linked to stock price through three award types: performance share units (“PSUs”), restricted stock units (“RSUs”) and stock options. PSUs represent 50% of long-term incentives awarded to our NEOs and are earned based on performance against financial metrics set by the Committee measured over a three-year performance period. The three-year financial metrics currently used for our PSUs are Average Return on Invested Capital (weighted at 50%), Cumulative Manufacturing Cash Flow (weighted at 30%), and relative Total Shareholder Return (“TSR”) compared to the S&P 500 (weighted at 20%). PSUs are typically settled in cash based upon our stock price at the end of the three-year performance cycle, but, in the Committee’s discretion, can be settled in shares of common stock, cash, or a combination of both.

TEXTRON 2024 PROXY STATEMENT     25

Our annual and long-term incentive compensation programs for 2023 are summarized in the following table:

OVERVIEW AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

The objectives of Textron’s compensation program for executive officers are:

●	Encouraging world class performance
●	Focusing executives on delivering balanced performance by providing (i) both cash and equity incentives and (ii) both annual and long-term incentives
●	Aligning executive compensation with shareholder value
●	Attracting and retaining high-performing talent

26     TEXTRON 2024 PROXY STATEMENT

To achieve these objectives, the Committee uses the following five guidelines for designing and implementing executive compensation programs at Textron:

Target total direct compensation should be set in reference to the median target total direct compensation of a talent peer group
Incentive compensation payout should be higher than target compensation when Textron performs well and lower if Textron underperforms
Performance metrics should align interests of executives with long-term interests of shareholders
Compensation programs should not incentivize executives to conduct business in ways which could put the Company at undue risk
Indirect compensation should provide the same level of benefits given to other salaried employees

TARGET DIRECT COMPENSATION

How Does the Committee Establish Target Direct Compensation?

Target total direct compensation consists of three components: (i) base salary, (ii) target annual incentive compensation and (iii) target long-term incentive compensation. In establishing target pay, the Committee addresses each component with reference to a talent peer group median and makes its determinations based on individual responsibilities, complexity of position versus that of the market benchmarks, performance, experience, and future potential. The target incentive compensation components generally are established as a percentage of base salary, varying for each NEO. The objectives of the three components are as follows:

How Does the Committee Select the Talent Peer Group?

The Committee references a “talent” peer group of companies, recommended by its independent compensation consultant, and reviewed and approved by the Committee annually, as part of its process in establishing target direct compensation for each NEO. For its 2022 review of the talent peer group, the compensation consultant evaluated current and potential peer companies using the following factors: size appropriateness, based upon both revenue and market capitalization, industry and business fit, global reach, and whether the company uses Textron as a peer company for compensation purposes. The Committee also considers changes that may occur at peer companies due to mergers and acquisitions and/or spin-off activities. After this review, the compensation consultant recommended, and the Committee concluded, that no changes to the 2022 talent peer group were warranted.

TEXTRON 2024 PROXY STATEMENT     27

The table below lists the 2022 talent peer group companies and Textron showing fiscal 2021 revenues. The 2022 talent peer group was referenced in setting target direct compensation for 2023.

2022 Talent Peer Group

Company Name	Industry	2021 Revenue ($ in billions)

General Dynamics Corporation	Aerospace and Defense	$38.5
Northrop Grumman Corporation	Aerospace and Defense	$35.7
Honeywell International Inc.	Industrial Conglomerate	$34.4
Eaton Corporation Plc	Electrical Equipment	$19.6
Lear Corporation	Auto Components	$19.3
Emerson Electric Co.	Electrical Equipment	$18.2
L3Harris Technologies, Inc.	Aerospace and Defense	$17.8
The Goodyear Tire & Rubber Company	Auto Components	$17.5
BorgWarner Inc.	Auto Components	$14.8
Illinois Tool Works Inc.	Machinery	$14.5
Parker-Hannifin Corporation	Machinery	$14.3
Oshkosh Corporation	Machinery	$7.7
KBR, Inc.	Technology/Engineering	$7.3
Rockwell Automation Inc.	Electrical Equipment	$7.0
Spirit AeroSystems Holdings, Inc.	Aerospace and Defense	$4.0
Terex Corporation	Machinery	$3.9
Textron Inc.	Aerospace and Defense	$12.4

	($ in billions)

$19.4	$16.2	$7.6
75th Percentile	Median	25th Percentile

28     TEXTRON 2024 PROXY STATEMENT

Changes to the Talent Peer Group

Consistent with the evaluation approach taken in 2022, the compensation consultant’s 2023 review and discussions with management resulted in recommended changes to the 2023 talent peer group, referenced in setting target direct compensation for 2024. The Committee approved the recommendation to add Howmet Aerospace Inc., Huntington Ingalls Industries Inc., and TransDigm Group to the 2023 talent peer group and to remove The Goodyear Tire & Rubber Company, KBR, Inc., and Terex Corporation. These changes to the talent peer group increased the number of aerospace and defense companies in the peer group, while decreasing the companies in other industries, to better align the talent peer group with Textron’s current and expected future business focus.

How did the Committee Make 2023 Target Direct Compensation Decisions?

Prior to making decisions on compensation, the Committee reviewed the following items:

●	Compensation data for each NEO
●	A detailed compensation benchmarking study comparing each NEO’s current target direct compensation by component and in total to the market median of the talent peer group
●	Supplemental benchmarking data for the CEO and CFO using longer-tenured executives from the talent peer group
●	Supplemental analysis for the CEO and CFO of projected 2022 realized pay, including salary, annual and long-term incentive plan payouts, and market value at vesting of RSUs and stock options vesting in 2022, compared to CEOs and CFOs from the talent peer group

Additionally, the CEO provided input to the Committee regarding compensation decisions for NEOs other than himself, including his assessment of each individual’s responsibilities and performance, the complexity of their position against market benchmarks, their experience and future potential. In approving 2023 target direct compensation, the Committee considered the CEO’s input, as well as the benchmarking data, and made its own assessment of competitive pay and performance.

The Committee’s philosophy with respect to the CEO has been to provide target total direct compensation for Mr. Donnelly at levels generally competitive with market median, taking into consideration his longer tenure and leadership contributions. In addition, the Committee has placed greater emphasis on increases in Mr. Donnelly’s long-term incentive compensation, which is tied to the Company’s stock price performance and, with respect to PSUs, is heavily performance-based, in order to align his interests with our shareholders’ interests. This approach has resulted in a pay mix that is in close alignment with talent peer group practices which also emphasizes long-term incentive pay.

After a review of Mr. Donnelly’s performance, the benchmarking study and the supplemental benchmarking data and analysis described above, the market data, the Company’s 2022 above-plan financial results despite a challenging business environment, and relative TSR performance, the compensation consultant recommended, and the Committee determined, to increase his target total direct compensation by approximately 8%. The increase consisted of a 5% market adjustment in his base salary, an increase in his target short-term incentive compensation from 160% to 170% of his base salary, and an 8% increase in target long-term incentive compensation from $12 million to $13 million. With the additional emphasis on performance-based pay, these increases resulted in 2023 target total direct compensation for Mr. Donnelly of approximately 3% above the market median of the talent peer group, based upon the benchmarking study.

In addition, after considering the factors described above, the Committee determined to increase 2023 base salaries for each of the other named executive officers. Mr. Connor’s base salary was increased by 4.5%, and Mr. Lupone and Ms. Duffy’s base salaries were increased by 4.6% and 6.1%, respectively. The Committee did not increase annual and long-term incentives as a percentage of base salary for Mr. Connor, Mr. Lupone, or Ms. Duffy, so each of their target incentive dollar amounts increased only as a result of their base salary increases.

TEXTRON 2024 PROXY STATEMENT     29

What is the Target Direct Compensation for Our Executives?

The following table shows 2023 target total direct compensation, along with the target for each component of target total direct compensation, for Textron’s NEOs as established by the Committee at its January 2023 meeting:

2023 Target Total Direct Compensation

			At-Risk Compensation

Name	Position	Base Salary	Target Annual Incentive	Target Long-Term Incentive	Target Total Direct Compensation

Scott C. Donnelly	CEO	$1,365,000	$2,320,500 (170% of salary)	$13,000,000 (952% of salary)	$16,685,500

Frank T. Connor	CFO	1,150,000	1,150,000 (100% of salary)	3,737,500 (325% of salary)	6,037,500

E. Robert Lupone	General Counsel	910,000	682,500 (75% of salary)	1,592,500 (175% of salary)	3,185,000

Julie G. Duffy	EVP, CHRO	700,000	525,000 (75% of salary)	1,225,000 (175% of salary)	2,450,000

2023 Target Pay Mix

	CEO Target Pay Mix	NEO Target Pay Mix (Excluding CEO)
Approximately 92% of our CEO’s pay mix and on average approximately 76% of our other NEOs’ pay mix is tied to Company performance, including stock price performance (“at-risk”).

30     TEXTRON 2024 PROXY STATEMENT

2023 INCENTIVE COMPENSATION TARGETS, PAYOUTS AND PERFORMANCE ANALYSIS

Setting Targets for 2023 Performance Metrics

The Committee relies on Textron’s Annual Operating Plan (“AOP”) in setting financial performance targets for short and long-term incentive compensation. The AOP, which is prepared toward the end of each fiscal year for the following three fiscal years, includes financial plans and targets and key assumptions for each segment. At its December meeting, the Board of Directors reviews and approves the AOP, subject to adjustment for certain year-end items. The Committee approves targets for the performance metrics included in Textron’s incentive compensation programs in January based upon the finalized AOP.

2023 Annual Incentive Compensation Performance Metrics

Consistent with the prior year, the performance metrics for the 2023 annual incentive compensation program focused on profitability, measured by enterprise net operating profit (weighted at 60%), manufacturing cash flow (weighted at 35%), and hiring diversity (weighted at 5%).

The net operating profit metric focused executives on improving execution in order to increase profit margin consistent with our expectations of our end markets. The 2023 net operating profit target was approximately 12% higher than both the 2022 target and actual performance.

The manufacturing cash flow metric focused executives on improving operational efficiency and sustaining the strength of the balance sheet. The cash flow target established by the Committee for 2023 was approximately 18% higher than the previous year’s target. However, the target was set approximately 29% below last year’s actual performance, largely due to expected higher working capital associated with increased revenue volume, a lower period-over-period increase in customer deposits and a higher level of investment to support new development programs and the higher volume.

In 2023, Textron changed the segment profit measure for its manufacturing segments to exclude the non-service components of pension and post- retirement income, net; LIFO inventory provision; and intangible asset amortization. The Company believes the revised measure provides a more consistent method of measuring and evaluating business performance across its segments, while also aligning its reporting results more consistently with other companies within its industry. This change impacts the enterprise net operating profit metric included in our annual incentive compensation program because this metric is based on segment profit. For comparison purposes only, the net operating profit target and actual performance figures for 2022 that are included in this discussion of 2023 metrics have been adjusted to conform to the revised measure.

The hiring diversity performance metric focused executives on increasing hiring of diverse employees (defined as employees who identify as female or diverse based on race or ethnicity). Annually, our executives review hiring plans for the coming year along with publicly available data on talent availability as a guide for setting diverse hiring targets.

Change to the Annual Incentive Compensation Metric for 2024

Beginning in 2024, our annual incentive compensation program will use an environmental, social and governance (ESG) metric in place of the hiring diversity metric. Five percent (5%) of annual incentive compensation will be earned based upon a qualitative assessment that may incorporate quantitative and qualitative data with respect to our progress and achievement of environmental, social and governance goals, including diversity and inclusion.

2023-2025 PSU Cycle Performance Metrics

Performance metrics for the 2023-2025 PSU cycle are unchanged from the prior year and consist of average Return on Invested Capital (ROIC) (weighted at 50%), Cumulative Manufacturing Cash Flow (weighted at 30%), and relative total shareholder return compared to the S&P 500 (weighted at 20%), all measured over the three-year performance period. The ROIC and cumulative manufacturing cash flow performance metrics were chosen by the Committee to align with key value drivers of our business and, together, are designed to incentivize our executives to make disciplined capital allocation decisions and to manage working capital, inventory and investments to generate returns and create value for our shareholders over the long term. The relative Total Shareholder Return metric maintains focus on stock performance as an important relative measure of Company performance.

TEXTRON 2024 PROXY STATEMENT     31

Annual Incentive Compensation Payouts and Performance Analysis

As described in Key 2023 Performance Highlights on page 23, Textron’s 2023 performance exceeded target for both the profitability and cash flow metrics. Performance on the hiring diversity metric was slightly below target. The formula for determining 2023 annual incentive compensation payouts for executive officers and the resulting percentage earned are detailed below:

2023 Annual Incentive Compensation Calculation
($ in millions)

Financial Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Component Weighting	Component Payout

Enterprise NOP(1)	$913	$1,284	$1,664	$1,327	60%	66.79%
Manufacturing Cash Flow(2)	$391	$ 846	$1,301	$ 931	35%	41.54%
Hiring Diversity Performance(3)	37.3%	47.3%	57.3%	46.5%	5%	4.60%
Total Earned						112.93%

(1)	“Enterprise NOP” means our total “Segment profit” as reported in our annual report on Form 10-K. Segment profit for the manufacturing segments excludes certain corporate expenses; interest expense, net for the Manufacturing group; LIFO inventory provision; intangible asset amortization; non- service components of pension and postretirement income, net; gains/losses on major business dispositions and special charges. The measurement for the Finance segment includes interest income and expense along with intercompany interest income and expense
(2)	“Manufacturing Cash Flow means “Manufacturing cash flow before pension contributions” as reported in our quarterly earnings releases. This measure adjusts net cash from operating activities (GAAP) as follows: deducts capital expenditures; includes proceeds from insurance recoveries and the sale of property, plant and equipment; excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements; and adds back pension contributions.
(3)	“Hiring Diversity Performance” represents the percentage of full-time U.S. salaried newly hired employees who identify as female or diverse based on race or ethnicity.

Annual incentive compensation targets and payouts for 2021, 2022 and 2023 for each NEO are shown below:

Annual Incentive Compensation Targets and Payouts

		2021		2022		2023

Name	Position	Target	Payout	Target	Payout	Target	Payout

Scott C. Donnelly	CEO	$1,854,000	$3,639,000	$2,080,000	$2,704,000	$2,320,500	$2,621,000
Frank T. Connor	CFO	$1,000,000	$1,963,000	$1,100,000	$1,430,000	$1,150,000	$1,299,000
E. Robert Lupone	General Counsel	$ 619,000	$1,215,000	$ 652,500	$ 848,000	$ 682,500	$ 771,000
Julie G. Duffy	EVP, CHRO	$ 469,000	$ 920,000	$ 495,000	$ 644,000	$ 525,000	$ 593,000

Prior Year Performance Analysis

As it does each year, the Committee conducted a comparative analysis of the annual incentive compensation paid to Textron’s CEO in 2023, with respect to 2022. The Committee compared Textron’s year-over-year operating performance for 2022, relative to the annual incentive compensation paid to the talent peer group companies’ CEOs compared to the year-over-year operating performance of the peer group companies. While exactly comparable data was not available for all peer companies, indicative comparisons were made using publicly reported GAAP operating cash flows and pre-tax earnings from continuing operations. The Committee’s comparative analysis confirmed the strong correlation between Textron’s annual incentive compensation payouts and its performance relative to the talent peer companies.

32      TEXTRON 2024 PROXY STATEMENT

Long-Term Incentive Compensation Payouts and Performance Analysis

2021-2023 Performance Share Units

Payouts for the 2021-2023 PSU cycle were based upon performance for the three-year period against metrics established by the Committee at the time the PSUs were granted. Performance metrics for the 2021-2023 PSU cycle consisted of average Return on Invested Capital (ROIC), Cumulative Manufacturing Cash Flow, and relative Total Shareholder Return compared to the S&P 500, all measured over the three-year performance period.

As described above, the ROIC and Cumulative Manufacturing Cash Flow performance metrics were chosen by the Committee to align with key value drivers of our business and, together, are designed to incentivize our executives to make disciplined capital allocation decisions and to manage working capital, inventory and investments to generate returns and create value for our shareholders over the long term. The three-year targets established by the Committee for the 2021-2023 PSU cycle for each of these financial metrics were based upon the AOP approved in December 2020 during uncertain global economic and market conditions. At that time, we anticipated a gradual end to COVID-19 shutdowns and moderate economic recovery over the next three-year period with the pandemic continuing to have a significant impact on our businesses and financial results over the three-year performance period. Actual performance reflects the Company’s successful management of ongoing global supply chain and labor challenges to deliver products and services to our customers.

The Company’s actual performance achieved against the threshold, target and maximum levels set for the metrics included in the 2021-2023 PSU cycle, and the resulting percentage of PSUs earned by the NEOs, are detailed below:

2021–2023 Performance Share Unit Calculation
($ in millions)

Financial Metric	Threshold Performance	Target Performance	Maximum Performance	Actual Performance	Component Weighting	Earned Percentage

Average Return on Invested Capital(1)	4.5%	8.5%	11.5%	12.5%(4)	50%	100%
Cumulative Manufacturing Cash Flow(2)	$539	$1,342	$2,145	$3,326(4)	30%	60%
Relative Total Shareholder Return(3)	25%	50%	75%	82.1%	20%	40%
Total Earned						200%

(1)	“Average Return on Invested Capital” is measured by dividing “ROIC income” by “average invested capital”. “ROIC income” includes income from continuing operations and adds back after-tax amounts for interest expense for the Manufacturing group. “Invested capital” represents total shareholders’ equity and Manufacturing group debt, less Manufacturing group cash and equivalents and any outstanding amounts loaned to the Finance group. Invested capital is averaged over the three-year period using the balance at the beginning of the performance period and at the end of each year in the performance period.
(2)	“Cumulative Manufacturing Cash Flow” is the amount of “Manufacturing cash flow before pension contributions” (as reported in our quarterly earnings releases and as described above) generated over the three-year performance period.
(3)	“Relative Total Shareholder Return” is the percentile rank of our Total Shareholder Return (“TSR”) compared with the companies in the S&P 500 (as of the grant date) over the three-year performance period. “TSR” is a measure of stock price appreciation, including reinvested dividends.
(4)	As approved by the Committee when the metrics were established, performance for both Average Return on Invested Capital and Cumulative Manufacturing Cash Flow may be adjusted to reflect items not contemplated when performance targets were set. Accordingly, performance has been adjusted for, as applicable, the impact of acquisitions and dispositions, special charges and the impact of foreign exchange fluctuations and changes associated with pension plans.

The calculated payout above for the 2021-2023 PSU award is 200% of target. The average ROIC, the Cumulative Manufacturing Cash Flow and relative TSR metrics were earned at the maximum of 200% of their weighting as performance on all three metrics exceeded maximum performance. Textron’s stock price increased by 52.5% over the three-year performance period.

Two factors impact the value of PSU payouts: (i) the number of units earned is based on Textron’s performance against operating metrics and (ii) the value of each unit earned is based on Textron’s stock price at the end of the performance cycle. The table below shows the PSU awards granted in 2021 and the payout earned by each NEO.

TEXTRON 2024 PROXY STATEMENT     33

2021–2023 Performance Share Unit Payouts

		2021–2023 Units		2021–2023 Value

Name	Position	Units Granted	% Earned	Grant Date Target Value	Payout Value

Scott C. Donnelly	CEO	113,722	200%	$ 5,863,506	$17,886,196
Frank T. Connor	CFO	33,532	200%	$ 1,728,910	$5,273,913
E. Robert Lupone	General Counsel	14,896	200%	$ 768,038	$2,342,843
Julie G. Duffy	EVP, CHRO	11,285	200%	$ 581,855	$1,774,905

As shown in the table above and illustrated in the graph below, the payout values of the 2021–2023 awards were well above the grant date values of the awards due to the actual performance achieved on the metrics and a 52.5% increase in Textron’s stock price over the three-year period (3/1/2021 price of $51.56 and 2024 ten-day average of $78.64). As a result, the value of the PSUs at settlement was 305% of their grant date target value.

The Textron Inc. 2015 Long Term Incentive Plan (the “Plan”) under which our long-term incentive compensation awards were granted, provides that the maximum amount that may be paid to any individual Plan participant in any calendar year with respect to awards settled in cash is $15 million. Because the payout value for Mr. Donnelly’s PSUs exceeded the Plan’s cash payment limitation, and, in consideration of the Company’s performance over the 2021-2023 period through a challenging business environment under Mr. Donnelly’s leadership, the Committee determined to settle the balance of Mr. Donnelly’s PSU award payout exceeding the cash limit by issuing shares of common stock with a value equal to such balance.

34      TEXTRON 2024 PROXY STATEMENT

Restricted Stock Units and Stock Options

In addition to PSUs, the Company’s long-term incentive compensation program consists of RSUs and stock options. Our RSUs vest in full on the third anniversary of the grant date, and, upon vesting, the holder is entitled to one share of our common stock for each RSU. Our stock options vest ratably over three years on each anniversary of the grant date.

The ultimate value of these awards to the executives, upon the vesting of RSUs or the exercise of stock options, is directly based upon Textron’s stock price at the time of vesting or exercise. For the value realized by the executives upon the vesting or exercise of these awards, see Option Exercises and Stock Vested in Fiscal 2023 on page 42.

2023 Say-on-Pay Advisory Vote on Executive Compensation and 2023 Shareholder Outreach

Executive compensation decisions at Textron are made by the Committee. One of the guiding objectives of Textron’s compensation program, as established by the Committee, is to align executive compensation with shareholder value creation. Therefore, the Board and the Committee carefully consider the full range of shareholder feedback and vote outcomes from our Annual Meeting each year. At our 2023 Annual Meeting, approximately 94.3% of our shareholders approved our advisory say-on-pay vote on 2022 executive compensation.

As we have done during the last several years, during 2023, we made significant efforts to engage with our institutional shareholders to discuss various environmental, social and governance (“ESG”) matters, including compensation matters. Our outreach team included our Executive Vice President and General Counsel, our Executive Vice President and Chief Human Resources Officer, our Vice President of Investor Relations, our Executive Director, Environmental, Health & Safety and Sustainability, our Senior Executive Counsel, our Director of Compensation and Executive Rewards and our Director of Sustainability. Board member participation in the calls was available upon request.

During 2023, we reached out to our 25 largest institutional shareholders representing approximately 66% of our outstanding shares to offer an engagement call with our team, and representatives of institutional shareholders, representing approximately 27% of our outstanding shares, participated in engagement calls with us. Institutional shareholders representing approximately 18% of our outstanding shares advised that they had no need for a call.

We received valuable feedback during our engagement calls on governance, sustainability, human capital management and other matters, all of which was communicated to the Committee and to our full Board on a regular basis throughout the process. Based upon these discussions and with the strong majority of shareholders being supportive of our compensation program, the Committee did not make any changes for the 2023 executive compensation program. We intend to continue to regularly engage with our investors to hear their views on our executive compensation program as well as on other matters.

RISKS RELATED TO COMPENSATION

The Committee strives to set compensation policies for senior executives which do not encourage excessive risk-taking that could endanger the Company. For 2023, the Committee completed a full review of managing risk within our executive compensation program. This review was informed by a risk analysis of our executive compensation program conducted by the Committee’s independent compensation consultant. The consultant’s risk analysis concluded that our executive compensation program has no elements that are likely to cause a material adverse outcome for the Company. This annual review helps the Committee to structure executive compensation programs that are designed to avoid exposing the Company to unwarranted risk.

OTHER COMPENSATION PROGRAMS

Textron provides certain other compensation programs (such as retirement benefits) that are designed to provide NEOs the same level of benefits provided to non-executive officers. Certain of these programs provide benefits over any caps mandated by government regulations, including:

●	Textron Spillover Pension Plan: Non-qualified benefit plan to make up for IRS limits to qualified pension plans.
●	Textron Spillover Savings Plan: Non-qualified benefit plan to make up for IRS limits to qualified savings plans.

TEXTRON 2024 PROXY STATEMENT     35

Textron provides a program to executives which benefits them by allowing for tax planning and also benefits the Company, in that cash payments by the Company are delayed:

●	Deferred Income Plan for Textron Executives: Non-qualified plan that allows participants to defer compensation.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT

Under its charter, the Committee has the authority to retain outside consultants or advisors as it deems necessary to provide desired expertise and counsel. In 2023, the Committee engaged the services of Pearl Meyer as its independent compensation consultant.

Pearl Meyer reports directly and exclusively to the Committee and was retained to provide advice regarding current and emerging best practices with regard to executive compensation. In addition, as described above, Pearl Meyer annually conducts a risk review of our executive compensation program. Representatives from Pearl Meyer attended each of the Committee’s meetings in 2023. Pearl Meyer does not provide any other services to the Committee or the Company. The Committee has determined that Pearl Meyer is independent and that the work of Pearl Meyer with the Committee for 2023 has not raised any conflict of interest.

SHARE OWNERSHIP REQUIREMENTS

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, we require that senior executives accumulate and maintain a minimum level of share ownership in the Company which may be achieved through direct ownership of shares, Textron Savings Plan shares, unvested RSUs and vested/ unvested share equivalents in Textron compensation and benefit plans. Stock options and unvested/unearned PSUs are not included for purposes of calculating share ownership. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the CEO and three times for other NEOs. New executive officers are given five years to reach their required ownership level. All NEOs currently meet their respective share ownership requirements.

ANTI-HEDGING AND PLEDGING POLICY

Our executives, including our NEOs, and their designees are prohibited from engaging in short sales of Textron securities and from engaging in transactions in publicly traded options, such as puts, calls and other derivative securities based on Textron’s securities including any hedging, monetization or similar transactions designed to decrease the risks associated with holding Textron securities, and financial instruments such as equity swaps, collars, exchange funds and forward sales contracts (the “anti-hedging policy”). The anti-hedging policy does not apply to employees generally but applies to officers at the Company and its subsidiaries who are subject to the Company’s insider trading policy. In addition, our NEOs are prohibited from pledging Textron securities as collateral for any loan or holding Textron securities in a margin account.

CLAWBACK POLICY

Our 2015 Long-Term Incentive Plan, as well as our Short-Term Incentive Plan which governs our annual incentive compensation program, include a clawback provision which we amended, effective July 25, 2023, to conform to the newly adopted New York Stock Exchange listing standard, which effects the recovery policy (“Recovery Policy”) required by the Dodd-Frank Act and implemented by the SEC.

The new Recovery Policy requires the “clawback” of certain incentive-based compensation paid to current and former NEOs and the Controller if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and such executives would have received less incentive-based compensation under the restated numbers than they actually received. The new policy applies a “no fault” standard and does not require any misconduct on the part of the recipient of the incentive-based compensation. “Incentive-based compensation” includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A copy of the Recovery Policy is included as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

36      TEXTRON 2024 PROXY STATEMENT

In addition, the Company’s long-term incentive award agreements provide that an executive who violates the noncompetition provisions of the award during employment, or within two years after termination of employment with the Company, forfeits future rights under the award and must repay to the Company value received during the period beginning 180 days prior to the earlier of termination or the date the violation occurred.

The Company also is subject to the “clawback” provision of Section 304 of the Sarbanes-Oxley Act of 2002 which generally requires public company chief executive officers and chief financial officers to disgorge bonuses, other incentive- or equity- based compensation, and profits on sales of company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.

COMPENSATION ARRANGEMENTS RELATING TO TERMINATION OF EMPLOYMENT

Since hiring Mr. Donnelly, the Committee no longer agrees to formal employment contracts which provide for individual termination protection. Mr. Donnelly’s letter agreement with Textron provides for payment of varying benefits to him upon events such as death, disability, retirement and termination under voluntary, involuntary (for cause), involuntary (not for cause or for good reason) or change in control circumstances. Mr. Donnelly’s termination benefits are consistent with the terms of our previous CEO’s agreement and were approved by the Committee upon Mr. Donnelly’s initial hiring in 2008. Mr. Connor, Mr. Lupone, and Ms. Duffy are each eligible for termination benefits that are available to all corporate officers as provided by the Severance Plan for Textron Key Executives.

In order for Textron to attract Mr. Donnelly to join the Company after his 19-year career at GE, his pension benefits were designed to take into account his years of service at GE so that he would not be disadvantaged by joining Textron. This benefit has been effected through the adoption of an amendment to the Textron Spillover Pension Plan adding an appendix which provides a “wrap- around pension benefit” to Mr. Donnelly in order to compensate for pension benefits at GE that would otherwise not keep pace with his increasing compensation over the course of his career upon joining Textron. The benefit takes into account his service with both GE and Textron and uses the definition of pensionable compensation and final average compensation in the Textron Spillover Pension Plan. This nonqualified pension benefit became 100% vested upon his completion of ten years of service with Textron and will be reduced by the combined value of any other benefit which he is eligible to receive under (i) a tax-qualified defined benefit plan maintained by GE, (ii) a tax-qualified defined benefit plan maintained by Textron and (iii) the Textron Spillover Pension Plan.

Mr. Connor’s letter agreement, which was negotiated at the time of his hiring in 2009, provides for an enhanced pension benefit which will give him an additional three years of credited service under the Textron Spillover Pension Plan, subject to the vesting terms of that Plan. Neither Mr. Lupone nor Ms. Duffy has been provided any supplemental or enhanced pension benefits.

TAX CONSIDERATIONS

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements, although they are not the only factors considered. In some cases, other important considerations may outweigh tax or accounting considerations, and the Committee maintains the flexibility to compensate its officers in accordance with the Company’s compensation philosophy. Under current tax law, we expect that compensation paid to our named executive officers, including performance-based compensation, in excess of $1 million generally will not be tax-deductible.

TEXTRON 2024 PROXY STATEMENT     37

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning compensation of our principal executive officer, principal financial officer and each other individual who was serving as an executive officer at the end of Textron’s 2023 fiscal year (each, an “NEO” and collectively, the “NEOs”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Scott C. Donnelly	2023	1,352,500	10,100,586	3,477,679	2,621,000	2,682,449	157,548	20,391,762
Chairman, President and	2022	1,282,769	8,314,479	2,905,358	2,704,000	0	160,672	15,367,279
Chief Executive Officer	2021	1,236,000	10,500,442	3,011,625	3,639,000	95,972	92,975	18,576,014

Frank T. Connor	2023	1,140,385	2,903,960	999,835	1,299,000	1,190,453	86,572	7,620,205
Executive Vice President and	2022	1,080,769	2,477,074	865,551	1,430,000	0	94,807	5,948,201
Chief Financial Officer	2021	1,000,000	3,096,153	888,025	1,963,000	250,381	74,912	7,272,471

E. Robert Lupone	2023	902,308	1,237,423	426,033	771,000	0	115,128	3,451,892
Executive Vice President,	2022	861,346	1,054,963	368,616	848,000	0	126,121	3,259,047
General Counsel and Secretary	2021	820,192	1,368,645	394,476	1,215,000	0	89,457	3,887,770

Julie G. Duffy	2023	692,308	951,836	327,710	593,000	1,087,406	41,215	3,693,475
Executive Vice President and	2022	653,269	800,319	279,639	644,000	0	61,284	2,438,511
Chief Human Resources Officer	2021	620,192	1,021,663	298,848	920,000	400,571	36,810	3,298,084

(1)	Base salary increases, if any, are implemented in the first pay period in March of each year; therefore, amounts shown in this column may not exactly match the base salaries disclosed in the CD&A.
(2)	The numbers shown in this column represent the grant date fair values of equity awards granted during the fiscal year, whether settled in stock or cash, including PSUs and RSUs, which are described in the CD&A. The grant date fair values are determined based on the closing price of our common stock on the date of grant, and the PSU values assume performance at target on the metrics. Assuming maximum performance is achieved, the grant date fair value of the PSUs granted in 2023 for the three-year performance period would be: Mr. Donnelly, $13,467,399, Mr. Connor, $3,871,897, Mr. Lupone,$1,649,849 and Ms. Duffy, $1,269,115.
(3)	The amounts that appear in this column represent the grant date fair value of stock options granted during the fiscal year. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 14 Share-Based Compensation in Textron’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023. The number of shares underlying the stock options granted to each NEO during 2023 is detailed in the Grants of Plan- Based Awards in Fiscal 2023 table on page 40.
(4)	The amounts in this column reflect annual incentive compensation earned under Textron’s annual incentive compensation program.
(5)	The amounts in this column reflect the year-over-year change in actuarial present value of accumulated pension benefits under all defined benefit plans in which the NEOs participate. Mr. Lupone does not participate in any of our defined benefit pension plans as he joined the Company after the plans were closed to new employees. For Ms. Duffy, this column also includes $119 in above-market non-qualified deferred compensation earnings that were posted to her interest-bearing account under the Deferred Income Plan for Textron Executives. Earnings are considered “above-market” if they were higher than 120% of the long-term applicable federal rate with compounding.

38      TEXTRON 2024 PROXY STATEMENT

(6)	The amounts in this column include the value of other benefits and the incremental cost to Textron in 2023 of providing various perquisites in 2023, as detailed below:

Benefit Type	Mr. Donnelly	Mr. Connor	Mr. Lupone	Ms. Duffy

Spillover Savings Plan Contribution(a)	51,125	40,519	85,428	18,115
Contributions to Textron Savings Plan	16,500	16,500	29,700	16,500
Contributions to Retirement Plans	6,600	6,600	0	6,600
Perquisites(b)	83,323	22,953	0	0
Total	157,548	86,572	115,128	41,215

(a)	These amounts represent the value of cash-settled Textron stock units credited to the NEO’s Spillover Savings Plan(“SSP”) account during the year. For Mr. Lupone, who is not eligible for a defined benefit pension plan, the Company credits an interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation, reduced by the contribution that was made by the Company under the Textron Savings Plan.
(b)	This amount includes the following: (i) $3,000 for parking for each of Mr. Donnelly and Mr. Connor, (ii) $5,937 for an annual physical exam for Mr. Donnelly, (iii) $74,386 for Mr. Donnelly’s personal travel on corporate aircraft, which includes $35,469 for Mr. Donnelly’s usage of corporate aircraft to attend a meeting of an outside board of directors on which he serves at the request of the Company’s board, deemed to be personal travel under SEC rules, (iv) $3,706 for the incremental cost to the Company of corporate aircraft dropping off or picking up Mr. Connor at an alternative airport for his personal convenience, (v) $16,247 for Mr. Connor, representing the Company paid portion of the costs for hangar space utilized by his personal aircraft. In addition, family members and invited guests of Mr. Donnelly occasionally fly as additional passengers on business flights. In those cases, the aggregate incremental cost to the Company is a de minimis amount and, as a result, no amount is reflected in the Summary Compensation Table. Textron values the personal use of corporate aircraft by using an incremental cost method that multiplies the hours flown on a personal flight by an hourly direct operating cost rate for the aircraft flown. The rate per flight hour is derived from the aircraft’s variable operating costs which include landing fees, fuel, hangar fees, maintenance, catering, security fees, crew expenses, de-icing costs and other direct operating expenses. The incremental cost of locating aircraft to the origin of a trip or returning aircraft from the completion of a trip are also included in the amount reported.

TEXTRON 2024 PROXY STATEMENT     39

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2023

The following table sets forth information on plan-based compensation awards granted to the NEOs during Textron’s 2023 fiscal year. Annual equity awards were approved on January 27, 2023 for grant on March 1, 2023.

									All Other Stock Awards: Number of Shares of Stock or Stock Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Grant Type	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott C. Donnelly			Annual IC	2,320,500	4,641,000
	3/1/2023	1/27/2023	PSUs			23,001	92,003	184,006				6,733,700
	3/1/2023	1/27/2023	RSUs						46,002			3,366,886
	3/1/2023	1/27/2023	Stock Options							145,937	73.19	3,477,679
Frank T. Connor			Annual IC	1,150,000	2,300,000
	3/1/2023	1/27/2023	PSUs			6,613	26,451	52,902				1,935,949
	3/1/2023	1/27/2023	RSUs						13,226			968,011
	3/1/2023	1/27/2023	Stock Options							41,957	73.19	999,835
E. Robert Lupone			Annual IC	682,500	1,365,000
	3/1/2023	1/27/2023	PSUs			2,818	11,271	22,542				824,924
	3/1/2023	1/27/2023	RSUs						5,636			412,499
	3/1/2023	1/27/2023	Stock Options							17,878	73.19	426,033
Julie G. Duffy			Annual IC	525,000	1,050,000
	3/1/2023	1/27/2023	PSUs			2,168	8,670	17,340				634,557
	3/1/2023	1/27/2023	RSUs						4,335			317,279
	3/1/2023	1/27/2023	Stock Options							13,752	73.19	327,710

(1)	These amounts refer to awards of annual incentive compensation made under our Short-Term Incentive Plan. The performance metrics and methodology for calculating payments are described in the CD&A.
(2)	These amounts refer to the number of PSUs granted under the Textron Inc. 2015 Long-Term Incentive Plan. PSUs are performance share units which are earned based upon performance against pre-established metrics over a three-year performance period as described in the CD&A. PSUs are typically payable in cash based on the average closing price of our common stock for the first ten trading days of the fiscal year following vesting, but, in the Committee’s discretion, can be settled in shares of common stock, cash, or a combination of both. Grants of PSUs in 2023 vest at the end of fiscal 2025. The “target” amount to be paid assumes 100% of PSUs granted are earned, and the “maximum” that can be paid per the plan design is 200% of the PSUs granted.
(3)	These amounts represent the number of RSUs granted in 2023 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. RSUs earn dividend equivalents until vested and vest in full on the third anniversary of the grant date.
(4)	These amounts represent the number of stock options granted in 2023 pursuant to the Textron Inc. 2015 Long-Term Incentive Plan. Stock options vest ratably over three years, beginning on March 1, 2024, and annually thereafter.
(5)	Reflects the exercise price for the stock options granted on March 1, 2023 which is equal to the closing price of our common stock on the grant date.
(6)	Represents the grant date fair value of each equity award listed in the table as determined in accordance with generally accepted accounting principles.

40      TEXTRON 2024 PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table sets forth information with respect to the NEOs concerning unexercised options and stock awards and other equity incentive plan awards that have not yet vested as of the end of our 2023 fiscal year.

Outstanding Equity Awards at 2023 Fiscal Year-End
	Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Type of Stock Award(3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(5)

Scott C. Donnelly	3/1/2023	0	145,937	73.19	3/1/2033	PSU	2023			184,006	14,797,763
	3/1/2022	48,544	97,088	71.07	3/1/2032	RSU	2023	46,002	3,699,481
	3/1/2021	133,406	66,702	51.56	3/1/2031	PSU	2022			155,986	12,544,394
	3/1/2020	233,913	0	40.60	3/1/2030	RSU	2022	38,997	3,136,139
	3/1/2019	242,419	0	54.43	3/1/2029	RSU	2021	56,861	4,572,762
	3/1/2018	193,820	0	58.24	3/1/2028	RSU	2019	23,496	1,889,548
	3/1/2017	219,619	0	49.58	3/1/2027
	3/1/2016	238,578	0	34.50	3/1/2026
	3/1/2015	194,546	0	44.31	3/1/2025
Frank T. Connor	3/1/2023	0	41,957	73.19	3/1/2033	PSU	2023			52,902	4,254,379
	3/1/2022	14,462	28,924	71.07	3/1/2032	RSU	2023	13,226	1,063,635
	3/1/2021	39,337	19,668	51.56	3/1/2031	PSU	2022			46,472	3,737,278
	3/1/2020	68,972	0	40.60	3/1/2030	RSU	2022	11,618	934,320
	3/1/2019	71,480	0	54.43	3/1/2029	RSU	2021	16,766	1,348,322
	3/1/2018	56,179	0	58.24	3/1/2028	RSU	2019	6,928	557,150
	3/1/2017	62,591	0	49.58	3/1/2027
	3/1/2016	68,718	0	34.50	3/1/2026
	3/1/2015	56,705	0	44.31	3/1/2025
E. Robert Lupone	3/1/2023	0	17,878	73.19	3/1/2033	PSU	2023			22,542	1,812,828
	3/1/2022	6,159	12,318	71.07	3/1/2032	RSU	2023	5,636	453,247
	3/1/2021	17,474	8,737	51.56	3/1/2031	PSU	2022			19,792	1,591,673
	3/1/2020	29,711	0	40.60	3/1/2030	RSU	2022	4,948	397,918
	3/1/2019	30,791	0	54.43	3/1/2029	RSU	2021	7,448	598,968
	3/1/2018	24,906	0	58.24	3/1/2028	RSU	2019	2,984	239,973
	3/1/2017	28,056	0	49.58	3/1/2027
	3/1/2016	31,091	0	34.50	3/1/2026
	3/1/2015	26,114	0	41.31	3/1/2025
Julie G. Duffy	3/1/2023	0	13,752	73.19	3/1/2033	PSU	2023			17,340	1,394,483
	3/1/2022	4,673	9,344	71.07	3/1/2032	RSU	2023	4,335	348,621
	3/1/2021	13,238	6,619	51.56	3/1/2031	PSU	2022			15,014	1,207,426
	3/1/2020	22,283	0	40.60	3/1/2030	RSU	2022	3,754	301,897
	3/1/2019	21,169	0	54.43	3/1/2029	RSU	2021	5,642	453,730
	3/1/2018	14,044	0	58.24	3/1/2028	RSU	2019	2,051	164,941
	3/1/2017	6,260	0	49.58	3/1/2027
	3/1/2016	7,009	0	34.50	3/1/2026
	3/1/2015	5,727	0	41.31	3/1/2025

(1)	Stock option awards associated with each annual grant vest ratably over three years on each anniversary of the grant date.
(2)	The exercise price of stock options is equal to the closing price of our common stock on the date of grant.
(3)	The following types of stock awards are shown in this table:
(a)	“PSU” refers to performance share units. These units reward achievement of long-term goals over a three-year performance period, vesting at the end of the third fiscal year. They are typically settled in cash at a value based on the average closing price of our common stock for the first ten trading days of the fiscal year following vesting, but, in the Committee’s discretion, can be settled in shares of common stock, cash, or a combination of both. Further information about these awards can be found in the CD&A.
(b)	“RSU” refers to restricted stock units. RSUs granted prior to 2020 vest over five years, in three equal annual installments, beginning on the third anniversary of the grant date. Beginning with 2020 grants, RSUs vest in full on the third anniversary of the grant date. Upon vesting, common stock will be issued to the executive. RSUs are granted with the right to receive dividend equivalents.

TEXTRON 2024 PROXY STATEMENT     41

(4)	The market value of RSUs that have not vested as of December 30, 2023 was calculated using the fiscal year-end closing share price of $80.42 multiplied by the number of unvested units.
(5)	PSUs granted in 2022 and 2023 vest, to the extent earned, on December 28, 2024 and January 3, 2026, respectively. The numbers of PSUs and the related values as of December 30, 2023 represent the units earned and payout value at maximum for both the 2022-2024 and 2023-2025 three-year performance periods, rather than the units earned and payout value at target, in accordance with SEC rules requiring reporting of these amounts in this manner because our performance exceeded target during the previous fiscal year. The payout values shown were determined by multiplying the 2023 fiscal year end closing price of our common stock of $80.42 by the maximum number of unearned and unvested PSUs.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2023

The following table provides information concerning option exercises and the vesting of stock, including PSUs and RSUs, during Textron’s 2023 fiscal year for each NEO.

Option Exercises and Stock Vested in Fiscal 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Equity Award(1)	Number of Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Scott C. Donnelly	222,319	7,481,168	PSU	227,444(3)	18,291,046
			RSU	102,309	7,487,996
					25,779,042
Frank T. Connor	63,361	2,132,332	PSU	67,064	5,393,287
			RSU	30,078	2,201,409
					7,594,696
E. Robert Lupone	0	0	PSU	29,792	2,395,873
			RSU	13,020	952,934
					3,348,807
Julie G. Duffy	0	0	PSU	22,570	1,815,079
			RSU	9,155	670,054
					2,485,133

(1)	“PSU” and “RSU” are described in more detail in footnote 3 to the previous table.
(2)	PSUs vest at the end of the three-year performance period and, pursuant to SEC rules, are valued in the table above based on our common stock price at the end of the third fiscal year. The PSUs earned are subsequently settled in cash based on the average closing price of our common stock for the first ten trading days of the fiscal year following vesting, except for a portion of Mr. Donnelly’s PSUs which were settled in stock. The use of different stock prices results in the following payouts to our NEOs, which differ from the values in the table: Mr. Donnelly, $15,000,000 in cash and $2,886,196 in stock, Mr. Connor $5,273,913, Mr. Lupone, $2,342,843 and Ms. Duffy, $1,774,905.
(3)	As described on page 34, the PSUs earned were not all settled in cash as the balance of Mr. Donnelly’s PSU payout exceeding $15,000,000 was settled by issuing to him 32,547 shares of common stock.

42      TEXTRON 2024 PROXY STATEMENT

PENSION BENEFITS IN FISCAL 2023

The table below sets forth information on the pension benefits for the NEOs under each of the Company’s pension plans:

Name	Plan Name	Number of Years of Credited Service		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Scott C. Donnelly	TRP	15.50		$655,354	0
	Spillover	15.50		6,930,765	0
	Wrap Around	34.50(2)		8,447,799	0
			Total	$16,033,918
Frank T. Connor	TRP	14.42		$682,634	0
	Spillover	14.42		4,432,291	0
	Add’l Credited Service	3.00(2)		1,064,377	0
			Total	$ 6,179,302
E. Robert Lupone(3)	N/A	N/A		N/A
Julie G. Duffy	TRP	26.50		$973,607	0
	Spillover	26.50		3,065,864	0
	TSPPSO	26.50		620,216	0
			Total	$ 4,659,687

(1)	The present value of the accumulated benefit has been calculated consistent with the assumptions set forth in Note 15 Retirement Plans in Textron’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.
(2)	Years of extra service granted to the executive by employment letter.
(3)	Mr. Lupone is not eligible to participate in any of our pension plans.

A brief description of each of the Company’s pension plans referenced above follows.

TRP: Textron Retirement Program

Textron’s retirement benefits for U.S. salaried and eligible bargained employees, the Textron Retirement Program (“TRP”), is designed to be a “floor-offset” arrangement which has two parts. The first is a traditional defined pension benefit which provides a set monthly income (pension) at retirement through a formula based on age, years of service and annual compensation. The second is a defined contribution benefit called the Textron Retirement Account Plan. The TRP is funded and tax qualified.

Benefits under the TRP are based on one and one-third percent of eligible compensation, provided that, for service years prior to 2007 (which only applies to Ms. Duffy), benefits are based on a one percent annual benefit for eligible compensation up to the “covered compensation” level ($78,516.90 in 2023), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the Internal Revenue Code limit ($330,000 in 2023). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the TRP, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the TRP is 65, eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. Mr. Donnelly, Mr. Connor and Ms. Duffy qualify for the early retirement benefit under the TRP.

Under the Textron Retirement Account Plan, Textron makes annual contributions to a participant’s account equal to 2% of eligible compensation up to the Internal Revenue Code limit, and the account balance is adjusted for investment gains and losses. The participant may receive the account in a lump sum or as an actuarially equivalent annuity upon termination of employment at any age. The value of any distribution from the Textron Retirement Account Plan offsets benefits accrued after 2006 under the pension formula.

TEXTRON 2024 PROXY STATEMENT     43

Effective January 1, 2010, the TRP was closed to new entrants, and new employees, including Mr. Lupone, instead receive an annual company contribution to the Textron Savings Plan equal to 4% of eligible compensation up to the Internal Revenue Code Limit.

SPP: Spillover Pension Plan

Textron maintains the Spillover Pension Plan (“SPP”) to compensate certain Textron executives for pension benefits that would have been earned but for limitations imposed on tax-qualified plans under federal law. The formula for the SPP is the same as the formula for the defined benefit portion of the qualified plan (the TRP). Eligible compensation components include base salary and annual incentive compensation paid in a given year. The amount included in the formula equals the total of these components (whether or not deferred), less the Internal Revenue Code limit noted above ($330,000 in 2023). Benefits under the SPP also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

In 2008, an appendix was added to the SPP for certain designated participants hired on or after January 1, 2008, including Mr. Donnelly, to provide a “wrap-around pension benefit.” This appendix will recognize an additional benefit service accrual identified in the offer letter of the designated participant and the resulting calculation will be offset by the prior employer age 65 benefit as described in the offer letter, and any qualified and non-qualified age 65 benefit provided by Textron. Specific to Mr. Donnelly, refer to the CD&A for details on his “wrap-around” benefit.

Effective January 1, 2010, the SPP was closed to new entrants except for those who were participants in the Textron Retirement Program on December 31, 2009. Mr. Lupone, therefore, is not eligible to participate in the SPP.

TSPPSO: Textron Supplemental Pension Plan in Lieu of Stock Options

The Textron Supplemental Pension Plan in Lieu of Stock Options (“TSPPSO”) is a pension enhancement benefit that was provided to a select group of employees whose stock option grants were reduced beginning in 2003. The plan increases pensionable earnings for these employees by approximately 10-15%. Benefits under the TSPPSO also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the defined benefit portion of the TRP. This plan is unfunded and not qualified for tax purposes.

The TSPPSO is no longer open to new entrants. Based on Ms. Duffy’s position in 2003, she is the only NEO who is eligible to participate in the plan.

44      TEXTRON 2024 PROXY STATEMENT

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the deferred compensation activity for each NEO during 2023 under nonqualified deferred compensation plans maintained by Textron.

Name	Plan Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Scott C. Donnelly	Spillover Savings Plan	51,125	164,715	0	1,413,830
Frank T. Connor	Spillover Savings Plan	40,519	103,646	0	897,511
E. Robert Lupone	Spillover Savings Plan	85,428	83,307	0	1,069,938
Julie G. Duffy	Deferred Income Plan	0	1,651	0	25,067
	Spillover Savings Plan	18,115	17,997	0	166,267

(1)	The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in the Textron Spillover Savings Plan (the “SSP”) in 2023. There are two types of Company contributions made under the SSP. First, if a participant contributes at least 10% of eligible compensation to the tax-qualified Textron Savings Plan (“TSP”), then the participant’s stock unit account within the SSP is credited with a match equal to 5% of eligible compensation reduced by the matching contribution under the TSP. Second, for Mr. Lupone and other employees hired after 2009 who are not eligible for a defined benefit pension plan, the Company credits the interest-bearing Moody’s account within the SSP with an amount equal to 4% of eligible compensation reduced by the contribution that was made by the Company under the TSP. These amounts are also reported in the “All Other Compensation” column in the Summary Compensation table on page 38.
(2)	The amounts in this column reflect aggregate earnings during the fiscal year on amounts accrued in the participants’ accounts under the SSP and the DIP, if applicable, based upon the terms of each plan, as described below. To the extent the credited rate exceeds 120% of the long-term applicable federal rate, such earnings are considered “above-market earnings”. The amount of above-market earnings in the DIP was $119 for Ms. Duffy.
(3)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior-year proxy statements: Mr. Donnelly $601,581, Mr. Connor $418,536, Mr. Lupone $680,668 and Ms. Duffy $78,728. This information is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

A brief description of the Company’s deferred compensation plans referenced above follows.

DIP: Deferred Income Plan for Textron Executives

NEOs deferring compensation into the Deferred Income Plan for Textron Executives (“DIP”) have forgone current compensation in exchange for an unsecured promise from the Company to pay the deferred amount after their employment ends. NEOs can defer up to 80% of their base salary and certain other cash compensation including annual incentive compensation and long-term incentive distributions settled in cash. The “principal” amount that is deferred can be credited with either a Moody’s-based interest rate or a rate of return that approximates the return on investment for a share of Textron common stock, including dividend equivalents, based upon the elections made annually by each NEO. The interest rate applicable to the Moody’s account is the average Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. The compounded Moody’s yield for 2023 was 5.56%, which was applied to all deferrals made subsequent to December 31, 2001.

SSP: Textron Spillover Savings Plan

The Textron Spillover Savings Plan (the “SSP”) makes up for forgone Company matches into the tax-qualified Textron Savings Plan because of federal compensation limits, as a result of deferring income under the DIP, and for employees hired or rehired after 2009 who are not eligible for a defined benefit pension plan. NEO contributions to the qualified savings plan are capped at 10% of eligible compensation up to the Internal Revenue Code limit ($330,000 in 2023). The contribution amount for employees hired or rehired after 2009 is based on 4% of eligible compensation. Contributions under the SSP are tracked in the form of unfunded book-entry accounts credited as stock units, which earn dividend equivalents and which are reinvested into stock units. NEOs are not permitted to make contributions to the SSP.

TEXTRON 2024 PROXY STATEMENT     45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion and tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated and/or a change in control had occurred on December 29, 2023, the last business day of Textron’s 2023 fiscal year. Information is provided with respect to the following termination scenarios—voluntary, “for cause”, death or disability, “not for cause” or “good reason”, change in control—and is based upon the named executive’s compensation and service levels as of such date and, if applicable, based on the Company’s closing stock price on that date.

In addition, in connection with any future actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts or altering the terms of benefits described below, as the Organization and Compensation Committee believes appropriate. The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the Company’s share price and the executive’s age.

Payments Made Upon a Voluntary Termination by an Executive

Voluntary termination occurs when the NEO leaves the Company at his or her own will (e.g., voluntary resignation or retirement). Upon a voluntary termination, executives are entitled only to their vested or accrued obligations. Additionally, because all of the NEOs are retirement eligible (age 55 with at least ten years of service to Textron), they also would be entitled to the following:

●	RSUs would continue to vest according to their vesting schedules
●	PSUs would continue to vest according to their vesting schedules
●	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination

Payments Made Upon a Termination in Connection with Death or Disability

Upon a termination in connection with death or disability, each of the NEOs would be entitled to their vested or accrued obligations as well as the following:

●	RSUs would vest in full upon the occurrence of the event
●	PSUs would accelerate and vest pro-rata
●	In the event of disability, vested stock options issued prior to 2014 would remain exercisable until the original expiration date; in the event of death, they would remain exercisable until the earlier of the remaining term of the option or 12 months after the date of death. Unvested stock options issued in 2014 or later would vest in full; stock options would be exercisable until the earlier of the remaining term of the option or five years after the date of disability/death
●	Full vesting of benefits under the Textron Savings Plan, SSP, DIP and Retirement Account Plan

Payments Made Upon a Termination “For Cause” by the Company

A “for cause” termination occurs when a NEO is separated from Textron after engaging in one or more activities including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the Company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) willful failure to attempt to perform his or her duties or willful failure to attempt to follow the legal written direction of the Board. Upon a termination “for cause,” each of the NEOs would be entitled only to their vested or accrued obligations.

46      TEXTRON 2024 PROXY STATEMENT

Payments Made Upon a “Not For Cause” Termination by the Company or by an Executive for “Good Reason”

Mr. Donnelly

A “not for cause” termination (also called “involuntary termination”) occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “Good Reason.” Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “not for cause” or “Good Reason” termination. “Good Reason” means the occurrence of one or more of the following: (i) the assignment to Mr. Donnelly of duties that are materially inconsistent with his position, (ii) the material reduction of Mr. Donnelly’s position, (iii) the forced relocation of Mr. Donnelly’s principal office, (iv) a reduction in Mr. Donnelly’s salary or other benefits, (v) the failure of the Company to deliver to Mr. Donnelly a satisfactory written agreement from any successor to the Company to assume and agree to perform under the letter agreement, or (vi) other material breach by Textron of the letter agreement. Upon a termination “not for cause,” or for “Good Reason,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit Comprised of:
–	Two times the sum of (i) base salary and (ii) the greater of (a) the termination year target annual cash incentive compensation and (b) the average annual cash incentive compensation earned during the last three fiscal years, paid in monthly installments over two years

●	Treatment of Long-Term Incentive Awards:
–	RSUs would continue to vest according to their vesting schedules
–	PSUs would continue to vest according to their vesting schedules
–	Unvested stock options would continue to vest per their respective vesting schedules; vested stock options would remain exercisable until the earlier of the remaining term of the stock options or 48 months after termination

●	Benefits under Retirement Plans:
–	Credit for an additional two and one-half years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
–	A lump sum payment equal to two times the amount of maximum Company annual contribution or match to any defined contribution-type plan in which the executive participates

●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for two years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay for involuntary termination only if the executive signs a release provided in and required by the plan document. This severance pay is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan.

Payments Made Upon a Termination in Connection with a “Change in Control”

Mr. Donnelly

A “change in control” termination would occur if Mr. Donnelly experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. Mr. Donnelly’s letter agreement with the Company provides certain severance benefits in the event of a “change in control” termination. For purposes of Mr. Donnelly’s letter agreement, a “change in control” means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of Textron’s then outstanding voting stock, (ii) a majority of the members of the Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) shareholder

TEXTRON 2024 PROXY STATEMENT     47

approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. Upon a termination in connection with a “change in control,” Mr. Donnelly would be entitled to his vested or accrued obligations as well as the following:

●	Cash Severance Benefit, Payable in a Lump Sum, Comprised of:
–	Three times base salary
–	Three times the greater of (i) the average annual cash incentive compensation over the three years prior to the earlier of the change of control or the termination and (ii) the termination year target annual cash incentive compensation

●	Treatment of Long-Term Incentive Awards:
–	Outstanding unvested stock options, PSUs and RSUs would be subject to immediate and full vesting acceleration as of the change in control.
–	PSUs granted in 2022 and 2023 will be paid based on actual performance through the change in control and based on target performance after the change in control.

●	Benefits under Retirement Plans:
–	Full vesting and credit for an additional three years of age and service and compensation under all defined benefit-type retirement plans (including the SPP)
–	Full vesting acceleration under the Spillover Savings Plan
–	A payment equal to three times the amount of maximum Company annual contribution or match to any defined contribution- type plan in which the executive participates

●	Continuation of Insurance Coverage: Continued coverage (or the cash equivalent thereof) for three years under the Company’s term life insurance and long-term disability insurance plans, and, to the extent eligible on the date of termination, under the accidental death and dismemberment insurance and dependent life insurance plans

●	Additional Perquisites: Outplacement assistance for up to one year following termination

●	Tax Gross-Up Payment: Subject to certain conditions, the Company would gross-up severance payments to cover the executive’s excise taxes, if any, determined in accordance with Sections 4999 and 280G of the Internal Revenue Code

Other NEOs

The Severance Plan for Textron Key Executives, in which each of the other NEOs participates, provides severance pay and severance benefits in the event of an involuntary termination or termination for “good reason” by the executive following a change of control only if the executive signs a release provided in and required by the plan document. The severance pay, payable in a lump sum, is equal to the sum of: (i) the executive’s annual rate of base salary at the date of severance, and (ii) the larger of (a) the average of his or her three most recent actual awards of annual incentive compensation (whether or not deferred) and (b) his or her current target incentive compensation under the annual incentive compensation plan. In addition, medical and dental benefits would be provided by Textron to the executive and to his or her dependents, on terms which are not less favorable to them than the terms existing immediately before severance. Such severance benefits would be continued for eighteen months following severance (or, if less, until the executive or dependent obtains comparable coverage under another employer’s plan or Medicare).

Under the Severance Plan for Textron Key Executives, “change of control” means the occurrence of any of the following events: (i) any person unrelated to Textron (a) becomes (other than by acquisition from Textron) the beneficial owner of more than 50% of Textron’s then outstanding voting stock, (b) acquires more than 30% of Textron’s then outstanding voting stock, or (c) acquires all or substantially all of the total gross fair market value of all of the assets of Textron, (ii) a merger or consolidation of Textron with any other corporation occurs, other than a merger or consolidation that would result in the voting securities of Textron outstanding immediately before the merger or consolidation continuing to represent 50% or more of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iii) during any 12-month period, a majority of the members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of their appointment or election.

In addition, in the event of a not for cause or good reason termination in connection with a change of control, the other NEOs would receive (i) full vesting acceleration under the SPP, SSP and TSP and (ii) full vesting of long-term incentive awards which would be payable in the same manner described above for Mr. Donnelly.

The following tables show additional or accelerated payments which would be payable to our NEOs under existing agreements, plans or other arrangements, for various scenarios triggered by a termination of employment, assuming the termination date to be December 29, 2023, and, where applicable, using the closing price of our common stock of $80.42 (as reported on the New York Stock Exchange on December 29, 2023, the last trading day of our fiscal year).

48      TEXTRON 2024 PROXY STATEMENT

Scott C. Donnelly	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive/Severance	$0	$0	$0	$0	$8,706,000	$13,059,000
RSU settled in stock or cash(3)	13,297,930	13,297,930	13,297,930	0	13,297,930	13,297,930
Stock Options(3)	3,887,917	3,887,917	3,887,917	0	3,887,917	3,887,917
Cash settlement of PSUs(3)	13,671,078	6,647,758	6,647,758	0	13,671,078	13,671,078
Pension benefit(4)	0	0	0	0	8,963,952	10,849,632
Other benefits(5)	0	0	0	0	161,425	437,138
Amount Triggered due to Termination	$30,856,925	$23,833,605	$23,833,605	$0	$48,688,302	$55,202,695

Frank T. Connor	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive/Severance	$0	$0	$0	$0	$2,714,000	$2,714,000
RSU settled in stock or cash(3)	3,903,426	3,903,426	3,903,426	0	3,903,426	3,903,426
Stock Options(3)	1,141,407	1,141,407	1,141,407	0	1,141,407	1,141,407
Cash settlement of PSUs(3)	3,995,829	1,954,823	1,954,823	0	3,995,829	3,995,829
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	23,638
Amount Triggered due to Termination	$9,040,662	$6,999,656	$6,999,656	$0	$11,754,662	$11,778,300

E. Robert Lupone	Voluntary	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive/Severance	$0	$0	$0	$0	$1,854,667	$1,854,667
RSU settled in stock or cash(3)	1,690,107	1,690,107	1,690,107	0	1,690,107	1,690,107
Stock Options(3)	496,581	496,581	496,581	0	496,581	496,581
Cash settlement of PSUs(3)	1,702,250	832,695	832,695	0	1,702,250	1,702,250
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	7,461
Amount Triggered due to Termination	$3,888,938	$3,019,383	$3,019,383	$0	$5,743,605	$5,751,066

Julie G. Duffy	Voluntary(1)	Disability	Death	For Cause	Not For Cause	Change in Control(2)
Annual Incentive/Severance	$0	$0	$0	$0	$1,419,000	$1,419,000
RSU settled in stock or cash(3)	1,269,188	1,269,188	1,269,188	0	1,269,188	1,269,188
Stock Options(3)	377,818	377,818	377,818	0	377,818	377,818
Cash settlement of PSUs(3)	1,300,954	634,889	634,889	0	1,300,954	1,300,954
Pension benefit	0	0	0	0	0	0
Other benefits(5)	0	0	0	0	0	23,638
Amount Triggered due to Termination	$2,947,960	$2,281,895	$2,281,895	$0	$4,366,960	$4,390,598

(1)	All of the NEOs are retirement eligible (age 55 with at least ten years of service to Textron) which entitles them to continued vesting of their unvested RSUs, stock options and PSUs upon a voluntary termination.
(2)	Amounts reported in the “Change in Control” column are paid only upon a “not for cause” or “good reason” termination in connection with a Change in Control.
(3)	Amounts reported for RSUs, stock options and PSUs reflect accelerated, prorated and/or continued vesting triggered by termination event under each scenario, respectively. PSU amounts have been calculated assuming that the 2022-2024 PSU cycle will be paid at 100% of target and the 2023-2025 PSU cycle will be paid at 100% of target.
(4)	Potential pension benefits have been calculated assuming a discount rate of 5.25%.
(5)	Other benefits (i) for Mr. Donnelly, includes, under the “Not for Cause” scenario, $12,975 in continuation of insurance coverage and $148,450 in additional benefits under retirement plans, and, under the “Change in Control” scenario, $19,462 in continuation of insurance coverage, $222,675 in additional benefits under retirement plans and outplacement assistance valued at $195,000, (ii) for the other NEOs, represents continuation of health benefits.

TEXTRON 2024 PROXY STATEMENT     49

PAY RATIO

We are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission (“SEC”) rules to provide the ratio of the annual total compensation of Mr. Donnelly, our Chief Executive Officer, to that of an employee whose annual compensation is at the median of all our employees.

Textron and its consolidated subsidiaries together have approximately 35,000 employees located throughout the world, with approximately 78% in the U.S., 10% in Europe, 7% in Canada and Mexico combined, 5% in Asia and less than 1% elsewhere.

To identify the employee with compensation at the median of all employees for our 2023 fiscal year, we used “annual rate”, as reflected in our enterprise-wide human resources information system, as of October 1, 2023, for all of our employees, including part time, temporary and seasonal employees. The annual rate for salaried employees reflects base salary paid on an annual basis. For hourly employees, the annual rate is arrived at using their hourly rate and standard work hours. We did not make any cost-of-living adjustments despite the large variety of labor markets in which our employees work, nor did we make any adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g., we did not include overtime, commissions, bonuses or other types of non-fixed compensation).

Using this methodology for 2023, we determined that the “median employee” was a full-time, hourly employee located in the U.S. Total compensation for the median employee in the 2023 fiscal year was in the amount of $104,326. “Annual total compensation” of the median employee includes regular and overtime earnings, bonus payments, Company contributions to a 401(k) plan on behalf of the employee, and the Company-paid portion of health and welfare benefits.

“Annual total compensation” for Mr. Donnelly for the 2023 fiscal year was $20,414,710 which is a $22,948 increase over the amount reflected in the “Total” column in the Summary Compensation Table on page 38. The increase reflects the inclusion of Mr. Donnelly’s health and welfare benefits which are excluded from the Summary Compensation Table amounts under SEC rules. Based upon this information, for 2023 the ratio of the annual total compensation of Mr. Donnelly to the annual total compensation of the median employee was 196 to 1.

50      TEXTRON 2024 PROXY STATEMENT

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

The following table provides a summary of “Compensation Actually Paid,” calculated as prescribed by the SEC (“CAP”), to the principal executive officer (“PEO”), the average CAP for the other non-PEO named executive officers (“Non-PEO NEOs”), total shareholder return (“TSR”), Net Income and the Company-selected financial measure of Manufacturing Cash Flow before Pension Contributions for 2023, 2022, 2021 and 2020.

					Value of Initial Fixed $100 Investment based on:(2)
	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)	Company Total Shareholder Return (TSR) ($)	Peer Group TSR S&P 500 A&D Index TSR ($)	Peer Group TSR S&P 500 Industrials Index TSR ($)	Net Income ($) (in millions)	Manufacturing Cash Flow before Pension Contributions(3)

2023	20,391,762	27,994,633	4,921,857	6,004,863	181.4	119.1	150.2	921	931
2022	15,367,279	18,736,482	3,881,920	4,533,894	159.5	111.5	127.2	861	1,188
2021	18,576,014	45,821,710	4,819,441	9,366,481	173.7	95.0	134.5	746	1,149
2020	17,770,781	15,822,859	4,206,109	3,770,432	108.6	83.9	111.1	309	596

(1)	During each year in the table above, Mr. Donnelly was Textron’s Principal Executive Officer (“PEO”) and our other Named Executive Officers (“Non-PEO NEOs”) consisted of Mr. Connor, Mr. Lupone and Ms. Duffy.
(2)	Represents the value as of the end of each year indicated of $100 invested on December 31, 2019 in the Company’s stock or in one of the indicated Peer Group indices.
(3)	2022’s Manufacturing Cash Flow before Pension Contributions has been adjusted to exclude the impact of the Pipistrel acquisition consistent with the prior year’s presentation.

“Compensation Actually Paid” is defined by the SEC to include amounts not actually received by the PEO or non-PEO NEOs. The calculation of CAP is required to include, not only actual take-home pay for the reported year, but (i) an alternate valuation of pension benefits accrued during the year, (ii) the year-end value of equity awards granted during the reported year, and (iii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or through the end of the reported fiscal year. The reconciliation below sets forth adjustments made to the Summary Compensation Table Total for Mr. Donnelly and the average of the Summary Compensation Table Total for the Non- PEO NEOs to arrive at “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs”, in the manner prescribed by SEC rules.

	PEO				Non-PEO NEOs (average)

	2023	2022	2021	2020	2023	2022	2021	2020

Summary Compensation Table (“SCT”) Total	$ 20,391,762	$ 15,367,279	$ 18,576,014	$ 17,770,781	$ 4,921,857	$ 3,881,920	$ 4,819,441	$4,206,109
Adjustments:
Deduction for Change in Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	(2,682,449)	—	(95,972)	(2,838,193)	(759,247)	—	(216,984)	(708,553)
Increase for “Service Cost” for pension plans	413,267	576,449	580,054	512,139	129,420	162,591	165,031	188,354

TEXTRON 2024 PROXY STATEMENT     51

	PEO				Non-PEO NEOs (average)

	2023	2022	2021	2020	2023	2022	2021	2020

Deduction for the grant date fair value of stock awards (PSUs and RSUs) awarded during the year, reported under the “Stock Awards” column in the SCT	(10,100,586)	(8,314,479)	(10,500,442)	(10,522,576)	(1,697,740)	(1,444,119)	(1,828,820)	(1,797,292)
Deduction for the grant date fair value of options awarded during the year, reported under the “Option Awards” column in the SCT	(3,477,679)	(2,905,358)	(3,011,625)	(2,493,513)	(584,526)	(504,602)	(527,116)	(429,833)
Increase for year-end fair value of awards granted during year that remain outstanding and unvested as of year-end(1)	14,676,737	12,650,262	22,165,513	13,307,527	2,466,901	2,190,502	3,879,540	2,293,943
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end(1)	4,093,826	1,079,909	14,602,311	1,043,862	711,301	194,183	2,484,003	170,048
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during the year	4,665,339	264,240	3,486,240	(977,153)	814,467	50,307	588,100	(155,581)
Increase for value of dividend equivalents	14,355	18,180	19,617	19,985	2,469	3,112	3,286	3,237
Total Adjustments	7,602,871	3,369,203	27,245,696	(1,947,922)	1,083,005	651,974	4,547,040	(435,677)
“Compensation Actually Paid”	$27,994,633	$18,736,482	$45,821,710	$15,822,859	$6,004,863	$4,533,894	$9,366,481	$3,770,432

(1)	We calculate the fair value of our PSUs, which are typically settled in cash, but, in the Committee’s discretion, can be settled in shares of common stock, cash, or a combination of both, in accordance with GAAP, based on the closing price of our common stock and the number of units, as adjusted based on estimates with respect to performance on the relevant metrics. On the grant date, we assume performance at target on the metrics. Following the grant date, we apply the actual relative TSR as of the valuation date, and, for the remaining performance periods, we utilize estimates of performance against the target for each operating metric.

Financial Performance Measures

The following list of financial performance measures represents, in the Company’s assessment, the most important financial performance measures used by the Company to link Compensation Actually Paid (“CAP”) to the NEOs to company performance for the 2023 fiscal year. Please see the Compensation Discussion and Analysis beginning on page 23 for additional discussion of how these factors affected our NEOs’ compensation.

Descriptions of Relationships

Manufacturing Cash Flow before Pension Contributions
Average Return on Investment Capital
Cumulative Manufacturing Cash Flow
Enterprise Net Operating Profit
Relative TSR compared to the S&P 500

Set forth below are descriptions of the relationship between CAP and each of the financial performance metrics set forth in the Pay versus Performance table above, as well as a description of the relationship of the Company’s Total Shareholder Return (“TSR”) compared to our Peer Groups’ TSR.

52      TEXTRON 2024 PROXY STATEMENT

CAP versus TSR

As shown in the chart below, the calculated CAP for both the PEO and the Non-PEO NEOs is correlated with the Company’s TSR for each of the years set forth in the table above. This is due primarily to the Company’s use of equity awards in the long-term incentive compensation plan, which results in the alignment of the value of our executives’ outstanding and unvested awards with shareholders’ interests. As described in detail in the Compensation Discussion and Analysis beginning on page 23, awards issued under our long-term incentive compensation program are directly linked to stock price and represent a substantial portion of our NEOs’ compensation which serves to align our executives’ interests with our shareholders’ interests. Textron’s common stock price increased 59.7%, from $48.33 at the end of the 2020 fiscal year to $77.20 at the end of the 2021 fiscal year, resulting in a substantially greater fair value of outstanding and unvested equity awards and a substantial increase in year-over-year CAP.

From the end of the 2021 fiscal year to the end of the 2022 fiscal year, Textron’s common stock price decreased 8.3% from $77.20 to $70.80 which is reflected in the lower CAP for 2022. Textron’s common stock price then increased 13.6%, from $70.80 at the end of 2022 to $80.42 at the end of fiscal year 2023, resulting again in an increase in year- over-year CAP for 2023. The impact of equity incentive compensation is greater for the PEO’s CAP calculation because the portion of his compensation that is delivered in the form of equity incentives is greater than that portion for the Non-PEO NEOs.

Company’s TSR versus Peer Groups’ TSR

As shown in the chart below, the Company’s cumulative TSR is correlated with the S&P 500 Industrials index cumulative TSR. It is not as closely aligned with the S&P 500 A&D index cumulative TSR. Because Textron is a multi-industry company with businesses in the aerospace and defense industry as well as other industrial manufacturing businesses, both indices are relevant for comparison, although neither is an ideal peer group. Due to consolidation in the A&D industry, that index reflects the results of only eleven companies, including Textron, making each company’s impact arguably outsized, especially the impact of large companies, given that the returns shown are weighted based on market capitalization. Since the S&P 500 Industrials index includes a greater number of companies than the S&P 500 A&D index, using this index for comparison mitigates the effect of companies with outlying performance.

TEXTRON 2024 PROXY STATEMENT     53

CAP versus Net Income

As shown in the chart below, the Company’s net income increased significantly from 2020 to 2021 and also increased in both periods from 2021 to 2022 and 2022 to 2023. This measure is somewhat aligned with the calculated CAP for both the PEO and the Non-PEO NEOs, although, the correlation related to Net Income impact is overshadowed by the impact of changes in the Company’s stock price on CAP primarily due to the Company’s use of equity incentives that are tied directly to stock price, as described above. Notably, the Company does not use Net Income to determine compensation levels or long-term incentive plan payouts.

CAP versus Manufacturing Cash Flow before Pension Contributions

As shown in the chart below, the Company’s Manufacturing Cash Flow before Pension Contributions increased significantly from 2020 to 2021, modestly from 2021 to 2022, and decreased from 2022 to 2023. This measure affects CAP for both the PEO and the Non-PEO NEOs by impacting the extent to which performance share units are earned over the performance periods, however this impact is overshadowed by the impact that changes in the Company’s stock price have on CAP, primarily due to the Company’s use of equity incentives that are tied directly to stock price, as described above.

54      TEXTRON 2024 PROXY STATEMENT

EVALUATION OF RISK IN COMPENSATION PLANS

In addition to the Company’s incentive compensation arrangements applicable to senior executives throughout the enterprise, the Company’s business units maintain incentive compensation plans and programs in which business unit employees below the senior executive level participate (such as sales incentive plans and incentive programs linked to safety and customer service, etc.). Textron’s management reviews these business unit incentive compensation plans and programs as they relate to risk management practices and risk-taking incentives.

TRANSACTIONS WITH RELATED PERSONS

Except as described below, since the beginning of Textron’s 2023 fiscal year, there have been no transactions and there are no currently proposed transactions, in which Textron was or is to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

Both Mr. Donnelly and Mr. Connor are licensed pilots who each own a Citation business jet which they use for both personal and business purposes. Each executive holds their aircraft through a limited liability company (“LLC”) which has entered into an Amended and Restated Hangar License and Services Agreement with the Company related to the sublease by the respective LLCs of a portion of the Company’s leased hangar space and the provision of other services.

These Amended and Restated Hangar License and Services Agreements each provide that the Company will provide certain aircraft maintenance and other services, including pilot services, for the executives’ personal aircraft. Each of Mr. Donnelly and Mr. Connor pays $1,500 per month rent for the hangar space used by his aircraft. The Company pays the difference in cost for the portion of hangar space utilized by Mr. Connor’s aircraft above this monthly payment which amount is included in “All Other Compensation” in the Summary Compensation Table on page 38. Fees for maintenance, pilot services and all other services are set at market rates, and the executives’ LLCs fully reimburse the Company at such market rates. The Company permits the executives’ LLCs to purchase fuel from the Company’s bulk fuel storage facility and at certain other airports at the discounted rates afforded to the Company, and the Company’s Aviation Department facilitates the executives’ personal flights and performs various administrative duties in connection with these aircraft. Both Amended and Restated Hangar License and Services Agreements have been approved by the Nominating and Corporate Governance Committee. During our 2023 fiscal year, Mr. Donnelly’s LLC and Mr. Connor’s LLC paid total costs to Textron under these agreements of $22,705 and $83,391, respectively.

In December 2018, Textron entered into a non-exclusive, non-continuous Aircraft Dry Lease Agreement with Mr. Donnelly’s LLC pursuant to which the Company leases Mr. Donnelly’s aircraft in order to enable the Company to use his aircraft for business flights on an as-needed basis. This arrangement is beneficial to the Company as Mr. Donnelly travels frequently for business, and his aircraft is more economical for many of his flights than the larger business jets operated by the Company’s flight department. In addition, the Dry Lease enables the flight department to have operational control of the aircraft while it is being flown on Textron business flights. The Dry Lease is for a term of one year, automatically renewable for subsequent one-year terms, subject to the parties’ termination rights. The Company pays no lease payment for its use of the aircraft; it is responsible only for costs directly attributable to the Textron business flight, including maintenance reserve payments allocated to the Company’s flights based upon flight hours. In addition, the Company pays rent for hangar space in excess of the amount paid by Mr. Donnelly as described above. The Nominating and Corporate Governance Committee has approved the Aircraft Dry Lease Agreement.

During 2022, pursuant to the terms of the Dry Lease, the Company’s allocation of maintenance reserves for Company business flights on Mr. Donnelly’s aircraft was $15,622 and the Company incurred $32,209 for the incremental cost of hangar space utilized by Mr. Donnelly’s aircraft. In turn, Mr. Donnelly’s LLC and Mr. Connor’s LLC each engaged Textron Aviation’s service centers to perform maintenance work on their aircraft during 2022 for which they were charged an arm’s length price of $86,709 and $49,355, respectively. Mr. Connor also paid $9,095 to FlightSafety Textron Aviation Training LLC, an entity 30% owned by the Company, for recurrent pilot training. This amount represents a 50% discount to the retail price, a discount provided to employees and contractors of certain affiliates of the Company.

Under Textron’s Corporate Governance Guidelines and Policies, all related party transactions are subject to approval by the Nominating and Corporate Governance Committee. Related party transactions are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) where the Company is a participant, in which the aggregate amount involved since the beginning of the Company’s last fiscal year exceeds or is expected to exceed $120,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of any of the foregoing has or will have a direct or

TEXTRON 2024 PROXY STATEMENT     55

indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). In determining whether to approve such a transaction, the committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the committee will not approve any transaction if it determines the transaction to be inconsistent with the interests of the Company and its shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of the end of Textron’s 2023 fiscal year, for all Textron compensation plans previously approved by shareholders. There are no compensation plans not previously approved by shareholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders	7,910,191(1)	54.25(2)	5,252,124(3)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	7,910,191	54.25	5,252,124

(1)	Includes 395,556 unvested shares that may be issued under previously granted RSUs.
(2)	This value reflects the weighted average exercise price of outstanding stock options only.
(3)	Consists of shares remaining available for issuance under the Textron Inc. 2015 Long-Term Incentive Plan (“2015 plan”) that may be issued pursuant to stock options, stock appreciation rights, performance stock, restricted stock, RSUs and other awards, provided that no more than 3,141,635 shares may be issued pursuant to awards other than stock options and stock appreciation rights. Notwithstanding the foregoing, if shareholders approve the proposed Textron Inc. 2024 Long-Term Incentive Plan, it will become effective on April 24, 2024, replacing the 2015 Plan, and these shares will no longer be available for grant.

56      TEXTRON 2024 PROXY STATEMENT

APPROVAL OF THE TEXTRON INC. 2024 LONG-TERM INCENTIVE PLAN

On February 21, 2024, the Board of Directors adopted, subject to shareholder approval, the Textron Inc. 2024 Long-Term Incentive Plan (the “2024 Plan”). Like our previous long-term incentive plans, the purpose of the 2024 Plan is to (a) promote our long-term success and to increase shareholder value by providing participating employees with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its subsidiaries.

Key Data Regarding Equity Compensation at Textron

The Company currently administers its equity compensation programs under the Textron Inc. 2015 Long-Term Incentive Plan (the “2015 Plan”). The Company also has equity awards outstanding under the Textron Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”), however, no new awards may be granted under the 2007 Plan. If the 2024 Plan is approved by shareholders, it will become effective on April 24, 2024, and replace the 2015 Plan, and no further awards would be made thereafter under the 2015 Plan.

The 2024 Plan, if approved, will provide for the issuance of 10,000,000 shares, which as of March 2, 2024 would have represented approximately 5.2% of the Company’s outstanding common equity. The maximum aggregate number of shares that may be issued under the 2024 Plan will be increased by the number of shares subject to awards granted under the 2015 Plan that, after March 2, 2024, cease to be subject to such awards due to cancellation, forfeiture, or expiration of such awards. In addition, the maximum number of shares that may be issued for all purposes under the 2024 Plan will be reduced by one share for every share subject to an award granted under the 2015 Plan after March 2, 2024 and prior to the date the 2024 Plan becomes effective.

The following table sets forth information regarding outstanding equity awards payable in shares under the 2015 Plan, 2007 Plan, and shares available for future equity awards under the 2015 Plan as of March 2, 2024:

Total shares underlying outstanding stock options	7,233,851
Weighted average exercise price of outstanding stock options	$ 60.64
Weighted average remaining contractual life of outstanding stock options	6.42 years
Total share underlying outstanding unvested time-based restricted stock unit awards	324,333
Total shares available for grant*	4,206,773

*Upon shareholder approval of the 2024 Plan, these shares will no longer be available for grant.

Company Considerations in Adopting the 2024 Plan

The Compensation Committee recommended, and the Board approved, the number of shares to be authorized under the 2024 Plan based upon management’s recommendation. In developing such recommendation, management considered various factors, including potential dilution (both overall and on an annual basis), burn rate, overhang and the Company’s historical grant practices. Annual dilution, for this purpose, is measured as the total number of shares subject to equity awards granted in a given year less cancellations and other shares returned to the reserve that year, divided by total common shares outstanding at the end of the year. Annual dilution for our equity compensation program for fiscal 2023 was 0.50%.

The number of shares subject to equity awards that we grant annually is commonly expressed as a percentage of total shares outstanding and referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations and other shares returned to the reserve. We have calculated the burn rate under our equity compensation program for the past three fiscal years, as set forth in the following table:

TEXTRON 2024 PROXY STATEMENT     57

Time Period	Shares Subject to Options/SARs	Shares Subject to Awards Other Than Options/ SARs	Total Granted	Weighted Average Number of Shares Outstanding	Burn Rate (%)
(Shares in thousands)
Fiscal 2023	1,026	125	1,151	199,719	0.58%
Fiscal 2022	1,232	104	1,336	212,809	0.63%
Fiscal 2021	1,489	145	1,634	224,106	0.73%

The three-year average burn rate is 0.65%.

An additional metric that is used to measure the cumulative impact of a company’s equity compensation program is overhang, which is measured as the number of shares subject to equity awards outstanding but not exercised or settled, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year. Our overhang as of March 2, 2024 was 6.1%; if the 2024 Plan is approved, our overhang as of that date would increase to 9.1%.

The Company estimates that the availability of 10,000,000 shares under the 2024 Plan would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for approximately the next seven years. However, there can be no certainty as to the future use of shares under the 2024 Plan, if approved by shareholders, as the Company may grant a different mix of equity awards than in the past, and other factors such as the Company’s stock price may affect the rate at which shares are utilized under the 2024 Plan.

Promotion of Good Corporate Governance Practices

The 2024 Plan has been designed to include a number of provisions that promote best practices by reinforcing the alignment between equity compensation arrangements for eligible employees and shareholders’ interests. These provisions include, but are not limited to, the following:

•	No Below-Market Options. Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date;
•	No Repricing Underwater Options. Unless specifically approved by shareholders, stock options and stock appreciation rights may not be repriced or cancelled and re-granted or exchanged for cash or a new award with a lower (or no) exercise price at a time when the exercise price of an option/stock appreciation right is above the fair market value of a share of common stock, other than in connection with a change in our capitalization;
•	One-Year Minimum Vesting Condition. All stock-based awards under the 2024 Plan shall have a minimum vesting period of at least one year from the grant date of the award, provided that (i) vesting may be accelerated as a result of death, disability, or a change of control and (ii) a maximum of 5% of the shares authorized for issuance under the 2024 Plan may be issued pursuant to awards that do not comply with this minimum vesting requirement;
•	No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of a stock option or stock appreciation right or to satisfy tax withholding obligations in connection with the exercise or settlement of any award, all of the shares covered by a stock-settled Stock Appreciation Right (to the extent exercised) and shares purchased by us in the open market using the proceeds of stock option exercises do not again become available for issuance under future awards;
•	Limitation on Dividends and Dividend Equivalents. No dividends or dividend equivalents shall be paid with respect to (i) options or stock appreciation rights or (ii) any Award that is not yet vested, and dividends or dividend equivalents credited in respect of an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award, and shall be paid or settled at the same time as shares on which they were credited are paid or settled under the Award;
•	No Tax Gross-Ups. The 2024 Plan does not provide for any tax gross-ups;
•	No Automatic Grants. The 2024 Plan does not provide for “reload” grants to participants; and
•	No Evergreen Provision. The 2024 Plan does not include an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.

58      TEXTRON 2024 PROXY STATEMENT

Eligibility under 2024 Plan

Individuals eligible to participant in the 2024 Plan include all of the employees and non-employee directors of the Company or any of its subsidiaries. The Organization and Compensation Committee (the “Committee”) will have the authority to select the participants in the 2024 Plan. At December 30, 2023, we employed approximately 35,000 employees worldwide (all of whom could be eligible for awards under the 2024 Plan, together with our nine non-employee directors). Approximately 600 employees currently are participants in the Company’s long-term incentive compensation program.

Shares Available for Award under 2024 Plan

The number of shares of Textron common stock (“Shares”) remaining available for grant under the 2015 Plan is not sufficient for the next few years of long-term awards. The 2024 Plan authorizes the issuance of a maximum of 10,000,000 Shares, 3,127,000 of which may be issued in connection with full-value awards settled in shares, such as restricted stock, restricted stock units, performance stock, and performance share units. No Shares remaining available for grant from the 2015 Plan will be added to the 2024 Plan, although any Shares that are subject to outstanding awards under the 2015 Plan and cease to be subject to such awards after March 2, 2024 due to cancellation, forfeiture, or expiration of such awards will be added to the totals referred to above (including the number of Shares available for full-value awards, to the extent such Shares were subject to full value awards that were outstanding under the 2015 Plan) and will be available for issuance under the 2024 Plan. Notwithstanding anything to the contrary in the 2024 Plan, the maximum number of Shares that may be issued under the 2024 Plan will be reduced by one share for every share subject to an award granted under the 2015 Plan after March 2, 2024 and prior to the date on which the 2024 Plan becomes effective (and will reduce the number of shares available for full value awards, to the extent such shares were subject to full value awards granted under the 2015 plan after March 2, 2024).

In the case of awards under the 2024 Plan that are denominated and intended to be settled in Shares, but which are forfeited or cancelled or otherwise expire without having been exercised or settled in Shares, or that are settled through issuance of consideration other than Shares (including cash), the corresponding Shares again will be available for issuance under the 2024 Plan.

The closing price of Textron common stock as reported on The New York Stock Exchange on March 1, 2024 was $88.68.

Administration of 2024 Plan

The 2024 Plan will be administered by the Committee, provided that awards to non-employee directors will be administered by the Nominating and Corporate Governance Committee of the Board. The Committee will have the responsibility to select the employee participants in the Plan, grant awards to eligible participants, and determine the terms and conditions of each award, in addition to other broad authority and responsibilities specified in the 2024 Plan. The Committee may delegate some or all of its authority to one or more officers or employees of the Company, except that it may not delegate its authority with respect to awards to executive officers or as to certain types of awards or acts under the 2024 Plan.

Change of Control

The Committee has the authority to determine the effect of a Change of Control (as defined in the 2024 Plan) on vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award, which effect may be specified in the applicable award document or determined at a later time. Generally, unless the applicable award document provides otherwise, if a participant’s employment with the Company and its subsidiaries is terminated involuntarily without Cause (including resignation by the participant for “good reason”) (each, as defined in the applicable award document), within two years after a Change of Control (a) all options and stock appreciation rights will become immediately exercisable, (b) all restrictions applicable to restricted stock and restricted stock units will lapse, (c) the performance goals applicable to performance stock, performance share units and other performance-based awards will be deemed satisfied at target levels, (d) the vesting of all other awards denominated in Shares will be accelerated and (e) any award that became earned or vested as a result of the Change of Control will be paid in full within 30 days after the vesting date.

TEXTRON 2024 PROXY STATEMENT     59

Other Equitable Adjustments

The Committee will determine equitable adjustments to the number and kind of Shares authorized for issuance under the 2024 Plan, the special limits contained in the 2024 Plan, the number of Shares subject to outstanding awards and the exercise price of such awards in the event of a stock split, reverse stock split, stock dividend, recapitalization or other enumerated transaction.

Types of Awards

The 2024 Plan authorizes the grant of stock options, stock appreciation rights, performance stock, restricted stock, restricted stock units, performance share units and other awards. Awards under the 2024 Plan shall provide for a minimum vesting period of at least one year from the grant date of the award, provided that vesting may be accelerated as a result of death, disability, or a change of control, and a maximum of 5% of the Shares authorized for issuance under the 2024 Plan may be issued pursuant to Awards that do not comply with this minimum vesting requirement.

Stock Options and Stock Appreciation Rights

Stock options granted under the 2024 Plan may be nonqualified options or options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, as amended (the “Code”). Except in the case of certain substitute awards, the exercise price of a stock option granted under the 2024 Plan may not be less than the closing price of a Share on the date of grant. Stock options generally shall have a minimum vesting period of one year from the date of grant. No stock option granted under the 2024 Plan may have a term in excess of ten years, and stock options intended to qualify as incentive stock options are subject to additional restrictions and limitations.

A stock appreciation right issued pursuant to the 2024 Plan entitles the holder, upon exercise, to receive the excess of the closing price of a Share on the date of exercise over the grant price per Share. Under the terms of the 2024 Plan, stock appreciation rights may be granted alone or in tandem with stock options and may be settled in Shares, cash or a combination of Shares and cash. Except in the case of certain substitute awards, the per Share grant price of a stock appreciation right granted under the 2024 Plan may not be less than the closing price of a Share on the date of grant. Stock appreciation rights generally shall have a minimum vesting period of one year from the date of grant.

Except as specifically authorized by Textron’s shareholders, and except with respect to adjustments to reflect changes in the Company’s capitalization or the assumption or substitution of previously granted awards held by employees of a company that is acquired by or merges with the Company, at any time when the exercise price of an option or stock appreciation right is above the fair market value of a share, the Company shall not reduce the exercise price of such option or stock appreciation right and shall not exchange such option or stock appreciation right for a new award with a lower (or no) exercise price or for cash.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units represent, respectively, Shares and the right to receive Shares or the cash value thereof, in each case subject to the holder’s continued employment by Textron and other terms and conditions. Under the terms of the 2024 Plan, restricted stock and restricted stock units intended to be settled in Shares generally may not vest earlier than on the first anniversary of grant. Restricted stock units may be settled in Shares, cash or a combination of Shares and cash.

Performance Awards

Performance stock and performance share units represent respectively, Shares, and a right to receive Shares or the cash value thereof, subject to the satisfaction of performance criteria and other terms and conditions. Under the terms of the 2024 Plan, such awards generally may not vest prior to the first anniversary of grant.

The Committee may determine whether the grant, issuance, retention, vesting and/or settlement of any Award (or portion of an Award) under the Plan will be conditioned in whole or in part on the achievement of one or more Performance Targets. A Performance Target may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum level of performance at and above which a maximum payout amount for exemplary performance will occur.

60      TEXTRON 2024 PROXY STATEMENT

Substitute Awards

Substitute Awards are Awards granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by Textron or with which Textron combines pursuant to the terms of an equity compensation plan that was approved by the shareholders of such company or other entity. Substitute Awards do not count against the number of Shares authorized and available for issuance under the 2024 Plan, and the restrictions in the 2024 Plan on repricing stock options and stock appreciation rights, as well as the one-year minimum vesting provisions, do not apply with respect to Substitute Awards.

Non-Employee Director RSU Program

For their service on the Board, each year, as of the date of the Annual Meeting of Shareholders, non-employee directors receive Share-settled restricted stock units (“RSUs”), in an amount established by resolution of the full Board of Directors, subject to the Plan’s limits. The Plan limits the value of Awards (measured as of the date of grant based on the grant date fair value for financial reporting purposes) granted to a non-employee director in any one calendar year to no more than $500,000.

For 2024, each of the non-employee directors will receive RSUs valued at $165,000. The RSUs vest one year from the date of grant unless the director elects to defer settlement of the RSUs until the director’s separation from service on the Board. The RSUs are prorated for directors who serve on the Board for a portion of the year.

Clawback Provision

The 2024 Plan includes provisions implementing the new Recovery Policy described on page 36 which requires the “clawback” of certain incentive-based compensation paid to current and former Executive Officers (as defined in the Plan) if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and such executives would have received less incentive-based compensation under the restated numbers than they actually received.

Dividends

The 2024 Plan permits the payment of dividends and dividend equivalents with respect to awards, except that no dividends or dividend equivalents shall be paid with respect to (i) stock options or stock appreciation rights or (ii) any Award that is not yet vested. Dividends or dividend equivalents credited in respect of an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall be paid or settled at the same time as Shares on which they were credited are paid or settled under the Award.

Amendment and Termination

If approved by shareholders, the 2024 Plan will become effective on April 24, 2024. The Board can amend or terminate the 2024 Plan at any time in any manner, but any such amendment is subject to the approval of the Company’s shareholders to the extent required by law or by any applicable listing standard. In addition, no such amendment or termination may impair the rights of any Participant under his or her award without such Participant’s consent. Unless the 2024 Plan is terminated earlier, no grants may be made under the 2024 Plan after the tenth anniversary of the Effective Date.

New Plan Benefits

A new plan benefits table for the 2024 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2024 Plan if the 2024 Plan was then in effect, as described in the proxy rules, are not provided because all awards made under the 2024 Plan will be made at the Committee’s discretion, or in the case of awards to non-employee directors, by the Board or the Nominating and Corporate Governance Committee of the Board (including the amount of annual RSU awards), in each case, subject to the terms of the 2024 Plan. As of the date of this Proxy Statement, no awards have been granted under the 2024 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2024 Plan are not determinable at this time, except that on April 24, 2024, the date of the Annual Meeting of Shareholders, each non-employee director will receive an award of RSUs valued at $165,000. In addition, please refer to the Summary Compensation Table for Fiscal 2023 in this proxy statement which sets forth certain information regarding awards granted to our NEOs during fiscal 2023.

TEXTRON 2024 PROXY STATEMENT     61

U.S. Federal income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the 2024 Plan generally applicable to us and to participants in the 2024 Plan who are subject to U.S. federal income tax. This summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law. This summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or any state, local or non-U.S. tax consequences.

Nonqualified Stock Options and Stock Appreciation Rights

A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the Shares on the exercise date exceeds the exercise or grant price. In the case of stock options or stock appreciation rights settled in Shares, upon subsequent sale of the acquired Shares, any additional gain or loss will be capital gain or loss, long-term if the Shares have been held for more than one year.

Incentive Stock Options

A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered Shares over the exercise price on the date of exercise generally is included in the participant’s income for alternative minimum tax purposes. If the participant exercises the option and holds the acquired Shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired Shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the Shares have been held for more than one year.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Share Units

A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance shares, or performance share units. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the Shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the Shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for Textron

Textron generally will receive a deduction for any ordinary income recognized by a participant with respect to an award granted under the 2024 Plan. Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to certain “covered employee” in excess of $1 million. It is expected that compensation deductions for any covered employee with respect to awards under the 2024 Plan will be subject to the $1 million annual deduction limitation.

The above summary is intended to serve as an overview of some of the primary components of the 2024 Plan. For additional detail, refer to the copy of the 2024 Plan attached hereto as Appendix A.

The Board of Directors recommends a vote “FOR” approval of the adoption of the Textron Inc. 2024 Long-Term incentive Plan (Item 2 on the proxy card).

62      TEXTRON 2024 PROXY STATEMENT

ADVISORY VOTE TO APPROVE TEXTRON’S EXECUTiVE COMPENSATiON

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, we are providing our shareholders with an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This vote is advisory only, and it is not binding on Textron or on our Board of Directors. Although the vote is non-binding, the Organization and Compensation Committee (the “Committee”) and the Board will carefully consider the outcome of the vote when making future compensation decisions.

Textron’s compensation philosophy is to establish target total pay with reference to a talent peer group and to tie a substantial portion of our executives’ compensation to performance against objective business goals and stock price performance. This approach helps us to recruit and retain talented executives, incentivizes our executives to achieve desired business goals and aligns their interests with the interests of our shareholders. For a full discussion of our executive compensation programs and 2023 compensation decisions made by the Committee, see “Compensation Discussion and Analysis” beginning on page 23.

Textron’s Board of Directors believes that the Company’s executive compensation program works to align management’s interests with those of our shareholders to support long-term value creation. Accordingly, Textron shareholders are being asked to vote “FOR” the following advisory resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the Company’s compensation of its named executive officers, as disclosed in the Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables regarding named executive officer compensation, together with the accompanying narrative disclosure.”

The next say-on-pay advisory vote will be held at the 2025 Annual Meeting of Shareholders.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the Company’s executive compensation (Item 3 on the proxy card).

TEXTRON 2024 PROXY STATEMENT     63

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Textron’s financial statements. The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2024. Ernst & Young LLP or its predecessors have served as the independent registered public accounting firm for the Company for over twenty-five years. In addition to ensuring the regular rotation of the lead audit partner as required by law, the Audit Committee is involved in the selection of, and reviews and evaluates, the lead audit partner.

The Audit Committee and the Board believe that the appointment of the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2024 is in the best interests of the Company and its shareholders and propose and recommend that the shareholders ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for 2024.

Although ratification is not required by our By-Laws or otherwise, the Audit Committee is submitting the selection of Ernst & Young LLP to shareholders as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. A representative or representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

FEES TO INDEPENDENT AUDITORS

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Forms 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2022 and 2023 and fees billed for audit-related services, tax services and all other services rendered by Ernst & Young LLP in 2022 and 2023.

Fee Type	2022	2023

	($ in thousands)
Audit Fees	$10,071	$10,660
Audit-Related Fees(1)	675	1,400
Tax Fees(2)	241	430
All Other Fees	0	0
Total Fees	$10,987	$12,490

(1)	Audit-related fees include fees for employee benefit plan audits, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.
(2)	Tax fees include fees for tax services relating to consultations and compliance.

Under the Audit and Non-Audit Services Pre-Approval Policy approved by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre- approval authority to management.

All audit-related services, tax services and other services for 2023 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote “FOR” ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 4 on the proxy card).

64      TEXTRON 2024 PROXY STATEMENT

GENERAL iNFORMATiON ABOUT THE ANNUAL MEETiNG

INTERNET AVAiLABiLiTY OF PROXY MATERiALS

As permitted by the rules of the Securities and Exchange Commission, we are making our proxy materials available to shareholders primarily via the Internet, rather than mailing printed copies of these materials to shareholders. On March 7, 2024, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review our proxy materials, including our Proxy Statement and the Annual Report to Shareholders, and vote online.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. Shareholders who requested paper copies of the proxy materials or previously elected to receive our proxy materials electronically did not receive the Notice and will receive the proxy materials in the format requested.

VOTiNG

Shareholders of record may vote via the Internet or by using the toll-free telephone number listed on the proxy card. Please follow the instructions for Internet or telephone voting provided on the proxy card or Notice. Alternatively, if you received paper copies of the proxy materials by mail, you can vote by mail by following the instructions on the proxy card. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker. If you received the proxy materials in paper form from your bank or broker, the materials include a voting instruction form so you can instruct the holder of record on how to vote your shares.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

You also may vote your shares during the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/TXT2024 if you attend the meeting.

SAViNGS PLAN PARTiCiPANTS

If you are a participant in a Textron savings plan with the Textron stock fund as an investment option, when you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan which will be voted only as you direct). All directions will be held in confidence.

CHANGiNG OR REVOKiNG A PROXY

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record, you may change or revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s Secretary, or voting during the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by voting during the Annual Meeting.

REQUiRED VOTE

A quorum is required to conduct business at the meeting. A quorum requires the presence, including by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting

TEXTRON 2024 PROXY STATEMENT     65

instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker is allowed, but not required, to vote your shares for you on certain proposals without your instructions and may elect not to vote on any of the proposals unless you provide voting instructions. If you do not provide voting instructions and the broker elects to vote your shares on some but not all matters, it will result in a “broker non-vote” for the matters on which the broker does not vote. In order to ensure that your shares are voted on all proposals, we encourage you to return your voting instruction form or vote electronically or by telephone as soon as possible, even if you intend to attend the Annual Meeting.

Election of each of the nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of all other matters to be voted on at the meeting requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the matter. Abstentions will have the same effect as votes “against” the proposal. In addition, broker non-votes (when applicable) will have no effect on the outcome of the vote.

COSTS OF PROXY SOLiCiTATiON

Textron pays the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired Alliance Advisors, LLC of Bloomfield, New Jersey, a proxy solicitation organization, to assist in this solicitation process for a fee of $18,000, plus reasonable out-of-pocket expenses.

CONFiDENTiAL VOTiNG POLiCY

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s Secretary. Votes are counted by Broadridge Financial Solutions, Inc. and certified by an independent Inspector of Election.

ATTENDiNG THE MEETiNG

The live audio webcast of the Annual Meeting will begin promptly at 11:00 a.m. Eastern Time. Online access to the audio webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for you to log-in and test your device’s audio system. We encourage you to access the meeting in advance of the designated start time.

To be admitted to the Annual Meeting virtually, you will need to log in to www.virtualshareholdermeeting.com/TXT2024 using the 16-digit control number found on the proxy card, voting instruction form, Notice of Internet Availability of Proxy Materials or email, as applicable, sent or made available to shareholders entitled to vote at the Annual Meeting. Shareholders whose shares are held in street name and whose voting instruction form or Notice of Internet Availability does not indicate that their shares may be voted through the www.proxyvote.com website should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulty accessing, or during, the virtual meeting, please call the support team at the toll-free number on the virtual Annual Meeting login page which will be available beginning 15 minutes prior to the meeting.

You can view the Agenda and the Rules of Conduct for the Annual Meeting after you log in to the virtual meeting website at www.virtualshareholdermeeting.com/TXT2024. Shareholders may submit questions related to the Company’s business or governance or related to the items of business set forth on the Agenda beginning 15 minutes prior to, and during, the Annual Meeting at www.virtualshareholdermeeting.com/TXT2024.

66      TEXTRON 2024 PROXY STATEMENT

A webcast playback of the Annual Meeting will be available at www.virtualshareholdermeeting.com/TXT2024 within approximately 24 hours after the completion of the meeting. If any shareholder questions that comply with the Rules of Conduct are submitted but not answered during the meeting, we will post responses to those questions with the Annual Meeting materials on Textron’s website, www.textron.com, under “Investors.”

VOTE IN ONE OF FOUR WAYS:

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	BY MAIL If you received your materials by mail, you can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

BY INTERNET You can vote your shares online at www.proxyvote.com or on the website address set forth on your proxy card or voting instruction form.	BY ATTENDING THE VIRTUAL MEETING Attend the virtual meeting and vote your shares during the meeting at www.virtualshareholdermeeting.com/TXT2024

TEXTRON 2024 PROXY STATEMENT     67

SHAREHOLDER PROPOSAL REGARDiNG iNDEPENDENT BOARD CHAiRMAN

We have been advised that Mr. Kenneth Steiner, of 14 Stoner Ave., 2M, Great Neck, NY 11021-2100, owner of at least 500 shares of common stock, intends to introduce the following resolution at the annual meeting. The shareholder proposal and supporting statement appear as received by us. Following the shareholder proposal is our response.

Proposal — Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Company has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

Although it is a best practice to adopt this proposal soon this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

This proposal topic won 52% support at Boeing and 54% support at Baxter International in 2020. Boeing then adopted this proposal topic.

A lead director is no substitute for an independent board chairman. A lead director cannot call a special shareholder meeting and cannot even call a special meeting of the board. A lead director can delegate most of his lead director duties to others and then simply rubber-stamp it. There is no way shareholders can be sure of what goes on.

A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties.

Textron’s so-called lead director, Mr. Kerry Clark violates the most important attribute of a Lead Director—independence. As director tenure goes up director independence goes down. Mr. Clark has 21-years excessive director tenure at Textron.

Perhaps there should be a rule against a person who has been a CEO and a Chairman at the same time being named as lead director. Lead director Mr. Clark had years in the dual jobs of CEO and Chairman which could lead to his giving the utmost deference to the Textron Chairman/CEO.

Past and present holders of both jobs at the same time would seem to have a special affinity with the one Textron person who now has the 2 most important Textron jobs, Chairman and CEO. This is inconsistent with the oversight role of a lead director.

The lackluster performance of Textron stock is one more reason to vote for this proposal. Textron stock was at $72 in 2018. Now is a good time for a change for the better.

Please vote yes:

Independent Board Chairman—Proposal 4

68      TEXTRON 2024 PROXY STATEMENT

Our Response to the Shareholder Proposal

The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

The Board believes that it is the best interests of Textron and its shareholders for the Board to retain flexibility to determine the most appropriate leadership structure and person to serve as Chairman of the Board at any given time and that our current leadership structure and robust governance practices are effective in ensuring independent oversight of the Company.

Under our Corporate Governance Guidelines and Policies (the “Guidelines”), the Board does not have a fixed policy on whether the roles of Chairman of the Board and CEO should be separate or combined and may, at its discretion, change its current approach. The Guidelines provide that, at least once every two years, the Board reviews whether having the positions of CEO and Chairman combined best serves the interests of Textron and its shareholders. The Board diligently undertakes this regular review and continues to conclude that combining the positions of CEO and Chair is the most effective leadership structure for Textron’s Board and best serves the interest of the Company and its shareholders. As outlined under “The Board of Directors—Leadership Structure” above, the Board has determined that the CEO with his extensive knowledge of the Company’s businesses and fulltime focus on the business affairs of the Company, makes a more effective Chairman than an independent director, especially in a multi-industry Company such as Textron. The Board believes that Mr. Donnelly serving as both Chairman and CEO provides clear leadership and accountability throughout the organization and best ensures alignment between the Board and management.

The Board is confident that the Company’s corporate governance structure, with its strong emphasis on Board independence, ensures effective oversight of the company’s management by independent directors regardless of whether the chairman is independent. All of Textron’s directors other than the CEO are independent under the listing standards of the New York Stock Exchange and the criteria set forth in the Guidelines. In addition, each of the Audit, Nominating and Corporate Governance, and Organization and Compensation Committees is comprised solely of independent directors. The independent members of the Board meet in executive session without management present at each regularly scheduled Board meeting. The independent members of the Board also directly oversee the CEO’s performance, providing performance feedback and direction, formally evaluating him annually, as required by the Guidelines, and determining his compensation.

In addition, Textron’s independent directors designate, from among them, a director to serve as Lead Director. The process for selecting the Lead Director is led by the chair of the Nominating and Corporate Governance committee and involves consideration of the skills and attributes which are desired for the role, such as the candidates’ leadership and communication skills, the length and quality of their service on Textron’s board and knowledge of Textron as well as other relevant experience. The Lead Director generally serves for a three year term and is assigned defined and expansive duties as set forth in the Guidelines and our Amended and Restated By-laws (“By-laws”), including (i) presiding at all meetings of the Board at which the Chairman is not present, including all executive sessions of the independent members of the Board, (ii) serving, when needed, as liaison between the CEO and the independent directors, (iii) identifying, together with the CEO, key strategic direction and operational issues upon which the Board’s annual core agenda is based, (iv) discussing agenda items and time allocated for agenda items with the CEO prior to each Board meeting, (v) determining the type of information to be provided to the directors for each scheduled Board meeting, (vi) convening additional executive sessions of the Board, (vii) determining to meet with Textron shareholders, as appropriate, after consultation with the CEO and General Counsel, and (viii) such other functions as the Board may direct. The Nominating and Corporate Governance Committee evaluates the Lead Director, reassessing on an annual basis the continuing effectiveness of the role of Lead Director and continues to conclude that the role serves Textron well.

The proponent suggests, without explanation, that the long tenure of our current Lead Director, Mr. Clark, leads to diminished independence. Similarly, without any support, the proponent asserts that Mr. Clark’s prior experience serving as both CEO and Chairman “could lead to his giving the utmost deference to” or having “a special affinity with” the Company’s Chairman and CEO. As described above, the independent directors choose the Lead Director in a thoughtful and thorough process which values the extensive knowledge of Textron and its multiple businesses that a longer tenure provides. Moreover, Mr. Clark is independent under applicable SEC and NYSE Requirements and the Guidelines and his tenure and experience, including his breadth of expertise in corporate governance, talent development, change management, marketing and business development, as well as his service on multiple other public company boards throughout much of his career, provides substantial value to both the Board and the Company. Contrary to the theory of the proponent, his tenure and experience give him a broad perspective on the role of a board leader and make him even more cognizant of his duties and the value of director independence as both a member of the Board of Directors and as Lead Director.

TEXTRON 2024 PROXY STATEMENT     69

The Board believes that the decision of whether the roles of Chairman and CEO should be combined is an ongoing responsibility of the Board, and it should retain the flexibility to regularly reevaluate the most appropriate structure. If and when the Board deems it to be in the best interests of the Company and its shareholders, the Board has the ability to change its leadership structure. Adopting a policy which prescribes a particular leadership structure deprives the Board of the ability to exercise its fiduciary duty to determine the appropriate leadership structure from time to time, based upon prevailing circumstances.

The Board of Directors recommends a vote “AGAiNST” this shareholder proposal regarding an independent chairman (Item 5 on the proxy card).

70      TEXTRON 2024 PROXY STATEMENT

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2025 ANNUAL MEETING

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2025 annual meeting of shareholders under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by Textron, at 40 Westminster Street, Providence, Rhode Island 02903, Attention: Executive Vice President, General Counsel and Secretary, on or before November 6, 2024.

Our shareholders have proxy access, which allows a shareholder or group of up to 20 shareholders owning in the aggregate 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors in office or two nominees, whichever is greater, provided the shareholder(s) and nominee(s) satisfy the requirements in Textron’s By-Laws. If a shareholder or group of shareholders wishes to nominate one or more director candidates to be included in the Company’s proxy statement for the 2024 annual meeting, we must receive proper written notice of the nomination not less than 120 or more than 150 days before the anniversary date that the definitive proxy statement was first released to shareholders in connection with the immediately preceding annual meeting, or between the close of business on October 7, 2024 and the close of business on November 6, 2024 for the 2025 annual meeting, and the nomination must otherwise comply with our By-Laws. If the annual meeting is called for a date that is more than 30 days before or after the anniversary date, then the notice must be received no later than the close of business on the 120th day prior to such meeting and no earlier than the close of business on the 150th day prior to such meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later.

If shareholders instead wish to bring other business before the 2025 annual meeting of shareholders or to make any nomination of director candidates other than pursuant to our proxy access By-Law provisions, timely notice must be received by Textron in advance of the meeting. Under Textron’s By-Laws, such notice must be received not less than 90 nor more than 150 days before the anniversary date of the immediately preceding annual meeting of shareholders or between November 25, 2024 and the close of business on January 4, 2025 for the 2025 annual meeting (but if the annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary date, then the notice must be received no later than the close of business on the 90th day before the date of the annual meeting or 10 days after public disclosure of the meeting is first made, whichever occurs later). The notice must include the information required by our By-Laws. In addition to satisfying the deadlines in our advance notice provisions of our By-Laws, a shareholder who intends to solicit proxies in support of nominees submitted under the advance notice By-Laws for our 2025 annual meeting must provide the notice required under Rule 14a-19 to Textron’s Secretary no later than February 23, 2025. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement under Rule 14a-8. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

TEXTRON 2024 PROXY STATEMENT     71

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report, or a Notice of Internet Availability (a “Notice”), as applicable, to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report or a Notice, as applicable, to a shareholder at a shared address to which a single copy was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report or a Notice, now or in the future, should submit their request to the Company by telephone at (401) 457-2288 or by submitting a written request to the Secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903 or by email to irdepartment@textron.com. Beneficial owners sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

E. Robert Lupone

Executive Vice President, General Counsel and Secretary

March 7, 2024

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE OR, IF YOU RECEIVED PRINTED PROXY MATERIALS, FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

72      TEXTRON 2024 PROXY STATEMENT

APPENDiX A: TEXTRON iNC. 2024 LONG-TERM iNCENTiVE PLAN

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase shareholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

After the Effective Date, no further Awards will be granted under the Prior Plan.

2.	DEFiNiTiONS AND RULES OF CONSTRUCTiON

(a)       Definitions. For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Annual Meeting” means the Company’s Annual Meeting of Shareholders.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Share Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in paper, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” shall have the meaning set forth in the applicable Award Document.

“Change of Control” means:

(i)      Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act other than the Company, any “person” who on the Effective Date was a director or officer of the Company, any trustee or other fiduciary holding Common Stock under an employee benefit plan of the Company or a Subsidiary, or any corporation which is owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of the Company, or

(ii)       during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period (or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board, or

(iii)       the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(iv)       the consummation of the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

For the avoidance of doubt, no change in ownership or control of a Subsidiary or business, whether through a sale of stock or assets or merger, consolidation, spin-off or otherwise, shall be a Change of Control hereunder unless the transaction triggers any of (i) through (iv) above with respect to the Company.

TEXTRON 2024 PROXY STATEMENT     A-1

If an Award is subject to Section 409A of the Code, the payment or settlement of the Award shall accelerate upon a Change of Control only if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code. Any adjustment to the Award that does not affect the time or form of payment of an Award that is subject to Section 409A or an Award’s exemption from the requirements of Section 409A (including accelerated vesting or adjustment of the amount of the Award) may occur upon a Change of Control as defined in the Plan, regardless of whether the event also constitutes a change in control under Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Organization and Compensation Committee of the Board, except that, with respect to grants to Non-Employee Directors, “Committee” means the Nominating and Corporate Governance Committee of the Board, and, in each case, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 16(b) of the Exchange Act and the applicable rules of the NYSE; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.125 per share, or such other class of share or other securities as may be applicable under Section 14 of the Plan.

“Company” means Textron Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“Effective Date” means the date on which the Plan is approved by the shareholders of the Company.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fair Market Value” means, with respect to a share of Common Stock, the closing selling price of a share of Common Stock on the relevant date of determination as reported on the composite tape for securities listed on the NYSE, or such national securities exchange as may be designated by the Committee. If there were no sales on the relevant date, the fair market value shall equal the closing share price on the most recent day preceding the relevant date during which a sale occurred.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code.

“Non-Employee Director” means any member of the Board who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Share Unit, or Stock Appreciation Right, granted pursuant to Section 12 of the Plan.

“Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the same meaning as “parent corporation” set forth in Section 424(e) of the Code.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means an Award of Shares, the grant, issuance, retention, vesting and/or settlement of which is based in whole or in part on achievement of Performance Targets, granted pursuant to Section 10(b) of the Plan.

A-2      TEXTRON 2024 PROXY STATEMENT

“Performance Target” means the performance objectives (which may be objective or subjective) established by the Committee in its sole discretion for an Award with respect to a particular Performance Period. A Performance Target may be based on individual performance, performance of the Company (as a whole or with respect to one or more business segments, business units, divisions, departments, regions, functions or other organization units within the Company or its Subsidiaries), and/or other performance criteria established by the Committee. Performance Targets and underlying performance criteria may be stated in absolute or relative terms, and may be established or adjusted to include or exclude any components of any performance measure, including, but not limited to, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, nonrecurring, infrequently occurring or one-time events affecting the Company or its financial statements, the effects of acquisitions or divestitures or other items deemed not reflective of the Company’s core performance, or changes in law or accounting principles.

“Performance Share Unit” means an Award that grants a right to receive Shares or cash in the future based on achievement of Performance Targets, granted pursuant to Section 10(c) of the Plan.

“Plan” means this Textron Inc. 2024 Long-Term Incentive Plan, as set forth herein and amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the Textron Inc. 2015 Long-Term Incentive Plan, as amended from time to time.

“Restricted Stock” means one or more Shares granted pursuant to Section 8(b) of the Plan.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(c) of the Plan.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 14(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest greater than 50% and which the Committee designates as a Subsidiary for purposes of the Plan. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the shareholders of such company or other entity.

“Target Number” means, if applicable, the target number of Shares or cash value established by the Committee and set forth in the applicable Award Document.

(b)          Rules of Construction. Whenever used in the Plan, (i) the masculine pronoun shall be deemed to include the feminine pronoun; (ii) the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise; (iii) the word “include” shall mean “including but not limited to”; (iv) references to a statute or regulation or statutory or regulatory provision shall include the provision (or a successor provision of similar import) as currently in effect, as amended, or as reenacted, and to any regulations and other formal guidance of general applicability issued thereunder; (v) references to a law shall include any statute, regulation, rule, court case, or other requirement established by an exchange or an agency or other governmental authority, and (vi) applicable law shall include any tax law that imposes requirements in order to avoid adverse tax consequences. Unless the text indicates otherwise, references to sections are to sections of the Plan.

TEXTRON 2024 PROXY STATEMENT     A-3

3.	ADMiNiSTRATiON

(a)        Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)      select the Participants from the Eligible Individuals who are employees;

(ii)    grant Awards in accordance with the Plan;

(iii)   determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv)     determine the terms and conditions of each Award, including those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(d), a Change of Control of the Company;

(v)      subject to Sections 6 (Awards in General), 16 (restrictions on amendment and termination) and 17(e) (Section 409A of the Code), amend the terms and conditions of an Award after the granting thereof;

(vi)     specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)   construe and interpret any Award Document delivered under the Plan;

(viii)  make factual determinations in connection with the administration or interpretation of the Plan;

(ix)   adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x)     employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi)     vary the terms of Awards to Participants in non-US jurisdictions to take account of local tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii)    correct any defects, supply any omission or reconcile any ambiguity or inconsistency in any Award Document or the Plan; and

(xiii)  make all other determinations and take any other action desirable or necessary to interpret, construe, administer or implement properly the provisions of the Plan or any Award Document so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of the stock exchange, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Document, provided that no such action shall be taken absent stockholder approval to the extent required under Section 17.

(b)       Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)        Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)        Delegation of Authority. To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof, or to one or more officers or employees of the Company, as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) with respect to Awards granted to or held by Non-Employee Directors or employees who (at the time of any action) are subject to the reporting rules under Section 16(a) of the Exchange Act or (ii) to a person or body to make Awards to themselves or (iii) pursuant to Section 17 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, officer, officers, or employee or employees to whom the Committee delegates authority as permitted by this Section 3(d).

(e)          Liability of Committee. Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Restated Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be

A-4      TEXTRON 2024 PROXY STATEMENT

entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(f)          Action by the Board. Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	ELiGiBiLiTY

(a)          Eligible Individuals. Awards may be granted to employees and Non-Employee Directors of the Company or any of its Subsidiaries; provided, however, that only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options. The Committee shall have the authority to select the Eligible Individuals to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant. Under the Plan, references to “employment” or “employed” include service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b)          Grants to Participants. No obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant shall arise solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. A Participant may be granted more than one Award, and an Eligible Individual may be designated as a Participant for overlapping periods of time.

5.	SHARES SUBJECT TO THE PLAN

(a)          Plan Limit. Subject to adjustment in accordance with Section 14 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be 10,000,000, plus any Shares subject to awards granted under the Prior Plan that after the Effective Date cease to be subject to such awards due to cancellation, forfeiture, or expiration of such awards. Notwithstanding anything to the contrary herein, the maximum number of Shares that may be issued for all purposes under the Plan shall be reduced by one share for every share subject to an award granted under the Prior Plan after March 2, 2024 and prior to the Effective Date. Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. No more than 10,000,000 Shares may be issued pursuant to Incentive Stock Options.

(b)          Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards that are both denominated and intended to be settled in Shares and, for all other awards, by the number of Shares, if any, actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, the following Shares will not be added back to the Plan Limit: (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Option or Stock Appreciation Right or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award, (ii) Shares that are purchased on the open market using the proceeds from exercise of an Option, and (iii) all of the Shares covered by a stock-settled Stock Appreciation Right (to the extent exercised). For purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards that are both denominated and intended to be settled in Shares under the Plan that are forfeited or canceled or otherwise expire for any reason without having been exercised or settled, or that are settled through issuance of consideration other than Shares (including cash), shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

(c)         Special Limits. Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Sections 5(b) and 13 of the Plan, the following special limits shall apply to Shares available for Awards under the Plan:

(i)      the maximum number of Shares that may be issued pursuant to awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Share Units and Other Awards that are payable in Shares granted under the Plan shall equal 3,127,000 Shares in the aggregate, plus any Shares subject to awards of Restricted Stock, Restricted Stock Units,

TEXTRON 2024 PROXY STATEMENT     A-5

Performance Stock, Performance Share Units and Other Awards that are payable in Shares granted under the Prior Plan that after the Effective Date cease to be subject to such awards on account of cancellation, forfeiture, or expiration of such awards.

(ii)     the value of Awards (measured as of the date of grant based on the grant date fair value for financial reporting purposes) granted to a Non-Employee Director in any one calendar year shall not exceed $500,000; and

(iii)    Except with respect to a maximum of five percent (5%) of the aggregate number of Shares authorized for issuance under the Plan, Awards of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Share Units, and any other stock-based Awards shall provide for a minimum vesting period of at least one year from the grant date of the Award; provided that (i) the Committee may permit, or an Award Document may provide for, acceleration of vesting as described in Section 6 or in the event of a Participant’s termination of employment due to death or disability; and (ii) the foregoing limit shall not apply to substitute awards.

(d)          Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).

6.	AWARDS iN GENERAL

(a)         Types of Awards. Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Share Units and Other Awards. Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)         Terms Set Forth in Award Document. The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions consistent with the Plan. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c)         Termination of Employment. The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries (including in connection with a divestiture of a Subsidiary). Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, alter the form of payment, or extend the post-termination exercise period of an outstanding Award. Such provisions may be specified in the applicable Award Document or determined at a subsequent time.

(d)         Change of Control. (i) The Committee shall have full authority to determine the effect, if any, of a Change of Control on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time. Subject to applicable laws, rules and regulations, the Board or the Committee shall, at any time prior to, coincident with, or after the effective time of a Change of Control, take such actions as it may consider appropriate, including: (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; (C) causing the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control; or (D) permitting or requiring Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference, if any, between the highest price paid for a Share in the Change of Control transaction and the exercise price of the Award. If an Award is subject to Section 409A of the Code, the Committee shall have discretion to alter the terms of the Award only to the extent that the alteration would not cause the Award to fail to satisfy the requirements of Section 409A. In addition, except as otherwise specified in an Award Document (or a Participant’s written employment agreement with the Company or any Subsidiary) if a Participant’s employment with the Company and Subsidiaries is terminated involuntarily without Cause, within two years after a Change of Control:

(1)       any and all Options and Stock Appreciation Rights outstanding as of the effective date of the Participant’s termination shall become immediately exercisable;

A-6      TEXTRON 2024 PROXY STATEMENT

(2)       any restrictions imposed on Restricted Stock and Restricted Stock Units outstanding as of the effective date of the Participant’s termination shall lapse;

(3)       the Performance Targets with respect to all Performance Share Units, Performance Stock and other performance-based Awards granted pursuant to Sections 6(g) or 10 outstanding as of the effective date of the Participant’s termination shall be deemed to have been attained at the specified target level of performance;

(4)       all Awards denominated in Shares outstanding as of the effective date of the Participant’s termination shall be immediately vested; and

(5)       any Award that became earned or vested as a result of the Participant’s termination or the Change of Control shall be paid in full within 30 days after the vesting date (unless the payment would constitute an impermissible acceleration under Section 409A of the Code, in which case the payment shall be made on the original distribution date).

To the extent provided under the applicable Award Document, resignation by a Participant for “good reason” (as defined in the Award Document) shall be treated as an involuntary termination of the Participant’s employment without Cause.

(ii)     Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 17 and the requirements of Section 409A of the Code, the Board, upon recommendation of the Committee, may terminate, amend or modify this Section 6(d) at any time and from time to time prior to the approval by the shareholders of the Company of a transaction which would result in a Change of Control (or, if earlier, the occurrence of a Change of Control).

(e)         Dividends and Dividend Equivalents. Participants holding Awards may, if the Committee so determines, be credited with dividends or dividend equivalents in respect of the Shares underlying Awards, in a manner determined by the Committee in its sole discretion. Such dividends or dividend equivalents may be subject to such restrictions as the Committee deems appropriate and the Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including by cash or issuance of Shares, Restricted Stock, Restricted Stock Units or other Awards. Notwithstanding the foregoing, (i) in no event will dividends or dividend equivalents be credited or paid in respect of Options or SARs, (ii) in no event will dividends or dividend equivalents be paid in respect of any Award that is not yet vested and (iii) dividends or dividend equivalents credited in respect of an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award, and shall be paid or settled at the same time as Shares on which they were credited are paid or settled under the Award.

(f)          Rights of a Shareholder. A Participant shall have no rights as a shareholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his or her nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 14.

(g)         Performance-Based Awards. The Committee may determine whether the grant, issuance, retention, vesting and/or settlement of any Award (or portion of an Award) under the Plan will be conditioned in whole or in part on the achievement of one or more Performance Targets. A Performance Target may include a threshold level of performance below which no payout or vesting will occur, target levels of performance at which a full payout or full vesting will occur, and/or a maximum payout amount for exemplary performance.

(h)         Deferrals. No Option or Stock Appreciation Right shall include a right to defer gain upon exercise or any other deferral feature. Deferrals of other Awards shall be subject to provisions of the Award Document or another plan document that satisfies the requirements of Section 409A of the Code.

(i)          Repricing of Options and Stock Appreciation Rights. Notwithstanding any other provision of the Plan, except as may be specifically authorized by the Company’s shareholders, at any time when the exercise price of an Option or Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not reduce the exercise price of such Option or Stock Appreciation Right and shall not exchange such Option or Stock Appreciation Right for a new Award with a lower (or no) exercise price or for cash. The foregoing shall not (i) prevent adjustments pursuant to Section 14 or (ii) apply to grants of Substitute Awards.

(j)         Clawback Provision. This Section 6(j) sets forth the Company’s recovery policy in respect of Erroneously Awarded Compensation (as defined below) and shall be interpreted consistently with the intent to comply with the requirements of Section 303A.14 of NYSE’s Listed Company Manual (the “Listed Company Manual”).

TEXTRON 2024 PROXY STATEMENT     A-7

(i)       Definitions. Unless the context otherwise requires, the following terms have the meanings set forth in the Listed Company Manual, which is as follows:

“Executive Officer” means the Company’s principal executive officer (referred to in the Listed Company Manual as “president”), principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures.

“Incentive-Based Compensation” is any Award that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received” Incentive-Based Compensation is deemed Received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

(ii)        Recovery Policy

It is the policy of the Company that, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Company shall recover reasonably promptly from each Executive Officer the amount, if any, of Incentive-Based Compensation Received by an Executive Officer that exceeds the amount of Incentive- Based Compensation that otherwise would have been Received had it been determined based on the restated amounts (“Erroneously Awarded Compensation”), computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received.

This Recovery Policy applies to all Incentive-Based Compensation Received by a person: (A) after beginning service as an Executive Officer; (B) who served as an Executive Officer at any time during the performance period for that Incentive- Based Compensation; (C) while the Company has a class of securities listed on a national securities exchange or a national securities association; (D) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in this Section 6.1(j) and, if applicable, to any transition period as set forth in Section 303A.14.

(iii)       Additional Rules

(A)	For purposes of this Section 6(j), the Company shall be deemed to be required to prepare an accounting restatement as of the earlier of (I) the date the Board or a committee thereof, or an officer of the Company authorized to take such action if board action is not required, concludes or reasonably should have concluded that a restatement is required or (II) the date a court, regulator, or other legally authorized body directs the Company to prepare a restatement.

(B)	Notwithstanding any other provision of this Section 6(j), the Company shall not be required to recover Erroneously Awarded Compensation to the extent that an exception set forth in Section 303A.14 (c)(1)(iv) of the Listed Company Manual (relating to impracticability by reason of expense to recover, violations of certain laws, or anti-alienation rules for tax-qualified plans) applies.

(C)	The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation.

(D)	The Committee shall maintain documentation related to enforcement of this Recovery Policy in accordance with the requirements of the Listed Company Manual.

(E)	The Company’s recovery obligation under this Section 6(j) shall not be affected by if or when restated financial statements are filed.

A-8      TEXTRON 2024 PROXY STATEMENT

(iv)       Other Policies

In addition to the Recovery Policy set forth above, all Awards under the Plan are subject to all other recovery policies and clawback procedures of the Company, each as in effect and as amended from time to time.

7.	OPTiONS

(a)          General. The Committee, in its discretion, may grant Options to Eligible Individuals and, with respect to Option grants to employees, shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b)          Exercise Price. The exercise price per Share of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price per Share of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and, with respect to Incentive Stock Options, Section 424 of the Code, and may be less than one hundred percent (100%) of the Fair Market Value.

(c)          Term. An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Option.

(d)          Exercise; Payment of Exercise Price. Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.

(e)          Incentive Stock Options. The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price per Share of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price per Share determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of a Share and (ii)  the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code.

8.	RESTRiCTED STOCK AND RESTRiCTED STOCK UNiTS

(a)          Restricted Stock. The Committee, in its discretion, may grant Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

TEXTRON 2024 PROXY STATEMENT     A-9

(b)          Restricted Stock Units. The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares or cash in the amount of the Fair Market Value of the Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Participant shall become entitled to receive at the time prescribed by the applicable Award Document (and subject to such additional conditions, if any, as prescribed herein) Shares or, if provided in the Award Document or at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares on the vesting date.

9.	STOCK APPRECiATiON RiGHTS

(a)          General. The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right specified in the applicable Award Document. The grant price per share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall the grant price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the grant price of a Substitute Award granted as a Stock Appreciation Rights shall be in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, or a combination of cash and Shares having an aggregate Fair Market Value as of the date of exercise equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right. The term of a Stock Appreciation Right settled in Shares shall not exceed ten (10) years.

(b)          Stock Appreciation Rights in Tandem with Options. A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as covered by the Option (or such lesser number of Shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable and shall have the same term as the related Option. The grant price of a Stock Appreciation Right granted in tandem with an Option shall equal the per-share exercise price of the Option to which it relates. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

10.	PERFORMANCE STOCK AND PERFORMANCE SHARE UNiTS

(a)          Performance Stock. The Committee may grant Performance Stock to Eligible Individuals. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b)        Performance Share Units. The Committee, in its discretion, may grant Performance Share Units to Eligible Individuals. A Performance Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Number of Shares or cash based upon the achievement of Performance Targets over the applicable Performance Period. At the sole discretion of the Committee, Performance Share Units shall be settled through the delivery of Shares or cash, or a combination of Shares and cash.

A-10      TEXTRON 2024 PROXY STATEMENT

11.	NON-EMPLOYEE DiRECTOR AWARDS

(a)          Annual Grant of RSUs to Non-Employee Directors. On December 3, 2019, the Board approved a program (the “Program”) under the Prior Plan for annual grants of Restricted Stock Units to Non-Employee Directors which Program will continue in effect and be implemented under this Plan. Pursuant to the Program, as of the date of the Annual Meeting for each year beginning after the Effective Date, each Non-Employee Director (each an “Eligible Director”) shall be granted Restricted Stock Units (the “Program RSUs”). The number of Program RSUs to be granted shall be established by resolution of the full Board from time to time, subject to the Plan’s limits. The terms of each Eligible Director’s Program RSUs shall be set forth in an Award Document.

(b)         Off-Cycle Appointment. If an individual become an Eligible Director on a date other than the date of an Annual Meeting, such Eligible Director shall be granted a pro rata number of Program RSUs for the Eligible Director’s service until the next Annual Meeting.

(c)         Vesting and Forfeiture of Unvested Program RSUs. The vesting date for each Program RSU granted at an Annual Meeting shall be the first anniversary of the date of the grant, and the vesting date for each Program RSU granted in respect of an off-cycle appointment shall be the first anniversary of the Annual Meeting immediately preceding the grant date. If an Eligible Director ceases to serve as a director of the Company before the vesting date of his or her Program RSUs, such unvested Program RSUs shall be immediately forfeited, and all rights of the former director with respect to such Program RSUs shall immediately terminate without any payment of consideration therefor; provided that the Program RSUs shall be fully vested if the Eligible Director’s term ends due to death or disability.

(d)          Payment. Unless otherwise provided in an Award Document, Program RSUs shall be settled in Shares as soon as practicable after the applicable vesting date, unless deferred in accordance with subsection (e) below.

(e)          Election to Defer Settlement of Program RSUs. Except as otherwise provided in an applicable Award Document, an Eligible Director may elect to defer settlement of his or her Program RSUs until a date determined by the Company that is within 60 days after the Eligible Director’s “separation from service”. Such deferral election shall be filed with the Company and irrevocable before the first day of the calendar year in which the affected RSUs are granted; provided that, for the year in which an individual first becomes eligible to defer compensation under a deferral arrangement involving the Company or any of its Affiliates, the election deadline shall be extended to the earlier of (i) the 30th day after the individual first becomes an Eligible Director or (ii) the day immediately preceding the grant date. For purposes of the Program, “separation from service” shall have the meaning prescribed by the Textron Inc. Deferred Income Plan for Non-Employee Directors, as amended.

12.	OTHER AWARDS

The Committee shall have the authority to specify the terms and provisions of other forms of equity- or cash-based Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments or settlement in Shares.

13.	CERTAiN RESTRiCTiONS

(a)         Transfers. No Award shall be transferable other than pursuant to a beneficiary designation under Section 13(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration, to a member of the Participant’s family or household or to a trust, partnership, corporation, or similar vehicle the parties in interest in which are limited to the Participant and members of the Participant’s family or household, in each case, with respect to whom such Award or the exercise thereof (as applicable) is covered by an effective registration statement under the Securities Act of 1933 (collectively, the “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)          Award Exercisable Only by Participant. During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 13(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

TEXTRON 2024 PROXY STATEMENT     A-11

(c)          Beneficiary Designation. Subject to restrictions and procedures established by the Company, a Participant may, from time to time, name a beneficiary or beneficiaries to receive any benefit under the Plan in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, including any default designation, and will be effective only when filed by the Participant (in such form or manner as may be prescribed by the Company) and received by the Company. No beneficiary designation shall be effective if received by the Company after the Participant’s death. In the absence of a valid designation by the Participant under the Plan, the Participant’s beneficiary shall be his beneficiary under the Company’s group life insurance plan or, if none, the Participant’s estate. If a beneficiary determined under this paragraph does not survive the Participant, or such designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be determined as if such deceased or disqualified beneficiary were never designated.

14.	RECAPiTALiZATiON OR REORGANiZATiON

(a)          Authority of the Company and Shareholders. The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)          Change in Capitalization. Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted as determined by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted as determined by the Committee in order to preserve the benefits or potential benefits intended to be made available to Participants. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

15.	TERM OF THE PLAN

Unless earlier terminated pursuant to Section 17, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date, and no Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan was adopted by the Board.

16.	EFFECTiVE DATE

The Plan shall become effective on the Effective Date.

17.	AMENDMENT AND TERMiNATiON

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension shall (a) be effective without the approval of the shareholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NYSE, or (b) materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have

A-12      TEXTRON 2024 PROXY STATEMENT

broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (i) to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) to take into account unusual or nonrecurring events or market conditions (including the events described in Section 14(b)), or (iii) to take into account significant acquisitions or dispositions of assets or other property by the Company. To the extent permitted by applicable law, the Board may (I) make a non-exclusive written delegation of its authority to amend the Plan to the Committee or to one or more officers of the Company and (II) authorize the Committee or delegated officers to make a further delegation of their authority to amend the Plan.

18.	MiSCELLANEOUS

(a)         Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by the Company withholding Shares that would otherwise be received by such individual or repurchasing Shares that were issued to the Participant to satisfy the (i) minimum statutory withholding rates within the United States, or (ii) in accordance with local tax jurisdictions outside the United States, as applicable, for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments. Regardless of the amount withheld or reported, the Participant or beneficiary shall be solely responsible for all taxes in respect of Awards (including taxes on imputed income), except the employer’s share of employment taxes.

(b)          No Right to Awards or Employment. No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ or other service of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment or other service of such Eligible Individual at any time. No Award shall constitute salary or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)          Securities Law Restrictions. An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such Shares (i) has been registered under the Securities Act of 1933, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)          Section 409A of the Code. The Plan is intended, and shall be interpreted, to provide compensation that is exempt from Section 409A, or that complies with the applicable requirements of Section 409A. If any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without the consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

TEXTRON 2024 PROXY STATEMENT     A-13

(e)          Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or reside outside of the United States or to persons who are domiciled or reside in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(f)           Satisfaction of Obligations. Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including any tax obligations or obligations under a currency facility established in connection with the Plan.

(g)          No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(h)          Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated to, authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(i)           Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(j)           Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

(k)          Award Document. In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(l)           Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(m)        Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(n)        Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(o)         Governing Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law provisions that might otherwise point to a different jurisdiction.

(p)          Compliance with Individual Tax Requirements. The Company does not warrant that the Plan will comply with Section 409A or any other provision of the Code with respect to any Participant or with respect to any payment. In no event shall the Company; any Subsidiary; any director, officer, or employee of the Company or a Subsidiary; or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code or any other requirements of applicable tax laws.

A-14      TEXTRON 2024 PROXY STATEMENT

Corporate Information

Corporate Headquarters

Textron Inc.

40 Westminster Street

Providence, RI 02903

(401) 421-2800

www.textron.com

Annual Meeting

Textron’s Annual Meeting of Shareholders will be held on Wednesday,
April 24, 2024, at 11 a.m.
virtually via a live audio webcast at
www.virtualshareholdermeeting.com/TXT2024.

Transfer Agent, Registrar and Dividend Paying Agent

For shareholder services such as change of address, lost certificates or dividend checks, change in registered ownership or the Dividend
Reinvestment Plan, write or call:

Equiniti Trust Company, LLC (“EQ”)

48 Wall Street, Floor 23

New York, NY 10005

phone: 1(800) 937-5449

email: HelpAST@equiniti.com

Stock Exchange Information

(Symbol: TXT)

Textron common stock is listed on the New York Stock Exchange.

Investor Relations
Textron Inc.
Investor Relations

40 Westminster Street

Providence, RI 02903

Email address:
irdepartment@textron.com

Investor Relations phone line:
(401) 457-2288

News media phone line:
(401) 457-2362

For more information, visit our website at www.textron.com.

Company Publications and General Information

To receive a copy of Textron’s Forms 10-K and 10-Q, Proxy Statement or Annual Report without charge, visit our website at www.textron.com or send a written request to Textron Investor Relations at the street or email address listed above. For the most recent company news and earnings press releases, visit our website at www.textron.com.

Textron is an Equal Opportunity Employer.

Textron Board of Directors

To contact the Textron Board of Directors or to report concerns or complaints about accounting, internal accounting controls or auditing matters, you may write to Board of Directors, Textron Inc., 40 Westminster Street, Providence, RI 02903; call (866) 698-6655; or send an email to textrondirectors@textron.com.

DENVER POLICE

40 Westminster Street, Providence, RI 02903

(401) 421-2800

72 TEXTRON 2024 PROXY STATEMENT

www.textron.com

© 2024 Textron Inc.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TEXTRON INC. V29808-Z86977-P05733 For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain TEXTRON INC. 40 WESTMINSTER STREET PROVIDENCE, RI 02903 1d. Scott C. Donnelly 1e. Michael X. Garrett 1b. Kathleen M. Bader 1a. Richard F. Ambrose 1c. R. Kerry Clark 1i. James L. Ziemer 1f. Deborah Lee James 1g. Thomas A. Kennedy 1j. Maria T. Zuber 1h. Lionel L. Nowell III 1. Election of Directors The Board of Directors recommends you vote "FOR" the following nominees: Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person. The Board of Directors recommends you vote "FOR" Proposal 2. The Board of Directors recommends you vote "FOR" Proposal 4. The Board of Directors recommends you vote "FOR" Proposal 3. The Board of Directors recommends you vote "AGAINST" Proposal 5. 2. Approval of the Textron Inc. 2024 Long-Term Incentive Plan. 3. Approval of the advisory (non-binding) resolution to approve executive compensation. 4. Ratification of appointment of independent registered public accounting firm. 5. Shareholder Proposal regarding independent board chairman. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand, and follow the instructions to cast your vote. During The Meeting - Go to www.virtualshareholdermeeting.com/TXT2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SAVING PLAN SHARES Voting instructions for shares in the Textron savings plans, whether voted by Internet, phone or mail, must be received by 11:59 P.M. Eastern Time on April 21, 2024. SCAN TO VIEW MATERIALS & VOTE w

V29809-Z86977-P05733 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2024 The Company's Proxy Statement for the 2024 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 30, 2023, including the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2023, are available at www.proxyvote.com. ANNUAL MEETING OF SHAREHOLDERS OF TEXTRON INC. Wednesday, April 24, 2024, 11:00 a.m. EDT TEXTRON INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders April 24, 2024 The undersigned hereby appoint(s) Scott C. Donnelly, Frank T. Connor and E. Robert Lupone, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the Annual Meeting of its shareholders to be held virtually at www.virtualshareholdermeeting.com/TXT2024 on Wednesday, April 24, 2024, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, online or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement. All voting instructions for shares in the Textron savings plans, whether voted by mail, telephone or Internet, must be received by 11:59 p.m. Eastern Time on April 21, 2024, so that the trustees of the plans (who vote the shares on behalf of participants in the plans) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the nominees listed herein, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5. If the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement. (Continued and to be signed on reverse side)